      As filed with the Securities and Exchange Commission on      , 2000
                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                   DDi CORP.
            (Exact name of registrant as specified in its charter)

        California                   3672                    95-3253877
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial            Identification No.)
   of incorporation or       Classification Code
      organization)                Number)

                 1220 Simon Circle, Anaheim, California 92806
                                (714) 688-7200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                ---------------
           Charles D. Dimick                      Bruce D. McMaster
               Chairman                 President and Chief Executive Officer
               DDi Corp.                              DDi Corp.
           1220 Simon Circle                      1220 Simon Circle
       Anaheim, California 92806              Anaheim, California 92806
            (714) 688-7200                         (714) 688-7200
(Name, address, including zip code, and telephone number, including area code, of agents for service)
                                ---------------
   Copies of all communications, including communications sent to agents for service, should be sent to:
         Alfred O. Rose, Esq.                   Stacy J. Kanter, Esq.
             Ropes & Gray               Skadden, Arps, Slate, Meagher & Flom
        One International Place                          LLP
   Boston, Massachusetts 02110-2624               Four Times Square
            (617) 951-7000                  New York, New York 10036-6572

                                                   (212) 735-3000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                           Proposed Maximum   Proposed Maximum
  Title of Each Class of     Amount to be Offering Price Per Aggregate Offering    Amount of
Securities to be Registered   Registered       Share(1)           Price(1)      Registration Fee
------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........                          $              $150,000,000        $39,600
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these + +securities in any state where the offer or sale is not permitted or legal. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION DATED      , 2000

                                       Shares

                            [DDi LOGO APPEARS HERE]

                                   DDi Corp.

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of common stock is expected to be between
$    and $    per share. We have applied to list our common stock on The Nasdaq
Stock Market's National Market under the symbol "DDIC."

  The underwriters have an option to purchase a maximum of    additional shares
from some of our stockholders to cover over-allotments of shares. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

  Investing in our common stock involves risk. See "Risk Factors" on page 7.

                                            Price  Underwriting
                                              to   Discounts and Proceeds to
                                            Public  Commissions   DDi Corp.
                                            ------ ------------- -----------
Per Share..................................    $         $            $
Total...................................... $         $            $

  Delivery of the shares of common stock will be made on or about      , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston___________________________________ Robertson Stephens

Chase H&Q________________________________________________________Lehman Brothers

                  The date of this prospectus is      , 2000.

Description of cover art: photographs of operations and products surrounding "DDi is a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and electronics manufacturing services providers. DDi targets the fast-growing communications and networking industries, and its customers include Alcatel, Cisco Systems, GEC Marconi, IBM, Intel, Motorola & Nokia. DDi's design and manufacturing expertise and its leading edge process technology provide its customers with the flexibility to shorten product development cycles and reduce their time to market in a marketplace demanding increasingly rapid product introduction."

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    7
Cautionary Note Regarding Forward-
 Looking Statements.................   13
Use of Proceeds.....................   13
The Reclassification................   14
Dividend Policy.....................   15
Capitalization......................   15
Dilution............................   16
Unaudited Pro Forma Consolidated
 Financial Data.....................   17
Selected Consolidated Financial and
 Other Data.........................   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   28

                                    Page
                                    ----
Business...........................  37
Management.........................  45
Certain Relationships and Related
 Transactions......................  56
Principal and Selling
 Stockholders......................  58
Description of Indebtedness........  61
Description of Capital Stock.......  63
Shares Eligible for Future Sale....  66
Underwriting.......................  68
Legal Matters......................  70
Experts............................  70
Changes in Accountants.............  71
Additional Information.............  71
                                    F-1
Index to Financial Statements......

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   The industry statistical data presented in this prospectus, except where otherwise noted, have been compiled from an electronics manufacturing services industry report, "Contract Manufacturing from a Global Perspective, 1999 Update," prepared by Technology Forecasters, Inc., a California-based management consulting firm specializing in the electronics manufacturing industry. Although we have not independently verified the data, we believe that the information provided by Technology Forecasters in this prospectus is reliable. In addition, certain statistical data relating to us presented in this prospectus have been compiled from our internal surveys and schedules, which, while believed by us to be reliable, have not been verified by any independent sources.

   Dynamic Details is a trademark of our subsidiary. We have applied for trademark protection of DDi and the DDi logo.

                     Dealer Prospectus Delivery Obligations

   Until      , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus. As used in this prospectus, "EBITDA" means earnings before income taxes, depreciation, amortization, net interest expense and certain non-cash charges. "Adjusted EBITDA" means EBITDA adjusted to exclude certain items of a non-recurring nature. See note (f) to "Summary Consolidated Historical, Pro Forma and Other Data."

                                   DDi Corp.

  We are a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and electronics manufacturing services providers. We target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design. We offer a suite of value-added, integrated services in support of our customers' new product development, including:

    .  on-campus and in-the-field design of complex printed circuit boards;

    . quick-turn and pre-production fabrication of complex printed circuit boards;

    . time-critical assembly of backpanels, printed circuit boards, card cages and wire harnesses; and

    .  total system assembly and integration.

  Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment such as hubs, routers and switches. The time-critical segment of the electronics manufacturing services, or EMS, industry in which we operate is characterized by high margins, rapid growth and significant customer diversity. Our adjusted EBITDA for the twelve-month period ended September 30, 1999 of $61.1 million represents an adjusted EBITDA margin of 22.4%, which we believe is among the highest in the EMS industry.

  Our design and manufacturing expertise and our leading-edge process technology allow us to provide our customers with a broad array of time-critical services and make us integral to their product development and manufacturing strategies. Our quick-turn services enable our customers to shorten product development cycles and reduce their time to market for new products. We distinguish ourselves from other EMS companies by focusing on direct relationships with research and development personnel at original equipment manufacturers, or OEMs. This focus makes us a strategic partner in our customers' new product initiatives and gives us access to emerging providers of next-generation technology, such as Applied Microsystems, Broadcom, Efficient Networks and Gadzoox. We believe our core strengths in the design, test and launch phases of new electronic product development give us a competitive advantage in providing services to selected industries characterized by rapid product introductions and strong growth.

  We believe the fast-growing communications and networking equipment industries represent large and attractive markets for our electronics manufacturing services. OEMs in these industries are increasingly outsourcing product design and manufacturing to EMS providers, such as ourselves, and are focusing instead on their core strengths, such as product development, sales, marketing and customer service. The EMS industry grew at a compound annual growth rate of 20% from 1993 to 1999, fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. Industry sources forecast that the EMS industry will continue to grow at this rate, with industry revenues projected to be approximately $149 billion in 2003. Communications equipment OEMs are at a relatively early stage of the outsourcing trend. We believe we are well-positioned to capitalize on the combined effect of the growth in the EMS and communications industries both internally and by strategic acquisitions. Our net sales increased from $67.5 million in 1996 to $272.9 million in the twelve months ended September 30, 1999, a compound annual growth rate of 66%.

  Our diverse base of over 1,400 customers includes such large, established OEMs as Alcatel, Cisco Systems, IBM, Intel, Marconi Communications, Motorola and Nokia and such EMS providers as Celestica, Flextronics, Jabil and Solectron. We achieved a net increase of approximately 150 customers in 1999. In the nine months ended September 30, 1999, our ten largest customers, in the aggregate, accounted for approximately 40% of our net sales, and our largest customer accounted for only 8% of net sales. The fast-growing communications and networking equipment industries represented approximately 55% of our net sales during the same period.

                                  Our Strategy

  Our goal is to be the leading provider of time-critical, technologically advanced electronics manufacturing services. To achieve this goal, we will:

  . Continue our focus on the fast-growing communications and networking equipment industries;

  . Capitalize on our strong customer relationships and design expertise to participate in future product introductions and further outsourcing programs;

  . Strengthen our technological leadership in the time-critical segment of the EMS industry and continue to improve quality and delivery times by incorporating emerging technologies and consistently refining our manufacturing processes;

  . Leverage our leadership in quick-turn design and manufacturing services to further expand our assembly operations and other value-added services;

  . Expand our international presence to better serve the needs of customers seeking to outsource their worldwide design and manufacturing activities; and

  . Pursue selected acquisition opportunities, including asset divestitures by OEMs.

                              Recent Developments

  In December 1999, we implemented our plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility. We expect to complete this consolidation and closure by March 31, 2000. We are currently serving the majority of the customers who were serviced by our Colorado facility out of our Texas facility. By combining our Texas and Colorado operations, we are eliminating lower-margin product lines and decreasing our overhead costs, and we expect to gain efficiency through better capacity utilization and streamlined management. If the closure of the Colorado facility had been fully implemented on January 1, 1999, we believe our EBITDA would have increased by approximately $3.6 million for the nine months ended September 30, 1999.

                                ----------------

  We are a California corporation organized in 1978. Prior to the completion of our initial public offering, we plan to reincorporate in Delaware. Our principal executive office is located at 1220 Simon Circle, Anaheim, California 92806 and our telephone number is (714) 688-7200. We maintain a website on the Internet at www.ddiglobal.com. Our website, and the information contained therein, is not a part of this prospectus.

                                  The Offering

Common stock offered......      shares of common stock by DDi Corp.

Over-allotment option.....  Up to     shares of common stock offered by several
                            selling stockholders.

Common stock to be
 outstanding after the
 offering.................
                                shares of common stock. See "The
                            Reclassification." In calculating the number of shares of common stock, we did not include shares issuable upon exercise of stock options outstanding on the date of the offering with a weighted average exercise price of $ . We also did
                            not include     shares of common stock available
                            for future grant under our stock option plans on that date.

Use of proceeds...........  We intend to use the approximately $133.1 million that we estimate we will receive from this offering to repay a portion of our indebtedness. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders if the underwriters exercise their over-allotment option. See "Use of Proceeds."

Proposed Nasdaq National
 Market symbol............
                            DDIC

           Summary Consolidated Historical, Pro Forma and Other Data

  The summary consolidated financial data set forth below is only a summary. You should read it together with "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The consolidated balance sheet data as of September 30, 1999, the consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the pro forma data summarized below are unaudited. The summary unaudited pro forma financial data set forth below give effect to: (1) our 1998 merger with Dynamic Circuits, Inc., or DCI, (2) the reclassification, as described under "The Reclassification," and (3) the consummation of the offering and the application of the net proceeds therefrom, as described under "Use of Proceeds," as if each had occurred on Janaury 1, 1998 in the case of the unaudited pro forma consolidated statements of operations data and as of September 30, 1999 in the case of the unaudited pro forma balance sheet data. The unaudited pro forma consolidated statements of operations do not purport to represent what our results of operations would have been if the foregoing transactions had occurrred as of the date indicated or what such results will be for future periods.

                                                       Nine Months      Pro Forma
                          Year Ended      Pro Forma       Ended        Nine Months
                         December 31,     Year Ended  September 30,       Ended
                         --------------  December 31, --------------  September 30,
                          1997    1998       1998      1998    1999       1999
                         ------  ------  ------------ ------  ------  -------------
                                (in millions, except per share amounts)
Consolidated Statement
 of Operations Data:
Net sales............... $ 78.8  $174.9     $261.5    $115.7  $213.8     $213.8
Cost of goods sold......   38.7   119.6      181.5      74.0   149.8      149.8
                         ------  ------     ------    ------  ------     ------
  Gross profit..........   40.1    55.3       80.0      41.7    64.0       64.0
Operating expenses:
  Sales and marketing...    7.3    12.8       18.1       8.4    16.6       16.6
  General and
   administration.......    2.1     8.4       16.0       4.6    11.2       10.4
  Amortization of
   intangibles..........    --     10.9       23.5       4.3    17.8       17.8
  Stock compensation and
   related bonuses(a)...   31.3     --         --        --      --         --
  Compensation to the
   former CEO ..........    2.1     --         --        --      --         --
  Write-off of acquired
   in-process research
   and development(b)...    --     39.0        --        --      --         --
                         ------  ------     ------    ------  ------     ------
Operating income
 (loss).................   (2.7)  (15.8)      22.4      24.4    18.4       19.2
Interest expense, net...   25.2    37.4       33.5      25.1    35.0       25.0
                         ------  ------     ------    ------  ------     ------
Loss before taxes and
 extraordinary loss       (27.9)  (53.2)     (11.1)     (0.7)  (16.6)      (5.8)
Income tax benefit
 (expense)..............   10.9     3.5       (1.2)      0.3     4.4        0.1
                         ------  ------     ------    ------  ------     ------
Loss before
 extraordinary loss.....  (17.0)  (49.7)     (12.3)     (0.4)  (12.2)      (5.7)
Extraordinary loss......    1.6     2.4        2.4       2.3     --         --
                         ------  ------     ------    ------  ------     ------
Net loss................ $(18.6) $(52.1)    $(14.7)   $ (2.7) $(12.2)    $ (5.7)
                         ======  ======     ======    ======  ======     ======
Pro forma loss per
 common and common
 equivalent shares(c):
  Basic.................                                                 $
                                                                         ======
  Diluted...............                                                 $
                                                                         ======
Pro forma weighted
 average number of
 common and common
 equivalent shares
 outstanding(c):
  Basic.................
                                                                         ======
  Diluted...............
                                                                         ======

                                                         Nine Months       Pro Forma
                            Year Ended      Pro Forma       Ended         Nine Months
                           December 31,     Year Ended  September 30,        Ended
                          ---------------  December 31, ---------------  September 30,
                           1997    1998        1998      1998     1999       1999
                          ------  -------  ------------ -------  ------  -------------
                                               (in millions)
Other Financial Data:
Depreciation............  $  2.6  $   9.2     $13.0     $   5.6  $ 10.7      $10.7
Amortization of deferred
 financing costs........     1.4      1.8       1.8         1.1     1.5        1.5
Capital expenditures....     6.6     18.0      18.0        12.4    14.2       14.2

Supplemental Data(d):
EBITDA(e)...............  $ (0.1) $  43.3     $59.7     $  34.3  $ 46.9      $47.7
Adjusted EBITDA(f)......    33.3     44.1      60.3        34.3    51.3       51.3
Net cash from operating
 activities.............     9.1     16.7       --          6.1    15.2        --
Net cash used in
 investing activities...   (44.9)  (194.8)      --       (184.6)  (14.5)       --
Net cash from (used in)
 financing activities...    41.1    174.9       --        175.4    (2.2)       --

                                                                    As of
                                                                September 30,
                                                                     1999
                                                                ---------------
                                                                          Pro
                                                                Actual   Forma
                                                                -------  ------
                                                                (in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents...................................... $   0.6  $  0.6
Working capital................................................    19.4    21.2
Total assets...................................................   371.5   371.8
Total debt, including current maturities.......................   477.9   351.2
Stockholders' deficit..........................................  (181.8)  (58.0)

--------
(a) Represents the charge for stock compensation and related bonuses recorded for vested stock options under the 1996 stock option plan exchanged in conjunction with the recapitalization.
(b) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(c) Pro forma net loss per share and pro forma weighted average number of common shares outstanding include all outstanding common stock equivalents and have been adjusted to give effect to the reclassification assuming
     that this offering closes on      and that the initial public offering
     price is $   .
(d) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.
(e) "EBITDA" means earnings before income taxes, depreciation, amortization, net interest expense and certain non-cash charges. DCI recorded $0.8 of non-cash charges in 1998 prior to its merger with us, and as a result this amount is included in pro forma EBITDA for the year ended December 31, 1998. EBITDA is presented because we believe it is a widely accepted financial indicator of an entity's ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles.

(f) Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                       Nine Months    Pro Forma
                           Year Ended     Pro Forma       Ended      Nine Months
                          December 31,    Year Ended  September 30,     Ended
                          -------------- December 31, ------------- September 30,
                           1997    1998      1998      1998   1999      1999
                          ------  ------ ------------ ------ ------ -------------
                                              (in millions)
EBITDA..................  $ (0.1) $ 43.3    $59.7     $ 34.3 $ 46.9     $47.7
Former CEO
 compensation(1) .......     2.1     --       --         --     --        --
Management fee(2).......     --      --       --         --     0.8       --
Executive severance(3)..     --      0.8      0.6        --     --        --
Stock compensation and
 bonuses(4).............    31.3     --       --         --     --        --
Colorado operations
 consolidation(5).......     --      --       --         --     3.6       3.6
                          ------  ------    -----     ------ ------     -----
Adjusted EBITDA.........  $ 33.3  $ 44.1    $60.3     $ 34.3 $ 51.3     $51.3
                          ======  ======    =====     ====== ======     =====

  --------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in connection with the recapitalization.
  (2) Reflects elimination of the Bain management fee incurred under our Bain Capital management agreement, which will be terminated in connection with the offering. The management fee has been added to pro forma EBITDA for the nine months ended September 30, 1999.
  (3) Reflects one-time severance payments to two executives of the Company who were terminated as a result of redundancies created by the DCI merger. The severance costs of $0.2 for a former DCI executive are included in pro forma EBITDA in the year ended December 31, 1998, the remaining $0.6 is included in adjusted EBITDA.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options under the 1996 Stock Option Plan exchanged in conjunction with the recapitalization.
  (5) We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in the first nine months of 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility, and we expect to retain a substantial portion of the revenue stream that we have historically serviced from our Colorado facility. The capacity of the Texas facility would have been sufficient to service this portion of the revenue stream in 1999. Our adjusted pro forma EBITDA for the nine months ended September 30, 1999 (a) does not include $7.0 of one-time charges expected to be incurred in the fourth quarter of 1999 in connection with closing this facility (consisting of $4.5 for severance and exit costs and $2.5 of costs related to the disposition of net property, plant and equipment) and (b) does include $3.6 of adjustments to show our estimate of the recurring effect of closing this facility. Based on our customer-by-customer analysis, we believe that we will retain approximately 75% of our Colorado facility's net sales. The $3.6 adjustment reflects the additional EBITDA that we would have expected to achieve during the first nine months of 1999 if we had serviced this revenue stream in our Texas facility with our Texas facility's cost structure. Based on those assumptions, (i) our Colorado net sales would have decreased from $22.6 to $17.0, (ii) the cost of goods sold related to those sales would have decreased from $23.6 (the actual cost of goods sold of our Colorado facility) to $14.9 (the product of $17.0 and the cost of goods sold ratio achieved in our Texas facility), (iii) the operating expenses associated with those sales would have decreased from $2.6 to $1.5 (the product of $17.0 and the operating expense ratio achieved in our Texas facility), and (iv) depreciation and amortization (which are included in operating expenses and cost of goods sold) would have decreased by $0.6. As a result, operating income and EBITDA associated with those sales would have increased by $4.2 and $3.6, respectively. There can be no assurance that our actual results would have been, or that our future results will be, consistent with the foregoing assumptions.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks and uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                  Risks Relating to Our Business and Industry

A downturn in the communications or networking equipment industries would likely negatively impact our revenues.

   A majority of our customers are in the communications and networking equipment industries, which are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the communications or networking equipment industries would likely have a material adverse effect on our business, financial condition and results of operations.

If we are unable to respond to rapidly changing technology and process development, we may not be able to compete effectively.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for products and services requiring more advanced technology on a quicker turnaround basis. In addition, the EMS industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. There can be no assurance that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. There can be no assurance that capital will be available for these purposes in the future or that investments in new technologies will result in commercially viable technological processes.

We expect to use the net proceeds of this offering to repay indebtedness and, as a result, we may be unable to meet our future capital and liquidity requirements.

   We expect to use all of the net proceeds of this offering to repay indebtedness. As a result, a limited amount of resources will be available to fund future operations. We expect that our principal sources of funds following this offering will be cash generated from operating activities and borrowings under the senior credit facility of our operating subsidiary, Dynamic Details, Incorporated. The Dynamic Details senior credit facility contains restrictions on our ability to borrow additional funds. See "Description of Indebtedness-- Dynamic Details Senior Credit Facility." No assurance can be given that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, as well as to provide funds for our working capital, capital expenditures and other needs. We may require additional equity or debt financing to meet our working capital requirements, to fund our research and development efforts or to finance acquisitions. There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us. In addition, we may be required to use proceeds from debt and equity financings to repay a portion of our debt.

We may experience variability in our operating results, which could negatively impact our revenues and the price of our common stock.

   Our operating results have fluctuated in the past and may vary significantly depending on various factors, many of which are beyond our control. These factors include:

  . variations in the timing and volume of customer orders relative to our capacity;

  .  customer introduction and market acceptance of new products;

  .  the timing of our expenditures in anticipation of future sales;

  .  our effectiveness in managing manufacturing processes;

  . changes in competitive and economic conditions generally or in the electronics industry;

  . the timing of, and the price we pay for, acquisitions and related integration costs; and

  . the impact of any accounting issues arising in connection with past or future mergers or acquisitions, including the amortization or write-off of goodwill.

   Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Because a significant portion of our operating expenses are fixed, even a small shortfall can have a disproportionate effect on our results. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to decline.

Inaccuracies in forecasting our supply needs could negatively impact our results of operations.

   A substantial portion of our net sales are derived from quick-turn services for which we provide both the materials and the manufacturing services. As a result, we often bear the risk of fluctuations in the cost of materials, scrap and excess inventory, which can affect our gross profit margins. We are required to forecast our future inventory needs based upon the anticipated demands of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials, either of which could negatively affect production schedules and margins.

Our industry is intensely competitive, and we may not be successful if we cannot compete effectively.

   The EMS industry is highly fragmented and characterized by intense competition. Our principal competitors include other independent, small private companies as well as integrated subsidiaries of more broadly-based volume producers. Some of our principal competitors are less leveraged than we and may have greater financial and operating flexibility. Our basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market. To the extent our services do not provide timing or technological advantages over those offered by our competitors, we are likely to experience increased price competition or loss of market share with respect to those services. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

We may not become profitable.

   We have experienced net losses during each of the last two years. We may not be profitable in future periods. If we are not profitable, the market price of our common stock may be adversely affected.

Our substantial indebtedness could adversely affect our financial health and severely limit our ability to plan for or respond to changes in our business.

   We are highly leveraged. As of September 30, 1999, on a pro forma basis giving effect to the use of proceeds from this offering to repay some of our debt, our total debt would have been $351.2 million, our ratio of total debt to total capitalization would have been 1.2 to 1 and we would have had approximately $41.5 million available under the Dynamic Details senior credit facility for future borrowings, subject to covenant compliance. In addition, subject to the restrictions under our various debt agreements, we may incur additional indebtedness in an unrestricted amount from time to time to finance acquisitions or capital expenditures or for other purposes.

   As a result of our level of debt:

  .  our vulnerability to adverse general economic conditions is heightened;

  . we will be required to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

  . we are and will continue to be limited by financial and other restrictive covenants in the Dynamic Details senior credit facility in our ability to borrow additional funds;

  . our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

  . we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

  . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

   There can be no assurance that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities.

The terms of our indebtedness agreements impose significant restrictions on our ability to operate.

   The terms of our indebtedness restrict, among other things, the ability of certain of our subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. We are also required to maintain specified financial ratios and satisfy certain financial condition tests, which further restrict our ability to operate as we choose. See "Description of Indebtedness."

We have experienced recent significant growth in a short period of time and may have trouble integrating acquired businesses and managing our expansion.

   Since December 1997, we have consummated a merger and an acquisition. Mergers and acquisitions involve numerous risks, including the following:

  . difficulty in integrating operations, technologies, systems, and products and services of acquired companies;

  .  diversion of management's attention and disruption of operations;

  .  increased expenses and working capital requirements;

  . entering markets in which we have no or limited prior experience and where competitors in such markets have stronger market positions;

  .  potential loss of key employees and customers of acquired companies; and

  .  financial risks, such as:

    -- potential liabilities of the acquired businesses;

    -- the dilutive effect of the issuance of additional equity securities;

    -- the incurrence of additional debt;

    -- the financial impact of transaction expenses and the amortization of goodwill and other intangible assets involved in any transactions that are accounted for using the purchase method of accounting; and

    -- possible adverse tax and accounting effects.

   We have a limited history of owning and operating our businesses on a consolidated basis. There can be no assurance that we will be able to meet performance expectations or successfully integrate our acquired businesses on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources. Our rapid growth has placed and will continue to place a significant strain on management, our financial resources, and on our information, operating and financial systems. If we are unable to manage this growth effectively, our operating results and financial condition may be adversely affected.

Our acquisition strategy may not succeed.

   As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions of other companies, assets or product lines that complement or expand our existing business. Competition for attractive companies in our industry is substantial. We cannot assure you that we will be able to identify suitable acquisition candidates or to finance and complete transactions that we select. In addition, our existing credit facilities restrict our ability to acquire the assets or business of other companies. Our failure to execute our acquisition strategy may have a material adverse effect on our operating results and financial condition.

We may be unable to protect our unpatented proprietary techniques.

   Our success depends in part on proprietary technology and manufacturing techniques. We have no patents for these proprietary techniques and rely primarily on trade secret protection. Litigation may be necessary to protect our technology and determine the validity and scope of the proprietary rights of our competitors. Intellectual property litigation could result in substantial costs and diversion of management and other resources. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all.

The loss of significant customers would adversely affect our business operations.

   Although we have a large number of customers, net sales to our largest customer accounted for approximately 8% of our net sales during the nine months ended September 30, 1999. Net sales to our ten largest customers accounted for approximately 40% of our net sales during the same period. We may depend upon a core group of customers for a material percentage of our net sales in the future. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. There can be no assurance that significant customers will order services from us in the future or that they will not reduce or delay the amount of services ordered from us. Any reduction or delay in orders could have a material adverse effect on our business, financial condition and results of operations. In addition, we generate significant accounts receivable in connection with providing services to our customers. Our operating results and financial condition could be adversely affected if one or more of our significant customers were to become insolvent or otherwise were unable to pay for the services provided by us.

If the assumptions we made about the consolidation of our Colorado operations into our Texas facility are inaccurate, our adjusted EBITDA and our future results would be adversely affected.

   In calculating our adjusted EBITDA for the nine months ended September 30, 1999, we made several assumptions regarding the benefits of consolidating our Colorado operations into our Texas facility. If our assumptions underlying this adjustment are inaccurate, our adjusted EBITDA for the nine months ended September 30, 1999 would be lower than the amount we have presented. Additionally, if we are unable to maintain our current cost structure in the Texas facility, or if we are unable to continue to serve our former Colorado customers out of our Texas facility, or if we do not achieve the gains in efficiency we expect to achieve from this consolidation, our future results would be negatively affected.

Our business will suffer if we are unable to attract and retain key personnel and skilled employees.

   We depend on the services of our senior executives, including Charles D. Dimick, our Chairman, and Bruce D. McMaster, our President and Chief Executive Officer. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly engineering and sales personnel. Recruiting personnel in our industry is highly competitive. In addition, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition. Although we have entered into employment agreements with certain of our executive officers, there can be no assurance that we will be able to retain our executive officers and key personnel or attract additional qualified management in the future. Mr. Dimick's and Mr. McMaster's employment agreements expire in July 2001 and October 2000, respectively.

Risks particular to our international operations could adversely affect our overall results.

  We are expanding into new foreign markets. Entry into foreign markets may require considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, operations in a new foreign market may operate at low margins or may be unprofitable.

  Our international operations are subject to inherent risks, including:

  .  fluctuations in the value of currencies and levels of inflation;

  . longer payment cycles and greater difficulty in collecting accounts receivable;

  . unexpected changes in and the burdens and costs of compliance with a variety of foreign laws;

  .  greater risk of political and economic instability;

  .  increases in duties and taxation;

  . inability to utilize net operating losses incurred by our foreign operations to reduce our U.S. income taxes;

  . imposition of restrictions on currency conversion or the transfer of funds; and

  .  trade restrictions.

We are subject to a variety of environmental laws which expose us to potential financial liability.

  Our operations are regulated under a number of federal, state, local and foreign environmental and safety laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for us because we use hazardous materials in our manufacturing process. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated, even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of its effluent discharge permits. Any such revocations could require us to cease or limit production at one or more of its facilities, thereby having a material adverse effect on our operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on us, our financial condition and our results of operations.

Investment funds affiliated with Bain Capital, Inc. will continue to have significant influence over our business after this offering, and could delay, deter or prevent a change of control or other business combination.

  Upon completion of this offering, investment funds affiliated with Bain Capital, Inc. will hold approximately % of our outstanding common stock on a fully diluted basis. If the underwriters' over-allotment is exercised in full, these funds will hold approximately % of our outstanding common stock on a fully diluted basis. In addition, four of the eleven directors who will serve on our board following this offering will be representatives of Bain Capital, Inc. By virtue of such stock ownership and board representation, Bain Capital, Inc. will continue to have a significant influence over all matters submitted to our stockholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

Provisions in our charter documents and state law may make it harder for others to obtain control of us even though some stockholders might consider such a development favorable.

  Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer. See "Description of Capital Stock."

                         Risks Related to this Offering

There may not be an active market for our common stock, making it difficult to sell the stock you purchase.

  Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained after the offering. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that the price of our common stock available in the public market will reflect our actual financial performance.

Our stock price could be volatile and could drop unexpectedly following this offering.

  Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This type of market volatility could depress the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts or investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

Shares eligible for public sale after this offering could adversely affect our stock price.

  The market price of our common stock could decline as a result of sales by our existing stockholders of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See "Shares Eligible For Future Sale." In addition, some existing stockholders have the right to require us to register their shares. See "Description of Capital Stock."

The initial public offering price is significantly higher than the book value of our common stock and you will experience immediate and substantial dilution in the value of your investment.

  The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. See "Dilution."

We do not expect to pay dividends.

  We are a holding company with no business operations, and our only significant asset is the outstanding capital stock of our subsidiaries. As we intend to use substantially all the net proceeds from this offering to repay indebtedness, we will rely on payments from our subsidiaries to pay cash dividends on our common stock. However, we expect our subsidiaries to retain substantially all of their earnings and cash flow to meet their own obligations and to use in their operations. As a result, and because some of our subsidiaries are prohibited by terms in their debt instruments from making payments to us, it is unlikely that we will be able to make dividend payments in the near future. Even if we decided to pay a dividend on or make a distribution in respect of our common stock, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay a dividend or distribute funds to us or that applicable state law and contractual restrictions, including restrictions in the debt instruments of our subsidiaries, will permit such dividends or distributions. See "Dividend Policy."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  We make forward-looking statements throughout this prospectus. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section caption "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual result to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus could have an adverse effect on our business, results of operations and financial position.

  You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements after the date of this prospectus, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of    shares of common stock
in this offering will be approximately $133.1 million, assuming an initial
public offering price of $   per share, the midpoint of the range set forth on
the cover page of this prospectus. We will not receive any proceeds from the
sale of the    shares being offered by the selling stockholders if the
underwriters exercise their option to purchase these shares to cover over-allotments. We intend to use:

  . approximately $42.1 million of the net proceeds to redeem all of the senior discount notes issued by our subsidiary, DDi Intermediate Holdings Corp., and to pay any associated redemption premiums and accrued and unpaid interest thereon;

  . approximately $33.9 million of the net proceeds to redeem a portion of the senior discount notes issued by our subsidiary, DDi Capital Corp., and to pay associated redemption premiums and accrued and unpaid interest thereon; and

  . approximately $57.1 million of the net proceeds to reduce the indebtedness of our subsidiary, Dynamic Details, Incorporated, under its senior credit facility.

   The amounts stated above are based on outstanding accreted values of these obligations as of September 30, 1999. The distribution of the net proceeds from this offering will change to reflect increases in accreted values of these obligations depending on the date on which this offering closes.

   We own 100% of the capital stock of DDi Intermediate Holdings Corp., which in turn owns 100% of the capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details, Incorporated, our primary operating subsidiary.

   Our DDi Intermediate senior discount notes mature on June 30, 2008, and bear interest at the rate of 13.5% per annum. As of September 30, 1999, the outstanding accreted value of these senior discount notes was approximately $39.4 million. Under the terms of the indenture relating to the senior discount notes, we may use the net proceeds from this offering to redeem all of the DDi Intermediate senior discount notes outstanding at a price that would provide the noteholders with a 20% per annum return on the price at which the notes were issued, plus accrued and unpaid interest thereon. Approximately 50% of the DDi Intermediate senior discount notes are held by investment funds advised by Sankaty Advisors, Inc., an affiliate of Bain Capital. See "Certain Relationships and Related Transactions."

   Our DDi Capital senior discount notes mature on November 15, 2007, and bear interest at the rate of 12.5% per annum. As of September 30, 1999, the accreted value on these senior discount notes was approximately $75.4 million. Under the terms of the indenture relating to the senior discount notes, we may use the net proceeds from this offering to redeem up to 40% of the aggregate principal amount of the senior discount notes outstanding at a price equal to 112.5% of the accreted value thereof plus accrued and unpaid interest thereon. See "Description of Indebtedness--DDi Capital Senior Discount Notes."

   The Dynamic Details senior credit facility consists of multi-tranche term loans and a revolving credit facility with a final maturity date in April 2005 and an aggregate principal balance of $256.3 million as of September 30, 1999. The loans under this facility bear interest at varying rates based, at our option, on either LIBOR plus 225 to 250 basis points or the bank rate plus 125 to 150 basis points. The overall effective interest rate for the term loans at September 30, 1999 was 7.78%. See "Description of Indebtedness--Dynamic Details Senior Credit Facility."

   Pending such uses, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                              THE RECLASSIFICATION

   We currently have two classes of common stock, designated as Class A common stock and Class L common stock. Each share of Class L common stock is entitled to a preferential payment upon any distribution by us to holders of our capital stock (whether by dividend, liquidating distribution or otherwise) equal to the original cost of such share ($364.0909) plus an amount which accrues from the date such share was issued on a daily basis at a rate of 12.0% per annum, compounded quarterly. After payment of this preference amount, each share of Class A common stock and Class L common stock shares equally in all distributions by us to holders of our capital stock.

   As of September 30, 1999, the preference amount was $   per share of Class L
common stock that were issued at the time of our recapitalization in October 1997. Immediately prior to the completion of this offering, we will, in the following order:

  . convert each of the outstanding shares of Class L common stock into one share of Class A common stock plus an additional number of shares of Class A common stock determined by dividing the preference amount by the value of a share of Class A common stock based on the initial public offering price; and

  .  reincorporate in Delaware, in connection with which each share of Class
     A common stock will be converted into    shares of common stock.

The foregoing is referred to in this prospectus as the "reclassification."

   Assuming an initial public offering price of $   per share (the mid-point of
the range set forth on the cover page of this prospectus), and a closing date
of      , 2000 for this offering,    shares of common stock will be outstanding
immediately after the reclassification but prior to this offering. The actual number of shares of common stock that will be issued as a result of the reclassification is subject to change based on the actual offering price and the closing date of this offering. Fractional shares otherwise issuable as a result of the reclassification will be rounded to the nearest whole number. See "Description of Capital Stock."

                                DIVIDEND POLICY

   We have not declared or paid a cash dividend on our common stock since January 1996, and we do not anticipate paying any cash dividends in the foreseeable future. Our existing credit facilities restrict our ability to pay dividends. We presently intend to retain earnings to finance future operations and expansion and to reduce indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 1999:

  .  on an actual basis; and

  . on a pro forma basis to reflect (1) the reclassification as if it had occurred on September 30, 1999 (assuming that this offering is closed on
         , 2000 and that the initial public offering price per share is
     $    ) and (2) the application of the estimated net proceeds from the sale of common stock in this offering as described in "Use of Proceeds," assuming an initial public offering price of $ per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

   You should read this information together with our consolidated financial statements and the related notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                                   September 30, 1999
                                            -----------------------------------
                                                Actual            Pro Forma
                                            ----------------  -----------------
                                            (in millions, except share data)
Cash and cash equivalents.................. $            0.6   $            0.6
                                            ================   ================
Current maturities of long-term
 obligations, including revolving credit
 facility.................................. $           10.0   $           10.0
Long-term obligations, net of current
 maturities:
  Dynamic Details Senior Credit Facility...            247.4              190.3
  Dynamic Details Senior Subordinated
   Notes...................................            100.0              100.0
  DDi Capital Senior Discount Notes........             75.4               45.2
  DDi Intermediate Senior Discount Notes...             39.4                --
  Other long-term obligations..............              5.7                5.7
                                            ----------------   ----------------
    Total long-term obligations, net of
     current maturities....................            467.9              341.2
Stockholders' deficit:
  Preferred Stock, $0.01 par value,
   shares authorized; no shares issued on
   an actual or pro forma basis............              --                 --
  Common stock, $0.01 par value, no shares
   authorized or issued on an actual basis;
      shares authorized and    shares
   issued and outstanding on a pro forma
   basis...................................              --
  Class L common stock, without par value,
   475,000 shares authorized; 396,330
   shares issued and outstanding on an
   actual basis, and no shares authorized,
   issued and outstanding on a pro forma
   basis...................................            147.2                --
  Class A common stock, without par value,
   4,750,000 shares authorized; 3,506,192
   shares issued and outstanding on an
   actual basis and no shares authorized,
   issued and outstanding on a pro forma
   basis...................................             15.7                --
  Additional paid-in capital...............              --               296.0
  Stockholder receivables..................             (0.6)              (0.6)
  Accumulated deficit......................           (344.1)            (353.4)
                                            ----------------   ----------------
Total stockholders' deficit................           (181.8)             (58.0)
                                            ----------------   ----------------
Total capitalization....................... $          296.1   $          293.2
                                            ================   ================

                                    DILUTION

   As of September 30, 1999, our pro forma net tangible book value was
approximately $   million, or $   per share of common stock. Pro forma net
tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding upon completion of this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

   After giving effect to the sale of shares of our common stock in this offering, our pro forma net tangible book value as of September 30, 1999 would
have been approximately $   million, or $  per share. This represents an
immediate increase in pro forma net tangible book value of $ per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $ per share to new investors purchasing shares at the initial public offering price. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively.

   The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

   Assumed initial public offering price per share........................ $
   Pro forma net tangible book value per share at September 30, 1999......
   Increase per share attributable to new investors.......................
   Pro forma net tangible book value per share after this offering........
                                                                           ----
   Dilution per share to new investors.................................... $
                                                                           ====

   The table below assumes an initial public offering price of $ per share before deducting underwriting discounts and commissions and estimated offering expenses payable by us and summarizes, as of September 30, 1999 on a pro forma basis, the difference between:

  . the number of shares of common stock purchased from us by our existing stockholders since our inception;

  . the number of shares of common stock purchased by new investors in this offering;

  . the aggregate cash consideration paid by existing stockholders and to be paid by new investors; and

  . the average purchase price per share paid by the existing stockholders and to be paid by the new investors.

                         Shares Purchased       Total Consideration
                         -------------------    ----------------------   Average Price
                         Number     Percent      Amount      Percent       Per Share
                         --------   --------    ----------  ----------   -------------
Existing stockholders...                      %  $                     %     $
New investors...........
                          --------    --------   ----------   ---------      ----
  Total.................                   100%  $                  100%     $
                          ========    ========   ==========   =========      ====

   The above discussion and tables assume the exercise of warrants but no exercise of any stock options outstanding as of September 30, 1999. As of September 30, 1999, there were options outstanding to purchase a total of
shares of common stock with a weighted average exercise price of $   per share.
If any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization" and "Management."

   The above discussion and tables also assume that this offering closes on   ,
2000 and that the initial public offering price per share is $  .

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to (1) the DCI merger, (2) the reclassification and (3) the consummation of the offering and the application of the net proceeds therefrom, as described under "Use of Proceeds," as if each had occurred on January 1, 1998.

   The unaudited pro forma consolidated balance sheet as of September 30, 1999 gives pro forma effect to (1) the reclassification, as described under "The Reclassification," (2) the consummation of the offering and the application of the net proceeds therefrom, as described under "Use of Proceeds," and (3) the restructuring and consolidation of the Colorado operations as if each event had occurred as of September 30, 1999.

   The unaudited pro forma consolidated financial data are provided for informational purposes only and are not necessarily indicative of the results of our operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma consolidated financial data are based upon assumptions that we believe are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

   The unaudited pro forma consolidated statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of prepayment penalties in connection with the prepayment of debt upon completion of the offering estimated at $3.5 million and $6.4 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefits of $1.4 million and $2.6 million, respectively.

   The unaudited pro forma consolidated statements of operations do not reflect charges associated with the closure and consolidation of the Colorado operations into our Texas facility estimated at $7.0 million. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $2.8 million.

   The unaudited pro forma consolidated statements of operations do not reflect an extraordinary gain resulting from the recognition of deferred swap income estimated at $1.3 million resulting from the repayment of the Dynamic Details senior credit facility upon completion of the offering. The unaudited pro forma consolidated balance sheet, however, reflects the gain and the related tax liability of $0.5 million.

   We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in the first nine months of 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility, and we expect to retain a substantial portion of the revenue stream that we have historically serviced from our Colorado facility. The capacity of our Texas facility would have been sufficient to service this portion of the revenue stream in 1999. Our adjusted pro forma EBITDA for the nine months ended September 30, 1999 (a) does not include $7.0 million of one-time charges expected to be incurred in the fourth quarter of 1999 in connection with closing this facility (consisting of $4.5 million for severance and exit costs and $2.5 million of costs related to the disposition of net property, plant and equipment) and (b) does include $3.6 million of adjustments to show our estimate of the recurring effect of closing this facility. Based on our customer-by-customer analysis, we believe that we will retain approximately 75% of our Colorado facility's net sales. The $3.6 million adjustment reflects the additional EBITDA that we would have expected to achieve during the first nine months of 1999 if we had serviced this revenue stream in our Texas facility with our Texas facility's cost structure. Based on those assumptions,
(1) our Colorado net sales would have decreased from $22.6 million to $17.0 million, (2) the cost of goods sold related to those sales would have decreased from $23.6 million (the actual cost of goods sold of our Colorado facility) to $14.9 million (the product of $17.0 million and the cost of goods sold ratio achieved in our Texas facility), (3) the operating expenses associated with those sales would have decreased from $2.6 million to $1.5 million (the product of $17.0 million and the operating expense ratio achieved in our Texas facility), and (4) depreciation and amortization (which is included in operating expenses and cost of goods sold) would have decreased by $0.6 million. As a result, operating income and EBITDA associated with those sales would have increased by $4.2 million and $3.6 million, respectively. There can be no assurance that our actual results would have been, or that our future results will be, consistent with the foregoing assumptions.

                                   DDi CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 1999
                             (dollars in millions)

                                                             -
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
Assets:
Current assets:
 Cash and cash equivalents.................   $   0.6     $ 150.0 (a)   $   0.6
                                                            (16.9)(a)
                                                           (126.7)(a)
                                                             (6.4)(b)
 Accounts receivable, net..................      50.9         --           50.9
 Inventories...............................      22.1         --           22.1
 Prepaid expenses and other................       2.6         --            2.6
 Deferred tax asset........................       4.8         1.4 (c)      11.1
                                                              2.6 (b)
                                                             (0.5)(d)
                                                              2.8 (e)
                                              -------     -------       -------
 Total current assets......................      81.0         6.3          87.3
Property, plant and equipment, net.........      65.4        (2.5)(e)      62.9
Debt issue costs, net......................      14.4        (3.5)(c)      10.9
Goodwill and other intangibles, net........     210.0         --          210.0
Other......................................       0.7         --            0.7
                                              -------     -------       -------
                                              $ 371.5     $   0.3       $ 371.8
                                              =======     =======       =======
Liabilities and stockholders' deficit:
Current liabilities:
 Current maturities of long-term debt and
  capital lease obligations................   $   6.5     $   --        $   6.5
 Current portion of deferred interest rate
  swap income..............................       1.5         --            1.5
 Current maturities of deferred notes
  payable..................................       2.9         --            2.9
 Revolving credit facility.................       3.5         --            3.5
 Accounts payable..........................      22.9         --           22.9
 Accrued expenses..........................      24.3         4.5 (e)      28.8
                                              -------     -------       -------
 Total current liabilities.................      61.6         4.5          66.1
Long-term debt and capital lease
 obligations...............................     467.9      (126.7)(a)     341.2
Deferred interest rate swap income.........       4.3        (1.3)(d)       3.0
Deferred notes payable.....................       1.7         --            1.7
Deferred tax liability.....................      17.1         --           17.1
Other......................................       0.7         --            0.7
                                              -------     -------       -------
 Total liabilities.........................     553.3      (123.5)        429.8
                                              -------     -------       -------
Stockholders' deficit:
 Class L common stock......................     147.2      (147.2) (f)      --
 Class A common stock......................      15.7       (15.7) (f)      --
 Common stock..............................       --
 Additional paid-in-capital................       --        133.1 (a)     296.0
                                                            147.2 (f)
                                                             15.7 (f)
 Stockholder receivables...................      (0.6)        --           (0.6)
 Accumulated deficit.......................    (344.1)       (2.1)(c)    (353.4)
                                                             (3.8)(b)
                                                              0.8 (d)
                                                             (4.2)(e)
                                              -------     -------       -------
 Total stockholders' deficit...............    (181.8)      123.8         (58.0)
                                              -------     -------       -------
                                              $ 371.5     $   0.3       $ 371.8
                                              =======     =======       =======

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                                   DDi CORP.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 1999
                             (dollars in millions)

(a) Reflects our sale of    shares of common stock generating proceeds of
    $150.0 and the use of the estimated net proceeds of $133.1, net of the estimated underwriting discount and the offering expenses totaling $16.9, to repay (i) the DDi Intermediate senior discount notes, (ii) 40% of the DDi Capital senior discount notes, (iii) a portion of the Tranches A and B outstanding under the Dynamic Details senior credit facility, and (iv) prepayment premiums of $6.4 related to the DDi Intermediate senior discount notes and the DDi Capital senior discount notes. See "Use of Proceeds" and "Description of Indebtedness."

(b) Reflects the prepayment premiums of $6.4, before $2.6 of related income tax benefit (at a 40% effective tax rate), on the DDi Intermediate senior discount notes and the DDi Capital senior discount notes resulting from the repayment of the debt in connection with the offering. Amounts will differ based on the effective date of the offering.

(c) Represents the write-off of $3.5 in capitalized debt issuance costs, before $1.4 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $2.1 in connection with the paydown of outstanding debt in connection with the offering. Amounts will differ based on the effective date of the offering.

(d) Reflects the recognition of $1.3 in deferred swap income, before $0.5 of related income tax (at a 40% effective tax rate), resulting in an extraordinary gain of $0.8 in connection with the paydown of the Dynamic Details senior credit facility in connection with the offering. Amounts will differ based on the closing date of the offering.

(e) In December 1999, we decided to consolidate our Colorado operations into our Texas facility and to close our Colorado facility. This decision included the elimination of approximately 275 manufacturing and management positions. We plan to record a restructuring charge for qualifying severance and exit costs of approximately $4.5 and plan on disposing of approximately $2.5 in net property, plant and equipment in connection with the Colorado facility consolidation and closure. The adjustment reflects the charges net $2.8 of related income tax (at a 40% effective tax rate).

(f) Adjusted to give effect to the reclassification.

                                   DDi CORP.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      Nine Months Ended September 30, 1999
                  (dollars in millions, except per share data)

                                                         Offering
                                             Historical Adjustments  Pro Forma
                                             ---------- -----------  ---------
Net sales...................................   $213.8      $ --       $213.8
Cost of goods sold..........................    149.8        --        149.8
                                               ------      -----      ------
  Gross profit..............................     64.0        --         64.0
Operating expenses:
  Sales and marketing.......................     16.6        --         16.6
  General and administration................     11.2       (0.8)(a)    10.4
  Amortization of intangibles...............     17.8        --         17.8
                                               ------      -----      ------
Operating income............................     18.4        0.8        19.2
Interest expense (net)......................     35.0      (10.0)(b)    25.0
                                               ------      -----      ------
Income (loss) before provision for income
 taxes and extraordinary loss...............    (16.6)      10.8        (5.8)
Income tax benefit (expense)................      4.4       (4.3)(c)     0.1
                                               ------      -----      ------
Net income (loss) ..........................   $(12.2)     $ 6.5      $ (5.7)
                                               ======      =====      ======
Pro forma loss per common and common
 equivalent share:
  Basic.....................................                          $
                                                                      ======
  Diluted...................................                          $
                                                                      ======
Pro forma weighted average number of common
 and common equivalent shares outstanding
 (in thousands):
  Basic.....................................
                                                                      ======
  Diluted...................................
                                                                      ======


     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                                   DDi CORP.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 1999
                             (dollars in millions)


(a) Represents the elimination of management fees incurred in connection with DDi's management agreement with Bain Capital which will be terminated in connection with the offering.
(b) Reflects the decrease in interest expense in connection with the use of net proceeds from the offering to repay outstanding debt as follows:

                                                                  Nine Months
                                                                     Ended
                                                                 September 30,
                                                                     1999
                                                                 -------------
   Historical interest expense..................................     $35.0
   Elimination of historical and pro forma interest on the DDi
    Intermediate senior discount notes..........................      (3.9)
   Elimination of 40% historical interest on the DDi Capital
    senior discount notes.......................................      (2.6)
   Elimination of historical and pro forma interest on the
    Dynamic Details senior credit facility......................      (3.2)
   Elimination of amortization of debt issuance costs...........      (0.3)
                                                                     -----
   Net decrease in pro forma interest expense...................     (10.0)
                                                                     -----
   Pro forma interest expense after the offering................     $25.0
                                                                     =====


(c) Represents the income tax adjustment required to result in a pro forma income tax provision based on (i) our historical tax provision using historical amounts and (ii) the direct tax effects of the pro forma transactions described herein at an estimated 40% effective tax rate.

                                   DDi CORP.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1998
                  (dollars in millions, except per share data)

                              DDi            DCI
                             Corp.      Statement of
                           Historical    Operations                     DDi
                              Year     for the period                  Corp.
                             Ended     from January 1,     DCI        and DCI
                          December 31,   to July 23,     Merger      Pro Forma  Offering
                              1998          1998       Adjustments   Combined  Adjustments   Pro Forma
                          ------------ --------------- -----------   --------- -----------   ---------
Net sales...............     $174.9         $85.7        $  0.9 (a)   $261.5     $  --        $261.5
Cost of goods sold......      119.6          61.2           0.7 (b)    181.5        --         181.5
                             ------         -----        ------       ------     ------       ------
 Gross profit...........       55.3          24.5           0.2         80.0        --          80.0
Operating expenses:
 Sales and marketing....       12.8           5.3           --          18.1        --          18.1
 General and
  administration........        8.4          17.9          (0.6)(c)     16.0        --          16.0
                                                            0.6 (a)
                                                          (10.1)(d)
                                                           (0.2)(e)
 Amortization of
  intangibles...........       10.9           0.2          12.4 (b)     23.5        --          23.5
 Write-off of acquired
  in-process research
  and development.......       39.0           --          (39.0)(f)      --         --           --
                             ------         -----        ------       ------     ------       ------
Operating income........      (15.8)          1.1          37.1         22.4        --          22.4
Interest expense (net)..       37.4           3.4           5.6 (g)     46.4      (12.9)(g)     33.5
                             ------         -----        ------       ------     ------       ------
Income (loss) before
 provision for income
 taxes and extraordinary
 loss...................      (53.2)         (2.3)         31.5        (24.0)      12.9        (11.1)
Income tax benefit
 (expense)..............        3.5          (1.3)          1.7 (h)      3.9       (5.1)(h)     (1.2)
                             ------         -----        ------       ------     ------       ------
Net income (loss).......     $(49.7)        $(3.6)       $ 33.2       $(20.1)    $  7.8       $(12.3)
                             ======         =====        ======       ======     ======       ======
Pro forma loss per
 common and common
 equivalent share:
 Basic..................                                                                      $
                                                                                              ======
 Diluted................                                                                      $
                                                                                              ======
Pro forma weighted aver-
 age number of common
 and common equivalent
 shares outstanding (in
 thousands):
 Basic..................
                                                                                              ======
 Diluted................
                                                                                              ======

     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                                   DDi CORP.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1998
                             (dollars in millions)

(a) Represents the adjustment to reflect revenue and expense from Design Plus, of which 80% was acquired by DCI on June 24, 1998 and the remaining 20% on August 5, 1999. DCI's pro rata share of the revenue and expense has been reflected in the year ended December 31, 1998. The impact on the nine months ended September 30, 1999 is not material.

(b) Represents the amortization of the intangible assets and goodwill resulting from the excess of the purchase price over the net book value of DCI, less the amortization of goodwill included in the DCI historical results of operations, calculated as though the DCI merger occurred on January 1, 1998. In addition, the depreciation related to the step-up to fair market value of the fixed assets of DCI in connection with the DCI merger is presented as a change to cost of goods sold. Intangibles, goodwill, and the fixed asset step-up are being amortized over lives ranging from four to twenty years.

(c) Represents the elimination of management fees incurred in connection with DCI's management agreement with Bain Capital which was terminated in connection with and as a direct result of the DCI merger.

(d) Reflects the elimination of the non-recurring charges to compensate the holders of options to purchase DCI common stock immediately prior to the DCI merger through the payment of $6.9 in cash and the issuance of $3.2 of notes payable.

(e) Reflects the elimination of severance paid to an executive of DCI who was terminated as a direct result of the DCI merger.

(f) Reflects the elimination of the non-recurring charge recorded for the write-off of in-process research and development resulting from the DCI merger. At the date of the merger, technological feasibility of thein-process research and development projects had not been reached, and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.

                                   DDi CORP.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENT OF OPERATIONS--CONTINUED
                      For the Year Ended December 31, 1998
                             (dollars in millions)


(g) The change in pro forma interest expense as a result of the DCI merger and the offering is as follows:

                                                                    Year Ended
                                                                   December 31,
   DCI Merger                                                          1998
   ----------                                                      ------------
   Combined historical interest expense..........................     $ 40.8
                                                                      ------
   Elimination of DCI historical interest expense and fees repaid
    in connection with the DCI merger............................       (3.6)
   Elimination of DDi historical interest expense and fees repaid
    in connection with the DCI merger............................       (5.6)
                                                                      ------
   Total eliminations............................................       (9.2)
                                                                      ------
   Dynamic Details senior credit facility (assuming LIBOR at
    5.27%):
     Tranche A-$105 million @ LIBOR plus 2.25%...................        4.5
     Tranche B-$150 million @ LIBOR plus 2.50%...................        6.6
   DDi Intermediate senior discount notes--$35 million @ 13.5%...        2.7
   Unused commitment fee on revolving credit
     Facility of $45 million @ 0.5%..............................        0.1
   Amortization of deferred financing fees:
     Tranche A...................................................        0.2
     Tranche B...................................................        0.3
     Revolving credit facility...................................        0.1
     DDi Intermediate senior discount notes......................        0.1
   Imputed interest on deferred payments.........................        0.2
                                                                      ------
   Total pro forma interest on debt incurred in connection with
    the DCI merger...............................................       14.8
                                                                      ------
   Net increase in pro forma interest in connection with the DCI
    merger.......................................................        5.6
                                                                      ------
   Pro forma combined interest expense, before the offering......     $ 46.4
                                                                      ======
   The Offering
   ------------
   Pro forma and historical interest expense.....................     $ 46.4
   Elimination of historical and pro forma interest on the DDi
    Intermediate senior discount notes...........................       (4.8)
   Elimination of 40% historical interest on the DDi Capital
    senior discount notes........................................       (3.1)
   Elimination of historical and pro forma interest on the Dy-
    namic Details senior credit facility.........................       (4.6)
   Elimination of amortization of debt issuance costs............       (0.4)
                                                                      ------
   Net decrease in pro forma interest expense....................      (12.9)
                                                                      ------
   Pro forma interest expense after the offering.................     $ 33.5
                                                                      ======

(h) Represents the income tax adjustment required to result in a pro forma income tax provision based on (i) our historical tax provision using historical amounts and (ii) the direct tax effects of the pro forma transactions described herein at an estimated 40% effective tax rate as adjusted to exclude the adjustments to goodwill and the write-off of in-process research and development resulting from the DCI merger which amounts are not deductible for income tax purposes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

   The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected historical consolidated statements of operations data for each of the years ended December 31, 1994, 1995 and 1996 were derived from the historical consolidated financial statements that were audited by McGladrey & Pullen, LLP, whose report with respect to the year ended December 31, 1996, appears elsewhere herein. The selected historical consolidated statements of operations data for the years ended December 31, 1997 and 1998 and the historical consolidated balance sheet data as of December 31, 1997 and 1998 were derived from the historical consolidated financial statements that were audited by PricewaterhouseCoopers LLP, whose report appears elsewhere herein. The consolidated results of operations for the nine months ended September 30, 1998 and 1999 are derived from unaudited consolidated financial statements which in the opinion of management include all adjustments necessary for a fair presentation. The unaudited interim consolidated statements of operations are not necessarily indicative of our results of operations for the full year. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

                                                                   Nine Months
                                                                      Ended
                               Year Ended December 31,            September 30,
                          --------------------------------------  ---------------
                           1994    1995   1996    1997    1998     1998     1999
                          ------  ------  -----  ------  -------  -------  ------
                                (in millions, except per share data)
Consolidated Statement
 of Operations Data:
Net sales...............  $ 44.1  $ 59.4  $67.5  $ 78.8  $ 174.9  $ 115.7  $213.8
Cost of goods sold......    20.4    25.2   30.5    38.7    119.6     74.0   149.8
                          ------  ------  -----  ------  -------  -------  ------
Gross profit............    23.7    34.2   37.0    40.1     55.3     41.7    64.0
Operating expenses:
  Sales and marketing...     3.6     5.3    6.0     7.3     12.8      8.4    16.6
  General and
   administration.......     1.4     1.8    1.9     2.1      8.4      4.6    11.2
  Amortization of
   intangibles..........     --      --     --      --      10.9      4.3    17.8
  Stock compensation and
   related bonuses(a)...     --      --     --     31.3      --       --      --
  Compensation to the
   former CEO...........     0.4     0.4    1.1     2.1      --       --      --
  Write-off of acquired
   in-process research
   and development(b)...     --      --     --      --      39.0      --      --
                          ------  ------  -----  ------  -------  -------  ------
Operating income
 (loss).................    18.3    26.7   28.0    (2.7)   (15.8)    24.4    18.4
Interest expense, net...     0.1     0.3    9.4    25.2     37.4     25.1    35.0
                          ------  ------  -----  ------  -------  -------  ------
Income (loss) before
 taxes and extraordinary
 loss...................    18.2    26.4   18.6   (27.9)   (53.2)    (0.7)  (16.6)
Income tax benefit
 (expense)..............    (0.3)   (0.4)  (6.2)   10.9      3.5      0.3     4.4
                          ------  ------  -----  ------  -------  -------  ------
Income (loss) before
 extraordinary loss.....    17.9    26.0   12.4   (17.0)   (49.7)    (0.4)  (12.2)
Extraordinary loss......     --      --     --      1.6      2.4      2.3     --
                          ------  ------  -----  ------  -------  -------  ------
Net income (loss).......  $ 17.9  $ 26.0  $12.4  $(18.6) $ (52.1) $  (2.7) $(12.2)
                          ======  ======  =====  ======  =======  =======  ======
Other Financial Data:
Depreciation............  $  0.9  $  1.1  $ 2.0  $  2.6  $   9.2  $   5.6  $ 10.7
Amortization of deferred
 financing costs........     --      --     0.8     1.4      1.8      1.1     1.5
Capital expenditures....     0.8     2.9   10.2     6.6     18.0     12.4    14.2
Supplemental Data:
EBITDA(c)...............  $ 19.3  $ 27.8  $30.1  $ (0.1) $  43.3  $  34.3  $ 46.9
Adjusted EBITDA(d)......    19.7    28.2   31.2    33.3     44.1     34.3    51.3
Net cash from operating
 activities.............    18.1    26.1   12.2     9.1     16.7      6.1    15.2
Net cash used in
 investing activities...    (0.8)   (2.9)  (3.6)  (44.9)  (194.8)  (184.6)  (14.5)
Net cash from (used in)
 financing activities...   (15.2)  (26.4)  (8.9)   41.1    174.9    175.4    (2.2)

                                             December 31,
                                  --------------------------------------  September 30,
                                  1994   1995    1996    1997     1998        1999
Consolidated Balance Sheet Data:  -----  -----  ------  -------  -------  -------------
Cash and cash
 equivalents.............         $ 3.7  $ 0.5  $  0.2  $   5.4  $   2.1     $   0.6
Working capital..........          (0.1)  (2.3)   (3.5)    23.6     15.3        19.4
Total assets.............          12.0   13.1    27.5    108.9    365.0       371.5
Total debt, including
 current maturities......           1.3    2.0    94.1    273.5    473.9       477.9
Stockholders' equity
 (deficit)...............           2.8    2.5   (72.7)  (191.2)  (169.8)     (181.8)

--------
(a) Represents the charge for stock compensation and related bonuses recorded for vested stock options under the 1996 stock option plan exchanged in conjunction with the recapitalization.
(b) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(c) "EBITDA" means earnings before income taxes, depreciation, amortization, net interest expense and certain non cash charges. EBITDA is presented because we believe it is a widely accepted financial indicator of an entity's ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles.
(d) Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                                  Nine Months
                                           Year Ended                Ended
                                          December 31,           September 30,
                                  ------------------------------ -------------
                                  1994  1995  1996  1997   1998   1998   1999
                                  ----- ----- ----- -----  ----- ------ ------
                                             (in millions)
EBITDA........................... $19.3 $27.8 $30.1 $(0.1) $43.3  $34.3 $ 46.9
Former CEO compensation(1) ......   0.4   0.4   1.1   2.1    --     --     --
Management fee(2)................   --    --    --    --     --     --     0.8
Executive severance(3)...........   --    --    --    --     0.8    --     --
Stock compensation and
 bonuses(4)......................   --    --    --   31.3    --     --     --
Colorado operations
 consolidation(5)................   --    --    --    --     --     --     3.6
                                  ----- ----- ----- -----  ----- ------ ------
Adjusted EBITDA.................. $19.7 $28.2 $31.2 $33.3  $44.1  $34.3 $ 51.3
                                  ===== ===== ===== =====  ===== ====== ======

--------
    (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in connection with the recapitalization.
    (2) Reflects elimination of the Bain management fee incurred under our Bain management agreement, which will be terminated in connection with the offering.
    (3) Reflects one-time severance payments to two executives of the Company who were terminated as a result of redundancies created by the DCI merger.
    (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options under the 1996 stock option plan exchanged in conjunction with the recapitalization.
    (5) We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in the first nine months of 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility, and we expect to retain a substantial portion of the revenue stream that we have historically serviced from our Colorado facility. The capacity of the Texas facility would have been sufficient to service this portion of the revenue stream in 1999. Our adjusted pro forma EBITDA for the nine months ended September 30, 1999 (a) does not include $7.0 of one-time charges expected to be incurred in the fourth quarter of 1999 in connection with closing this facility (consisting of $4.5 for severance and exit costs and $2.5 of costs related to the disposition of net property, plant and equipment) and (b) does include $3.6 of adjustments to show our estimate of the recurring effect of closing this facility. Based on our customer-by-customer analysis, we believe that we will retain approximately 75% of our Colorado facility's net sales. The $3.6 adjustment reflects the additional EBITDA that we would have expected to achieve during the first nine months of 1999 if we had serviced this revenue stream in our Texas facility with our Texas facility's cost structure. Based on those assumptions, (i) our Colorado net sales would have decreased from $22.6 to $17.0, (ii) the cost of goods sold related to those sales would have decreased from $23.6 (the actual cost of goods sold of our Colorado facility) to $14.9 (the product of $17.0 and the cost of goods sold ratio achieved in our Texas facility), (iii) the operating expenses associated with those sales would have decreased from $2.6 to $1.5 (the product of $17.0 and the operating expense ratio achieved in our Texas facility), and (iv) depreciation and amortization (which is included in operating expenses and cost of goods sold) would have decreased by $0.6. As a result, operating income and EBITDA associated with those sales would have increased by $4.2 and $3.6, respectively. There can be no assurance that our actual results would have been, or that our future results will be, consistent with the foregoing assumptions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the "Selected Consolidated Financial and Other Data" section of this prospectus and our Consolidated Financial Statements and notes to those statements included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

   We are a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and electronics manufacturing services providers. We target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design. We offer a suite of value-added, integrated services in support of our customers' new product development, including:

    .  on-campus and in-the-field design of complex printed circuit boards;

    . quick-turn and pre-production fabrication of complex printed circuit boards;

    . time-critical assembly of backpanels, printed circuit boards, card cages and wire harnesses; and

    .  total system assembly and integration.

   Time-critical. Based on industry data, we believe we are one of the largest providers of quick-turn complex printed circuit boards in the United States. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales for the nine months ended September 30, 1999 were generated from services delivered in 10 days or less.

   Technologically advanced. Approximately 55% of our net sales during the same period involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are technologically complex as a result of the incorporation of features such as flip chips, multichip module-laminates, advanced substrates and microvias.

   Growth rate. Our net sales have grown at a compound annual growth rate of 47% from $44.1 million for the year ended December 31, 1994 to $272.9 million for the twelve months ended September 30, 1999, inclusive of the growth attributable to the acquisition of NTI in 1997 and the merger with Dynamic Circuits, Inc., in 1998. Prices for our products and services are predominantly a function of delivery time, complexity and overall market demand. In the first three quarters of 1999 our average price per printed circuit board panel increased from the levels achieved in the corresponding quarters of 1998 on a pro forma basis.

   We recognize revenue upon shipment or, in the case of services, at the time the service is performed. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. From time to time, we engage in discussions concerning prospective acquisitions. We are not currently party to any definitive acquisition agreements.

Company History and Significant Transactions

   We were organized in 1978 by James Swenson. In 1991, we installed new management, headed by Bruce D. McMaster, and began to focus primarily on quick-turn services.

 Recapitalization

   In October 1997, we were recapitalized by investors led by Bain Capital, Celerity Partners and Chase Capital Partners, which collectively invested $62.4 million. After completing the recapitalization, investment funds associated with these entities owned stock representing approximately 72.5% of our fully-diluted equity; and our management owned stock and options representing approximately 27.5% of our fully-diluted equity.

   In connection with the recapitalization, we incurred certain nonrecurring charges: (1) fees and interest charges on bridge loans (aggregating $14.5 million); (2) $31.3 million for the accelerated vesting of variable employee stock options and related bonuses; (3) $2.7 million for the early extinguishment of long-term debt, before income taxes; and (4) $1.2 million for the buyout of our former CEO's employment contract.

 Colorado Facility

   In December 1997, we acquired Colorado Circuit Systems, Inc., a/k/a NTI, for approximately $38.9 million. NTI manufactured printed circuit boards for OEMs, requiring lead times of twenty days or more. At that time, the acquisition provided us with additional capacity and access to new customers.

   We accounted for the NTI acquisition under the purchase method of accounting and recorded approximately $27 million in goodwill (which was being amortized over a period of twenty-five years).

   We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in the first nine months of 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility, and we expect to retain a substantial portion of the revenue stream that we have historically serviced from our Colorado facility. The capacity of our Texas facility would have been sufficient to service this portion of the revenue stream in 1999. By combining our Texas and Colorado operations, we are eliminating lower-margin product lines and decreasing our overhead costs, and we expect to gain efficiency through better capacity utilization and streamlined management.

   Our adjusted pro forma EBITDA for the nine months ended September 30, 1999
(a) does not include $7.0 million of one-time charges expected to be incurred in the fourth quarter of 1999 in connection with closing this facility (consisting of $4.5 million for severance and exit costs and $2.5 million of costs related to the disposition of net property, plant and equipment) and (b) does include $3.6 million of adjustments to show our estimate of the recurring effect of closing this facility. Based on our customer-by-customer analysis, we believe that we will retain approximately 75% of our Colorado facility's net sales. The $3.6 million adjustment reflects the additional EBITDA that we would have expected to achieve during the first nine months of 1999 if we had serviced this revenue stream in our Texas facility with our Texas facility's cost structure. Based on those assumptions, (1) our Colorado net sales would have decreased from $22.6 million to $17.0 million, (2) the cost of goods sold related to those sales would have decreased from $23.6 million (the actual cost of goods sold of our Colorado facility) to $14.9 million (the product of $17.0 million and the cost of goods sold ratio achieved in our Texas facility), (3) the operating expenses associated with those sales would have decreased from $2.6 million to $1.5 million (the product of $17.0 million and the operating expense ratio achieved in our Texas facility), and (4) depreciation and amortization (which is included in operating expenses and cost of goods sold) would have decreased by $0.6 million. As a result, operating income and EBITDA associated with those sales would have increased by $4.2 million and $3.6 million, respectively. There can be no assurance that our actual results would have been, or that our future results will be, consistent with the foregoing assumptions.

 DCI Merger

   On July 23, 1998, we merged with Dynamic Circuits, Inc., or DCI, for an aggregate consideration paid to DCI stockholders of approximately $250 million. A portion of the consideration was paid in cash, and the balance of the consideration (approximately $73 million) was paid through the issuance of our capital stock.

   DCI provided design and manufacturing services relating to complex printed circuit boards, backpanel assemblies and electromechanical interconnect devices with operations in California, Texas, Georgia and Massachusetts. It was led by Charles D. Dimick, who became our Chairman following the merger. DCI experienced a growth in net sales of more than 67% during 1997, and its net sales for the six months ended June 30, 1998 were more than double its net sales for the six months ended June 30, 1997.

   We accounted for the DCI merger under the purchase method of accounting and recorded approximately $120 million in goodwill (which is being amortized over 20 years), approximately $60 million of identifiable intangible assets (which are being amortized over their estimated useful lives of 10 years, using an accelerated method of amortization, reflecting the relative contribution of each developed technology in periods following the acquisition date), and approximately $21 million and $4 million, respectively, of intangible assets associated with DCI's customer relationships and tradenames and assembled workforce assets (which are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively). We also identified $39 million of acquired in-process research and development investments, which we expensed in the fourth quarter ended December 31, 1998.

Results of Operations

   The following table sets forth income statement data expressed as a percentage of net sales for the periods indicated:

                                                           Nine Months Ended
                             Year Ended December 31,         September 30,
                             ---------------------------   -------------------
                              1996      1997      1998       1998       1999
                             -------   -------   -------   --------   --------
Net sales..................    100.0 %   100.0 %   100.0 %    100.0 %    100.0 %
Cost of goods sold.........     45.2      49.1      68.4       64.0       70.0
                             -------   -------   -------   --------   --------
Gross profit...............     54.8      50.9      31.6       36.0       30.0
Operating expenses:
  Sales, marketing, general
   and administration......     11.7      11.9      12.1       11.2       13.1
  Amortization of
   intangibles.............      --        --        6.2        3.7        8.3
  Stock compensation and
   related bonuses.........      --       39.7       --         --         --
  Compensation to the
   former CEO..............      1.6       2.7       --         --         --
  Write-off of acquired in-
   process research and
   development.............      --        --       22.3        --         --
                             -------   -------   -------   --------   --------
Operating income (loss)....     41.5      (3.4)     (9.0)      21.1        8.6
Interest expense (net).....     13.9      32.0      21.4       21.6       16.4
                             -------   -------   -------   --------   --------
Income (loss) before income
 taxes and extraordinary
 loss......................     27.6     (35.4)    (30.4)      (0.5)      (7.8)
Income tax benefit
 (expense).................     (9.3)     13.8       2.0        0.2        2.1
Extraordinary loss, net of
 income tax benefit........      --        2.0       1.4        2.0        --
                             -------   -------   -------   --------   --------
Net income (loss)..........     18.3 %   (23.6)%   (29.8)%     (2.3)%     (5.7)%
                             =======   =======   =======   ========   ========

Nine Months Ended September 30, 1999 Compared to the Nine Months ended September 30, 1998

   Net sales for the nine months ended September 30, 1999 increased $98.1 million (85%) to $213.8 million from $115.7 million for the nine months ended September 30, 1998. The increase primarily resulted from the merger with DCI, which contributed $87.3 million to the increase. Also contributing to the increase in revenues was a higher average panel price obtained by our other divisions, due to greater demand for more technologically advanced printed circuit boards, partially offset by a decrease in panel production in those operations.

   Gross profit for the nine months ended September 30, 1999 increased $22.3 million (53%) to $64 million from $41.7 million for the nine months ended September 30, 1998. The increase resulted from the merger with

DCI, which contributed $25.0 million to the increase. Partially offsetting this increase was a $1.0 million gross loss in our Colorado facility for the nine months ended September 30, 1999 due to a decrease in panel production in that operation, compared to $1.6 million gross profit in the nine months ended September 30, 1998. We announced our plan to close the Colorado facility in December 1999. See "--Company History and Significant Transactions--Colorado Facility." We also experienced increased pricing pressure early in the first quarter of 1999, with increased competition following the slowdown in Asian markets in late 1998. Pricing stabilized late in the first quarter of 1999 and has recovered through the second and third quarters.

   Amortization of intangibles for the nine months ended September 30, 1999 increased $13.5 million to $17.8 million from $4.3 million for the nine months ended September 30, 1998, resulting primarily from the merger with DCI.

   Other operating expenses (consisting of sales, marketing, general and administration expenses) increased $14.8 million (114%) to $27.8 million for the nine months ended September 30, 1999 from $13.0 million for the nine months ended September 30, 1998. The increase in these expenses is primarily due to the merger with DCI, an increase in expenditures relating to building our newly-formed design operations, and an increase in fees under the management agreement with an affiliate of Bain Capital, Inc.

   Net interest expense for the nine months ended September 30, 1999 increased $9.9 million (39%) to $35.0 million from $25.1 million for the nine months ended September 30, 1998. The increase in net interest expense is primarily attributable to our increased level of borrowings in connection with the merger with DCI.

   The income tax benefit for the nine months ended September 30, 1999 increased $4.1 million to $4.4 million from $0.3 million for the nine months ended September 30, 1998. The income tax benefits for each period are based on our effective income tax rate in each respective year.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

   Net sales increased $96.1 million (122%) to $174.9 million in 1998 from $78.8 million in 1997. The increase resulted from three factors: (1) the acquisition of NTI and the merger with DCI, which added $63.1 million and $27.5 million, respectively, to net sales; (2) a 13% increase in the average panel selling price realized at our Anaheim facility which was driven by a demand for higher layer count and more technologically advanced printed circuit boards; and (3) growth in volume of units shipped primarily attributable to increased demand from contract manufacturing customers.

   Gross profit increased $15.2 million (38%) to $55.3 million in 1998 from $40.1 million in 1997. The increase is primarily attributable to the merger with DCI. The decline in gross profit as a percent of net sales to 32% in 1998 from 51% in 1997 resulted from the acquisition of the pre-production and assembly facilities attributable to the DCI merger and NTI acquisition. NTI historically had lower margins than our other operations.

   Amortization of intangibles of $10.9 million in 1998 resulted from the acquisition of NTI in December 1997 and the merger with DCI in July 1998. The amortization of goodwill from the acquisition of NTI in 1997 was immaterial.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge.

   Other operating expenses (consisting of sales, marketing, general and administration expenses) increased $11.8 million (122%) to $21.2 million in 1998 from $9.4 million in 1997. The increase resulted from the acquisition of NTI and the merger with DCI, which added $8.1 million and $3.3 million, respectively, to other operating expenses. Included in these increases is approximately $0.8 million accrued in 1998 for severance-related costs for certain employees of these divisions. In 1997, we recognized $2.1 million in compensation expense relating to our former CEO.

   Interest expense (net) increased $12.2 million (48%) to $37.4 million in 1998, from $25.2 million in 1997. The increase in interest expense was due primarily to an increase in the level of borrowings in connection with the recapitalization and acquisition of NTI and the merger with DCI.

   The income tax benefit was $3.5 million in 1998 as compared to a benefit of $10.9 million in 1997. In 1998, the primary difference between the effective tax rate and the statutory federal income tax rate of 35% is attributable to the non-deductible acquired in-process research and development charge, for which no income tax benefit is recorded. See Note 12 to our consolidated financial statements for a reconciliation of the tax provision (benefit) recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to income (loss) before income taxes.

   In both 1998 and 1997, we recorded losses on the early extinguishment of debt resulting from the write-off of unamortized debt issue costs. The early extinguishment of debt in 1997 resulted from the recapitalization and the NTI acquisition. The extinguishment in 1998 resulted from the DCI merger. These losses are presented as extraordinary losses, net of related income tax benefit.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

   Net sales increased $11.3 million (17%) to $78.8 million in 1997 from $67.5 million in 1996. The increase was largely due to growth in the volume of panels shipped primarily attributable to increased demand from customers in the communications and networking equipment industries. During 1997, our two largest customers accounted for 13.0% and 10.6% of net sales, respectively. During 1996, one customer accounted for 15.7% of net sales.

   Gross profit increased $3.1 million (8%) to $40.1 million in 1997, from $37.0 million in 1996. As a percentage of net sales, gross profit decreased to 50.9% in 1997 from 54.8% in 1996. The decrease in gross profit as a percentage of sales was primarily attributable to increases in engineering, manufacturing and systems personnel needed to support continued growth in manufacturing capacity.

   During 1997, our board of directors authorized the acceleration of vesting of all outstanding performance-based stock options under our 1996 Stock Option Plan in connection with the recapitalization. The stock options were treated as variable in nature, and accordingly, the measurement date for assessing compensation attributable to such stock options was made at the time both the number of shares and the exercise price was known. In connection therewith, we made a charge to operations totaling $21.3 million. In addition, we paid bonuses amounting to $10.0 million to certain option holders for income taxes which were paid upon the exercise of certain of these stock options.

   Other operating expenses (consisting of sales, marketing, general and administration expenses) increased $2.5 million (28%) to $11.5 million in 1997 from $9.0 million in 1996. As a percentage of net sales, other operating expenses increased to 14.6% in 1997, as compared to 13.3% in 1996. The increase was due primarily to additional sales and marketing expenses attributable to increased sales coupled with the start-up costs associated with the January 1997 opening of our sales office in London, as well as the $1.2 million buy-out of our former CEO's employment contract, which was terminated in connection with the recapitalization.

   Net interest expense increased $15.8 million (168%) to $25.2 million in 1997, from $9.4 million in 1996. The increase in interest expense was primarily due to (1) fees and expenses of $16.4 million related to a bridge loan and (2) the increased level of borrowings in connection with the recapitalization and the NTI acquisition, which resulted in an increase in total debt of $179.4 million as of December 31, 1996 to $273.5 million as of December 31, 1997.

   The 1997 income tax benefit was $10.9 million, or 40% of income (loss) before income taxes. This included a $1.1 million income tax benefit received in connection with the early extinguishment of debt. Income tax expense in 1996 was $6.2 million or 33.3% of income before income taxes. In 1996, we converted from an "S" corporation to a "C" corporation.

   We incurred an extraordinary net loss of $1.6 million net of income tax benefit of $1.1 million due to the early extinguishment of long-term debt in connection with the recapitalization.

Quarterly Financial Information

   The following table presents selected quarterly financial information for each of the seven quarters ended September 30, 1999. This information is unaudited but, in our opinion, reflects all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this information in accordance with generally accepted accounting principles. These quarterly results are not necessarily indicative of future results.

                                                Three Months Ended
                         ----------------------------------------------------------------
                         Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                           1998     1998     1998      1998     1999     1999     1999
                         -------- -------- --------- -------- -------- -------- ---------
                                                  (in millions)
Net sales...............  $28.3    $26.3     $61.2    $59.1    $59.2    $71.7     $82.9
Cost of goods sold......   16.4     16.1      41.6     45.5     41.4     51.0      57.4
                          -----    -----     -----    -----    -----    -----     -----
Gross profit............  $11.9    $10.2     $19.6    $13.6    $17.8    $20.7     $25.5
                          =====    =====     =====    =====    =====    =====     =====

   The quarterly financial information is presented on an actual historical basis, not on a pro forma basis for the DCI merger. The decline in gross margin in the three months ended December 31, 1998 compared with the previous three months is the result of a decrease in average sales price per printed circuit board panel resulting from a decline in international demand caused by the Asian financial crisis in the second half of 1998. The increases in sales and gross profit in the first three quarters of 1999 reflect volume increases and increased average sales price.

Liquidity and Capital Resources

   Our principal sources of liquidity are cash provided by operations and borrowings under various debt agreements. Our principal uses of cash have been to finance mergers and acquisitions, meet debt service requirements, and finance capital expenditures. We anticipate that these uses, including acquisition opportunities currently under review, will continue to be our principal uses of cash in the future.

   Net cash provided by operating activities for the nine months ended September 30, 1999 and 1998 was $15.2 million and $6.1 million, respectively. Net cash provided by operating activities for the years ended December 31, 1998, 1997 and 1996 was $16.7 million, $9.1 million, and $12.2 million, respectively. Fluctuations in net cash provided by operating activities are primarily attributable to increases and decreases in our net income before non-cash charges. For 1997, net cash provided by operating activities was reduced by a $10.0 million cash bonus paid as part of the stock compensation expenses incurred in connection with the recapitalization. We reported substantial non-cash charges in 1998, including $39 million for the write-off of acquired in-process research and development and $10.9 million for the amortization of intangible assets and goodwill. No comparable non-cash charges were reported in 1997 or 1996.

   Net cash used in investing activities for the nine months ended September 30, 1999 and 1998 was $14.5 million and $184.6 million, respectively. Net cash used in investing activities for the years ended December 31, 1998, 1997 and 1996 was $194.8 million, $44.9 million and $3.6 million, respectively. These activities consist of capital expenditures in each period and cash used in the acquisition of NTI and the merger with DCI (see Note 12 to our consolidated financial statements).

   Capital expenditures were $14.2 million for the nine months ended September 30, 1999, compared to $12.4 million for the nine months ended September 30, 1998. Our capital expenditures were $18.0 million, $6.6 million and $10.2 million in 1998, 1997 and 1996, respectively, of which approximately $2.1 million, $0.6 million and $6.6 million were incurred in 1998, 1997 and 1996, respectively, under capital lease obligations. Our capital expenditures for 1999 were less than $20 million, and we anticipate capital expenditures for 2000 will be consistent with 1999 levels.

   Net cash provided by (used in) financing activities for the nine months ended September 30, 1999 and 1998 was $(2.2) million and $175.4 million, respectively. Net cash provided by (used in) financing activities for the years ended December 31, 1998, 1997 and 1996 was $174.9 million, $41.1 million, and $(8.9) million, respectively. Financing activities in 1998 consisted primarily of repayment of existing debt facilities and borrowings on new debt facilities. Financing activities in 1997 consisted primarily of increased borrowings, distributions to shareholders and shareholder transactions in connection with the recapitalization. Financing activities in 1996 primarily consisted of increased distributions to shareholders and shareholder transactions and increased debt requirements in connection with a prior recapitalization.

   As of September 30, 1999, we had borrowings of approximately $478 million. We have $45.0 million available for borrowing under the revolving credit facility (which is part of the Dynamic Details senior credit facility), less amounts which may be in use from time-to-time. As of September 30, 1999, we had $3.5 million in borrowings outstanding under our revolving credit facility. The minimum principal payment obligation under the Dynamic Details senior credit facility is $5.9 million for 2000. No other debt instruments require minimum principal repayments during such period. We intend to use the proceeds of this offering to repay some of our debt.

   The Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes are described below "Description of Indebtedness."

   Based upon our current level of operations, we believe that cash generated from operations, available cash and amounts available under our senior credit facility will be adequate to meet our debt service requirements, capital expenditures and working capital needs for at least the next twelve months, although no assurance can be given in this regard. Accordingly, there can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to enable us to service our indebtedness. We are highly leveraged and our future operating performance and ability to service or refinance the DDi Capital senior discount notes, and the Dynamic Details senior subordinated notes and to extend or refinance the Dynamic Details senior credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Quantitative and Qualitative Disclosure Relating to Market Risks

 Interest Rate Risk

   The Dynamic Details senior credit facility bears interest at a floating rate; our Dynamic Details senior subordinated notes, DDi Capital senior discount notes and DDi Intermediate senior discount notes bear interest at fixed rates. We reduce our exposure to interest rate risks through swap agreements. In June 1999, we terminated our then existing interest rate swap agreements and entered into replacement agreements. At that time, we realized $5.6 million from the termination of the existing swap agreements (which will be amortized through January 2002 as a reduction to interest expense) and $0.5 million from entering into the new agreements (which will be amortized though April 2005 as a reduction to interest expense).

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest applied to a notional amount equal to the principal balance of the term facility portion of the Dynamic Details senior credit facility for the period June 30, 1999 through August 31, 2001. During this period, our maximum annual rate is 5.65% for a given month, unless one-month LIBOR for that month equals or exceeds 7.00%, in which case we pay 7.00% for that month. From September 1, 2001 through the scheduled maturity of the senior term facility in 2005, we pay a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the senior term facility during that period. As of September 30, 1999 the one-month LIBOR was 5.38%, and, as a result, we pay 5.65% and receive one-month LIBOR. As a result of our current swap agreements, a 10% increase in interest rates would decrease our interest expense under the agreements over the 12 months ending September 30, 2000 by approximately $0.7 million.

   The revolving credit facility bears interest at (1) 2.25% per annum plus the applicable LIBOR or (2) 1.25% per annum plus the federal reserve reported overnight funds rate plus 0.5% per annum. As of September 30, 1999, we had an outstanding balance of $3.5 million on our revolving credit facility. We do not anticipate having a material outstanding balance on this facility over the 12 months ending September 30, 2000. Therefore, a 10% change in interest rates as of September 30, 1999 is not expected to materially affect the interest expense to be incurred on this facility during such period.

   A change in interest rates would not have an effect on the interest expense to be incurred on the Dynamic Details senior subordinated notes, DDi Capital senior discount notes or the DDi Intermediate senior discount notes because each of these instruments bears a fixed rate of interest.

 Foreign Currency Exchange Risk

   All of our sales are denominated in U.S. dollars and as a result we have relatively little exposure to foreign currency exchange risk with respect to sales made. The Company does not use forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. Therefore, the effect of a 10% change in exchange rates as of September 30, 1999 would not have an impact on our operating results over the 12 month period ending September 30, 2000.

 Impact of Inflation

   We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

 Year 2000 Impact

   We have not experienced any problems with our computer systems relating to distinguishing twenty-first century dates from twentieth century dates, which generally are referred to as year 2000 problems. We are also not aware of any material year 2000 problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any year 2000 problems.

 Risks Associated with Intangible Assets

   As of September 30, 1999, our balance sheet reflected $210 million of intangible assets, a substantial portion of our total assets at such date. The intangible assets consist of goodwill and other identifiable intangibles relating to our recent merger and our recent acquisition. The balances of these intangible assets may increase in future periods, principally from the consummation of further acquisitions. Amortization of these additional intangibles would, in turn, have a negative impact on earnings. In addition, we continuously evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets, which could have a material adverse effect on our results during the periods in which such a reduction is recognized. There can be no assurance that we will not be required to write down intangible assets in future periods.

Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required. Through September 30, 1999, we have no elements which give rise to reporting comprehensive income.

   In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required unless deemed impractical. This pronouncement has had no significant impact on our reporting practices since its adoption; and until such time that we diversify our operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require us to reflect the fair value of our derivative instruments (see Note 8 to our consolidated financial statements) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income.

                                    BUSINESS

Overview

  We are a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and electronics manufacturing services providers. We target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design. We offer a suite of value-added, integrated services in support of our customers' new product development, including:

    .  on-campus and in-the-field design of complex printed circuit boards;

    . quick-turn and pre-production fabrication of complex printed circuit boards;

    . time-critical assembly of backpanels, printed circuit boards, card cages and wire harnesses; and

    .  total system assembly and integration.

  Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment such as hubs, routers and switches. The time-critical segment of the electronics manufacturing services, or EMS, industry in which we operate is characterized by high margins, rapid growth and significant customer diversity. Our adjusted EBITDA for the twelve-month period ended September 30, 1999 of $61.1 million represents an adjusted EBITDA margin of 22.4%, which we believe is among the highest in the EMS industry.

  Our design and manufacturing expertise and our leading-edge process technology allow us to provide our customers with a broad array of time-critical services and make us integral to their product development and manufacturing strategies. Our quick-turn services enable our customers to shorten product development cycles and reduce their time to market for new products. We distinguish ourselves from other EMS companies by focusing on direct relationships with research and development personnel at original equipment manufacturers, or OEMs. This focus makes us a strategic partner in our customers' new product initiatives and gives us access to emerging providers of next-generation technology, such as Applied Microsystems, Broadcom, Efficient Networks and Gadzoox. We believe our core strengths in the design, test and launch phases of new electronic product development give us a competitive advantage in providing services to selected industries characterized by rapid product introductions and strong growth.

Industry Background

   The EMS industry provides a range of manufacturing services to OEMs in the electronics equipment industry and is growing rapidly. EMS industry revenues grew from approximately $22 billion in 1993 to approximately $73 billion in 1999 and are expected to grow at approximately 20% annually to approximately $149 million in 2003. EMS industry growth is fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. In 1998, approximately 17% of electronics OEMs' cost of goods sold was attributable to components and products outsourced to EMS providers. Industry sources expect this percentage to reach 33% by 2003.

   Electronics manufacturing services were historically labor-intensive functions outsourced by OEMs to obtain additional capacity during periods of high demand and initially consisted mainly of printed circuit board assembly. Early EMS providers acted essentially as subcontractors, providing production capacity on a transactional basis. With advances in process technology, EMS providers developed additional capabilities and were able both to improve quality and to reduce OEMs' costs. Over time, OEMs came to rely on EMS providers to perform a broader array of manufacturing services, including design and development activities. In recent years, EMS providers have expanded their range of services to include front-end design and product development, back-end packaging and distribution and overall supply chain management.

    By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service. Outsourcing allows OEMs to take advantage of the manufacturing expertise, advanced technology and capital investment of EMS providers and to achieve overall cost benefits. OEMs use EMS providers to enhance their competitive position by:

  .  reducing time-to-market and time-to-volume production;

  .  reducing operating costs and invested capital;

  .  improving supply chain management;

  .  focusing their resources on core competencies;

  .  accessing advanced manufacturing capabilities and process technologies;
     and

  .  improving access to global markets.

   We believe the fast-growing communications and networking equipment industries represent large and attractive markets for electronic manufacturing services. These industries are characterized by increasingly rapid product introductions driven by, among other factors, the demand for network infrastructure to handle increased voice and data traffic created by the Internet. Communications equipment OEMs are at a relatively early state of the outsourcing trend and are increasingly utilizing EMS providers, such as ourselves, for product design and manufacturing.

The DDi Customer Solution

   We engineer technologically advanced materials for our customers within extremely short turnaround times, which distinguishes us from traditional EMS providers and provides our customers with a competitive advantage in delivering their new products to market quickly. Our customers benefit from the following components of the DDi customer solution:

  . Time-critical Service. Based on industry data, we believe we are one of the largest providers of quick-turn complex printed circuit boards in the United States. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales for the nine months ended September 30, 1999 were generated from services delivered in 10 days or less.

  . Advanced Technology. Our focus on quick-turn and pre-production design and manufacturing services requires our engineers to remain on the cutting edge of electronics technology, and our customers benefit from the expertise we have developed as they seek to introduce new products. Approximately 55% of our net sales for the nine months ended September 30, 1999 involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are technologically complex as a result of the incorporation of features such as flip chips, multichip module-laminates, advanced substrates and microvias.

  . Proactive Sales Force. Our knowledgeable and innovative sales force, based in Silicon Valley, enables our current and prospective customers to understand and exploit the wide range of services provided by our facilities across the country. Our salespeople helped us achieve a net increase of approximately 150 customers in 1999.

  . Relationships with Research and Development Personnel. In many cases, we have design engineers stationed on-site in our customers' product development divisions. As a result, we help our customers develop workable technical solutions to their concepts for next generation products.

  . Experienced and Incentivized Management. Our management team, led by Charles D. Dimick and Bruce D. McMaster, collectively has nearly 100
     years of experience in the EMS industry. Our managers will hold   % of
     our fully diluted stock outstanding after this offering.

   We believe that these attributes allow us to consistently meet and exceed our customers' expectations and that, as a result, we will continue to attract leading OEMs and EMS providers as customers.

Our Strategy

   Our goal is to be the leading provider of time-critical, technologically advanced electronics manufacturing services. To achieve this goal, we will:

   Continue our Focus on the Fast-Growing Communications and Networking Equipment Industries. We focus our marketing efforts on the fast-growing communications and networking equipment industries, targeting established OEMs, emerging providers of next-generation technology and EMS providers serving these industries. The communications and networking equipment industries represented approximately 55% of our net sales during the nine months ended September 30, 1999.

   Capitalize on our Strong Customer Relationships and Design Expertise to Participate in Future Product Introductions and Further Outsourcing
Programs. We have served established OEMs for many years, through multiple product generations. We have positioned ourselves as a strategic partner in our customers' new product initiatives by focusing on direct relationships with our customers' research and development personnel. As a result, we have developed expertise and gained knowledge of our customers' new product design programs, all of which position us as a preferred EMS provider for future product generations.

   Strengthen our Technological Leadership in the Time-Critical Segment of the EMS Industry and Continue to Improve Quality and Delivery Times by Incorporating Emerging Technologies and Consistently Refining our Manufacturing Processes. We have developed process management expertise over time, which positions us as an industry leader in providing flexible and responsive quick-turn services. We have helped pioneer advances in some of the most important areas of printed circuit board design and manufacturing and are continuously incorporating new technology into our manufacturing processes in order to further improve quality and reduce delivery times. Our concentration on cutting-edge methods gives us access to emerging providers of next-generation technology, such as Applied Microsystems, Broadcom, Efficient Networks and Gadzoox.

   Leverage our Leadership in Quick-Turn Design and Manufacturing Services to Further Expand Our Assembly Operations and Other Value-Added Services. As an industry leader in quick-turn design and manufacturing services, we gain early access to our customers' product development processes, giving us the opportunity to leverage the provision of our design services to provide other value-added services including quick-turn and pre-production assembly of backpanels, printed circuit boards, card cages and wire harnesses and full system assembly and integration. We predominantly use these additional capabilities in our customers' new product development programs to enable them to further reduce their time to market and overall cost.

   Expand our International Presence to Better Serve the Needs of Customers Seeking to Outsource Their Worldwide Design and Manufacturing Activities. We have a European sales office based in London supporting our growing European sales effort. We believe that the European market offers significant growth opportunities as large OEMs are increasing their global distribution and are seeking EMS providers with the ability to operate in multiple markets. We currently serve our Asian and European customers from our U.S. facilities, and we are evaluating the viability of establishing or acquiring a quick-turn facility in Europe to serve our growing European customer base.

   Pursue Selected Acquisition Opportunities, Including Asset Divestitures by OEMs. We have actively pursued acquisitions to enhance our service offerings, expand our geographic presence and increase our production capabilities. An increasing number of OEMs are divesting their production capabilities as an integral part of their manufacturing strategy. We have completed an acquisition and a merger since 1997, and we intend to continue to selectively pursue strategic acquisition opportunities, including OEM divestitures, that we believe will complement our internal growth.

Our Services

   We provide a suite of value-added, integrated services, used by our customers predominantly in the development of new products, including:

   On-campus and In-the-field Design of Complex Printed Circuit Boards. We target our design and development engineering services primarily at the front-end of the new product development process. We provide design and engineering assistance in the early stages of new product development to ensure that both mechanical and electrical considerations are integrated into a cost-effective manufacturing solution. We design and develop printed circuit boards that meet or exceed established operating parameters for new products. In doing so, we often recommend and assist in implementing design changes to reduce manufacturing costs and lead times, increase manufacturing yields and improve the quality of the finished product.

   Quick-turn and Pre-production Fabrication of Complex Printed Circuit
Boards. Printed circuit boards are the basic platforms used to interconnect and mount a broad array of electronic components and can be found in virtually all electronic products, including consumer electronics, computers and automotive, telecommunications, industrial, medical, military and aerospace equipment. Typically, printed circuit boards used in consumer electronic products are less technologically sophisticated, employing lower layer counts and requiring less manufacturing sophistication than printed circuit boards used in high-end commercial equipment. Communications and networking equipment manufacturers require more complex multilayer interconnect solutions with advanced materials, narrow line widths and separations of copper traces and small diameters of vias and through-holes to connect internal circuitry.

   Quick-turn services are used in the design, test and launch (pre-production) phases of new electronic product development and are delivered within 10 to 20 days and sometimes as little as 24 hours. Larger volumes of printed circuit boards are needed as a product progresses past the testing, design and pre-production phases. The advanced design, development and manufacturing technologies we employ facilitate quick-turn production of complex, multi-layered printed circuit boards utilizing super-fine line spaces and traces, buried resistors and capacitors, microvias and a wide range of substrates and materials. Our ability to provide these services on a quick-turn and longer-lead delivery basis involves working closely with customers from the initial design of new products through development and launch.

   Time-critical Assembly of Backpanels, Printed Circuit Boards, Card Cages and Wire Harnesses. We assemble backpanels, printed circuit boards, card cages and wire harnesses on a low volume, quick-turn basis. Backpanels are used to connect printed circuit boards and other electrical components, while card cages and wire harnesses integrate wires with connectors and terminals to transmit electricity between two or more points. As the electronics industry has worked to increase component speed and performance, the design of these components has become more integrated. We have responded to this trend and provide these additional assembly services to complement our front-end design and development capabilities.

   Total System Assembly and Integration. We provide full system assembly services, predominantly for products in development by OEMs. These services require logistical capabilities and supply chain management to rapidly acquire source components, assemble prototype products, perform complex testing and deliver products to the customer.

Our Customers and Markets

   We believe that we have one of the broadest customer bases in the EMS industry. More than 1,400 OEMs and EMS companies representing a wide range of end-user markets used our services in 1999, a net increase of approximately 150 customers in 1999. We measure customers as those companies that place at least two orders in a twelve-month period. Our customers principally consist of leading communications and networking equipment and computer companies, as well as medical, automotive, industrial and aerospace equipment manufacturers. During the nine months ended September 30, 1999, sales to our largest customer, Alcatel, accounted for only 8% of our net sales, and sales to our ten largest customers accounted for approximately 40% of our net sales. We have been successful at retaining customers and have worked with our three largest customers since 1991.

   Approximately 80% of our net sales are made to OEMs, and the remainder are to EMS providers. The following table shows, for the periods indicated, the percentage of our sales in each of the principal end-user markets we served for the years ended December 31, 1997, 1998 and 1999.

                                                  Year Ended December 31,
                                                  -----------------------
End-User Markets                                   1997      1998      1999
----------------                                  -------   -------   -------
Communications and networking equipment..........      34%       53%       55%
Computer and peripherals.........................      45        24        21
Medical, automotive, industrial and test
 instruments.....................................       6        11         9
Aerospace equipment..............................       6         3         2
Other............................................       9         9        13
                                                  -------   -------   -------
  Total..........................................     100%      100%      100%
                                                  =======   =======   =======

   The following table indicates, for the nine months ended September 30, 1999, our largest OEM and EMS customers in terms of net sales, in alphabetical order, and the primary end products for which we provided our services.

OEM Customers             End Products
-------------             ------------
Alcatel.................. Communications switching and transmission equipment, networking equipment
Cisco Systems............ Networking equipment
Marconi Communications... Communications switching and transmission equipment, networking equipment
IBM...................... Network servers
Intel.................... Personal computers
Motorola................. Telecommunications infrastructure equipment, wireless communications equipment
Nokia.................... Telecommunications infrastructure equipment, wireless communications equipment
EMS Customers             End Products
-------------             ------------
Celestica................ Communications and computing equipment
Flextronics.............. Communications and computing equipment
Jabil.................... Communications and computing equipment
Solectron................ Communications and computing equipment

Technology, Development and Processes

   We maintain a strong commitment to research and development and focus our efforts on enhancing existing capabilities as well as developing new technologies. Our close involvement with our customers in the early stages of their product development positions us at the leading edge of technical innovation in the design of quick-turn and complex printed circuit boards. Our staff of nearly 300 experienced engineers, chemists and laboratory technicians works in conjunction with our sales staff to identify specific needs and develop innovative, high performance solutions to customer issues. This method of product development allows customers to augment their own internal development teams while providing us with the opportunity to gain an in-depth understanding of our customers' businesses and enabling us to better anticipate and serve their future needs.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. In recent years, the trend in the electronics equipment industry has been to increase speed and performance of components while at the same time reducing their size. This trend requires increasingly complex printed circuit boards with higher densities. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In the last two years, we have made substantial investments in equipment and technology to meet these needs and maintain our competitive advantage.

   We believe the highly specialized equipment we use is among the most advanced in our industry. We provide a number of advanced technologies, including ball grid array, flip chips, multichip module-laminates, advanced substrates and microvias. We are qualified under various industry standards, including Bellcore compliance for communications products and UL (Underwriters Laboratories) approval for electronics. In addition, all of our production facilities are ISO-9002 certified. These certifications require that we meet standards related to management, production and quality control, among others.

Manufacturing

   We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, card cage and wire harness assemblies and full system assembly and integration that meet increasingly tight tolerances and specifications demanded by OEMs. The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conducive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Certain advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer-controlled laser drilling and routing, automated plating and process controls and achievement of controlled impedance.

   Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel.

   Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections between certain layers, called blind or buried vias, and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

   Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting. We have no patents for these proprietary techniques and rely primarily on trade secret protection.

   Accomplishing these operations in time-critical stituations, as we do, requires the attention of highly-qualified personnel. Furthermore, our manufacturing systems are managed to maximize flexibility to accommodate widely varying projects for different customers with minimal or no turnover time. We seek to maximize the use of our production and manufacturing capacity through the efficient management of time-critical production schedules.

   Excluding our Colorado facility, which we decided to close in December 1999, we conduct our operations in several buildings that we own or lease. We believe our facilities are currently adequate for our operating needs. Our principal manufacturing facilities are as follows:

 Location                   Function                                Square Feet
 --------                   --------                                -----------
 Anaheim, California        Quick-turn printed circuit boards         108,000
 Milpitas, California       Quick-turn printed circuit boards          86,000
 Garland, Texas             Pre-production printed circuit boards      86,000
 Dallas, Texas              Assembly                                   49,000
 Marlborough, Massachusetts Assembly                                   32,500
 La Grange, Georgia         Assembly                                    5,000

We lease all of the above facilities except the Garland, Texas facility.

Sales and Marketing

   Our marketing strategy focuses on developing close working relationships with our customers early in the design phase and throughout the lifecycle of the product. Accordingly, our senior management personnel and engineering staff advise customers with respect to applicable technology, manufacturing feasibility of designs and cost implications through on-line computer technical support and direct customer communication. We have focused our marketing efforts on developing long-term relationships with research and development personnel at key customers in high-growth segments of the electronics equipment industry.

   We employ a targeted sales effort to help optimize our market share at the customer level. In particular, we have implemented individual accountability for each client for all services across all facilities, developed a comprehensive database and allocation process to control our calling and cross-selling effort, and have a global account program for coordinating sales to our top 20 customers. The success of our sales strategy is demonstrated by the net addition of over approximately 150 customers during the year ended December 31, 1999.

   We market our design, development and manufacturing services through an internal sales force of approximately 100 individuals and an expansive sales network consisting of 14 organizations comprised of approximately 80 manufacturers' representatives across the United States. Approximately half of our net sales in the year ended December 31, 1998 were generated through manufacturers' representatives. For many of these manufacturers' representatives, we are the largest revenue source and the exclusive supplier of quick-turn and pre-production printed circuit boards. In 1997, we opened a sales office in London, England, and plan to continue expanding our international sales efforts.

Our Suppliers

   Our raw materials inventory is small relative to our sales and must be regularly and rapidly replenished. We use just-in-time procurement practices to maintain our raw materials inventory at low levels, and we work closely with our suppliers to incorporate technological advances in the raw materials we purchase. Because we provide primarily lower-volume quick-turn services, this inventory policy does not hamper our ability to complete customer orders. Although we prefer certain suppliers for some raw materials, multiple sources exist for all materials. Adequate amounts of all raw materials have been available in the past and we believe this will continue in the foreseeable future.

   The primary raw materials that we use in production are core materials (copperclad layers of fiberglass of varying thickness impregnated with bonding materials) and chemical solutions (copper, gold, etc.) for plating operations, photographic film and carbide drill bits.

Competition

   The EMS industry is highly fragmented and characterized by intense competition. We principally compete in the time-critical segment of the EMS industry against independent, small private companies and integrated subsidiaries of large, broadly based volume producers, as well as the internal capacity of OEMs. We believe that competition in the market segment we serve, unlike in the EMS industry generally, is based less on price than on product quality and reliability, design capabilities, quick-turn delivery and support. In addition, we do not compete in the high volume production manufacturing aspect of the industry and as a result are less exposed to low cost manufacturers who compete on price in the commodity segment of this market.

   Competition in the complex and time-critical segment of our industry has increased due to consolidation, resulting in potentially better capitalized competitors. Our basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market.

Backlog

   Although we obtain firm purchase orders from our customers, our customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

Governmental Regulation

   Our operations are subject to certain federal, state and local regulatory requirements relating to environmental compliance and site cleanups, waste management and health and safety matters. In particular, we are subject to regulations promulgated by:

  . the Occupational Safety and Health Administration pertaining to health and safety in the workplace;

  . the Environmental Protection Agency pertaining to the use, storage, discharge and disposal of hazardous chemicals used in the manufacturing processes; and

  .  corresponding state agencies.

   To date the costs of compliance and environmental remediation have not been material to us. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on us, or if conditions requiring remediation were found to exist, we may be required to incur substantial additional expenditures.

Employees

   As of December 31, 1999, after giving effect to the consolidation of our Colorado operations into our Texas facility, we had approximately 1,800 employees, none of whom are represented by unions. Of these employees, approximately 1,550 were involved in manufacturing and engineering, 100 worked in sales and marketing and 150 worked in accounting, systems and other support capacities. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.

Legal Proceedings

   We are a party to various legal actions arising in the ordinary course of our business. We believe that the resolution of these legal actions will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth our directors and executive officers, their ages as of December 31, 1999, and the positions currently held by each person:

Name                                  Age Office
----                                  --- ------
                                          President, Chief Executive Officer and
Bruce D. McMaster....................  38 Director
Charles D. Dimick....................  43 Chairman and Director
Joseph P. Gisch......................  43 Chief Financial Officer
John Peters..........................  45 Vice President, Sales and Marketing
Greg Halvorson.......................  38 Vice President, Operations
Terry L. Wright......................  40 Vice President, Engineering
David Dominik........................  43 Director
Edward W. Conard.....................  43 Director
Stephen G. Pagliuca..................  44 Director
Prescott Ashe........................  32 Director
Stephen M. Zide......................  39 Director
Mark R. Benham.......................  48 Director
Christopher Behrens..................  38 Director

   We anticipate that two additional directors not otherwise affiliated with us or any of our stockholders will be elected to the board of directors following the completion of this offering.

   Bruce D. McMaster joined us in 1985 and has served as our President since 1991 and as a Director and our Chief Executive Officer since 1997. He has over 21 years of experience in the EMS industry. Before becoming our President, Mr. McMaster worked in various management capacities in our engineering and manufacturing departments.

   Charles D. Dimick joined us in 1998 upon our merger with DCI. He is our Chairman, a Director and the President of our subsidiary, Dynamic Details Incorporated, Silicon Valley. He has over 21 years of experience in the EMS industry. Mr. Dimick founded DCI in 1991 and served as its president and chief executive officer until the merger. Previously, he was a senior vice president of sales and marketing at Sigma Circuits.

   Joseph P. Gisch has served as our Chief Financial Officer since 1995. From 1986 to 1995, Mr. Gisch was a partner at the accounting firm of McGladrey & Pullen, LLP where he was responsible for the audit, accounting and information systems for a variety of manufacturing clients. Mr. Gisch was responsible for our general accounting and income tax matters. Mr. Gisch has not been responsible for any of our audit services since 1991.

   John Peters joined us in 1998 upon our merger with DCI. He has been our Vice President, Sales and Marketing, since 1999. He was the senior vice president of sales and marketing of our subsidiary, Dynamic Details Incorporated, Silicon Valley from 1998 to 1999. Mr. Peters served as vice president of sales and marketing of DCI from 1992 to 1998.

   Greg Halvorson joined us in 1998 upon our merger with DCI. He is a Vice President and the Senior Vice President of Operations of our subsidiary, Dynamic Details Incorporated, Silicon Valley. Prior to joining us, Mr. Halvorson served as vice president of operations of DCI from 1995 to 1998. Mr. Halvorson spent six years at Pacific Circuits as plant manager and head of engineering before which he was manager of computer-aided manufacturing at Sigma Circuits.

   Terry L. Wright joined us in 1991 and has served as Vice President, Engineering since 1995. Prior to joining us, Mr. Wright was a general manager at Applied Circuit Solutions and a quality assurance manager at Sigma Circuits.

   David Dominik has served as a Director since November 1998. Mr. Dominik has been a managing director of Bain Capital, Inc. since 1990. Previously, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies, and assistant to the chairman of Genzyme Corporation, a biotechnology firm. From 1982 to 1984, he worked as a management consultant at Bain & Company. Mr. Dominik was elected as a director of DCI in 1996. Mr. Dominik also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc. and OneSource.

   Edward W. Conard has served as a Director since 1997. He has been a managing director of Bain Capital, Inc. since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Prior to that, he was a vice president at Bain & Company, where he headed the firm's operations practice area. Mr. Conard also serves as a director of Waters Corporation, Cambridge Industries, Alliance Corp., ChipPAC, Inc., Medical Specialties, Inc. and U.S. Synthetic.

   Stephen G. Pagliuca has served as a Director since January 2000. Mr. Pagliuca has been a managing director of Bain Capital, Inc. since May 1993 and a general partner of Bain Venture Capital, Inc. since 1989. Prior to joining Bain Capital, Mr. Pagliuca was a partner at Bain & Company. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. He is also a director of Gartner Group, Coram Healthcare, Epoch Senior Living, Wesley Jessen Visioncare, Dade Behring Inc. and Vivra Specialty Partners.

   Prescott Ashe has served as a Director since 1997. Mr. Ashe has been a principal at Bain Capital, Inc. since June 1998 and was an associate at Bain Capital, Inc. from December 1992 to June 1998. Prior to that, he was an analyst at Bain Capital, Inc. and a consultant at Bain & Company. Mr. Ashe also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc., and SMTC Corporation.

   Stephen M. Zide has served as a Director since 1997. Mr. Zide has been a managing director at Pacific Equity Partners since 1998. Previously he was an associate at Bain Capital, Inc., and prior to that he was a partner at the law firm of Kirkland & Ellis. Mr. Zide is also a director of Alliance Laundry Systems, L.L.C.

   Mark R. Benham has served as a Director since November 1998. Mr. Benham was a co-founder of Celerity Partners, L.L.C. and has been a partner since 1992. Previously he was a senior investment officer of Citicorp Venture Capital, Ltd., and prior to that he was an advisor to Yamaichi UniVen Co., Ltd., the venture capital subsidiary of Yamaichi Securities International. Mr. Benham is a director of SubMicron Systems Corporation, Rapid Design Service, Inc., SMTC Corporation and Starcom Holdings, Inc.

   Christopher Behrens has served as a Director since 1997. He has been a principal of Chase Capital Partners since 1994 and a general partner since January 1999. Prior to joining Chase Capital Partners, Mr. Behrens was a vice president in the Merchant Banking Group of The Chase Manhattan Bank from 1990 to 1994. Mr. Behrens is a director of Case Swayne, Covenant Care, Erickson Air Crane, Haddington Energy Partners, Independent Propane Company, Patina Oil & Gas, Vinings, Portola Packaging and The Pantry.

Board Composition

   All directors are elected and serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. All members of our board of directors set forth herein were elected by class vote pursuant to our Articles of Incorporation. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors.

   Prior to the completion of this offering, our board will be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Director Compensation

   We currently pay no compensation to our non-employee directors, and pay no additional remuneration to our employees or executives for their service as directors.

Committees of the Board of Directors

   Prior to this offering, our board of directors had two committees, the audit committee and the compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

   The audit committee makes recommendations to the board of directors regarding the independent auditors to be approved by the stockholders, reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results with the independent auditors. The audit committee is currently comprised of Messrs. Dominik, Ashe and Zide and, following this offering, will be comprised of a majority of directors not otherwise affiliated with us or any of our principal stockholders. PricewaterhouseCoopers LLP presently serves as our independent auditors.

   The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on
(1) compensation of our officers other than Mr. McMaster and Mr. Dimick and (2) adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee administers our stock plans and is comprised of Messrs. Conard, Dominick and Ashe.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee do not receive compensation for their services as directors. See "Certain Relationships and Related Transactions--Management Agreement" and "--Other Related Party Payments."

Executive Compensation

   The following table sets forth information concerning the compensation for the years ended December 31, 1998, 1997 and 1996 for our chief executive officer and our four other most highly compensated executive officers at the end of our last fiscal year. For ease of reference, we collectively refer to these executive officers throughout this section as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation        Long Term Compensation
                                  ----------------------------   ----------------------------
                                                     Other       Restricted       Securities
                                                     Annual         Stock         Underlying        All Other
                                  Salary   Bonus  Compensation     Awards           Options        Compensation
Name and Principal Position  Year   ($)     ($)       ($)            ($)              (#)              ($)
---------------------------  ---- ------- ------- ------------   -----------      -----------      ------------
Bruce D. McMaster.......     1998 432,423  69,694        -- (1)          --                --             --
 President and Chief         1997 379,326 356,188  4,580,153(2)      241,026(7)       48,205.1(8)   1,088,558(14)
 Executive Officer                                    23,735(3)
                                                       3,808(4)
                             1996 331,250 300,000        -- (1)          --              781.0(9)         --

Charles D. Dimick.......     1998 190,076  31,281      3,000(4)          --           39,008.0(10)    852,490(15)
 Chairman, President of                               39,684(5)                       11,592.5(11)  1,820,887(16)
 Dynamic Details                                     816,721(6)                        4,953.3(12)
 Incorporated,               1997     --      --         --              --                --             --
 Silicon Valley              1996     --      --         --              --                --             --

Joseph P. Gisch.........     1998 269,346  18,967        -- (1)       10,000(13)           --         155,198(14)
 Chief Financial             1997 262,847  62,077    651,791(2)       40,171(7)        8,034.2(8)
 Officer                                               3,384(3)
                                                       2,195(4)
                             1996 246,693  50,286        -- (1)          --              111.0(9)         --

Lee W. Muse, Jr.........     1998 355,981  69,694        -- (1)          --                --             --
 Vice President              1997 314,769 356,188  3,810,922(2)      187,464(7)       37,492.8(8)     905,802(14)
                                                      19,750(3)
                                                         891(4)
                             1996 254,807 300,000        -- (1)          --              649.0(9)         --

Terry L. Wright.........     1998 158,519  14,111        -- (1)          --                --             --
 Vice President,             1997 147,208  99,126    957,134(2)       66,952(7)       13,390.3(8)     227,720(14)
 Engineering                                           4,965(3)
                                                       1,227(4)
                             1996 127,502  75,000        -- (1)          --              162.0(9)         --

--------
 (1) The perquisites and other benefits paid did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such named executive officer.
 (2) Reflects amounts paid to such named executive officers to satisfy certain tax obligations incurred in connection with the exercise of options to purchase shares of common stock in connection with the recapitalization.
 (3) Reflects the grant of 4,747.0, 676.8, 3,950.0, and 993.1 shares of Class A common stock to Mr. McMaster, Mr. Gisch, Mr. Muse, and Mr. Wright, respectively, as compensation for services rendered.
 (4) Reflects payments made in connection with the use of a personal automobile.
 (5) Represents payments under our cash bonus plan made at the time of the exercise of options to purchase 25,236.2 shares of Class A common stock.
 (6) Reflects deferred cash distributions made in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of Class A common stock and Class L common stock in connection with the DCI merger.

 (7) Reflects the purchase of 50,620.2, 8,436.7, 39,371.3 and 14,061.2 shares of restricted Class A common stock by Mr. McMaster, Mr. Gisch, Mr. Muse and Mr. Wright, respectively, at a purchase price of $5.00 per share and the subsequent repurchase by us from each of Mr. McMaster, Mr. Gisch, Mr. Muse and Mr. Wright of 2,415.2, 402.5, 1,878.5 and 670.9 shares of restricted Class A common stock, respectively, at a purchase price of $5.00 per share in connection with the NTI acquisition. These named executive officers purchased these shares by issuing an interest bearing note to us. The outstanding principal amounts of the interest bearing notes of such named executive officers were reduced by approximately $12,076, $2,013, $9,392 and $3,354, respectively, to reflect the repurchase by us of the shares of restricted Class A common stock, as described above, in connection with the NTI acquisition. In 1998, each of Mr. McMaster and Mr. Muse agreed to forfeit 1,900 and 1,300 shares, respectively, of restricted Class A common stock, which shares were subsequently issued to certain of our employees, and the outstanding principal amounts of the interest bearing notes of such named executive officers were reduced by approximately $9,500 and $6,500, respectively, to reflect the forfeiture. Additionally, each of Mr. McMaster and Mr. Muse agreed to transfer 5,700 and 4,300 shares, respectively, of restricted Class A common stock, to Mr. Gisch and the outstanding principal amounts of the interest bearing notes of Mr. McMaster and Mr. Muse were reduced by approximately, $28,500 and $21,500, respectively, and the outstanding principal amount of the interest bearing note of Mr. Gisch was increased by approximately $50,000 to reflect the transfer. See "Certain Relationships and Related Transactions--Certain Loans and Payments to Named Executive Officers." The restricted stock vests in 48 equal monthly installments beginning November 28, 1997. We have the right to repurchase the unvested restricted shares of Class A common stock held by a named executive officer for the original purchase price in the event that the named executive officer ceases to be employed by us.
 (8) The options represent the net number of options to purchase shares of Class A common stock at an exercise price of $61.17 per share, substantially above the then fair market value of the Class A common stock ($5.00 per share), issued in connection with the recapitalization after accounting for the reduction in the number of shares available upon exercise of the options as described below. The options vest in 48 equal monthly installments beginning November 28, 1997. In connection with the NTI acquisition, Mr. McMaster, Mr. Gisch, Mr. Muse and Mr. Wright agreed to permit us to cancel options to purchase 2,415.2, 402.5, 1,878.5 and
     670.9 shares of Class A common stock, respectively, at an exercise price of $61.17 per share. Additionally, in 1998 each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 1,900 and 1,300 shares, respectively, of Class A common stock at an exercise price of $61.17 per share, which options were subsequently granted by us to certain of our other employees. Additionally, each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 5,700 and 4,300 shares of Class A common stock, respectively, at an exercise price of $61.17 per share, which options were subsequently granted by us to Mr. Gisch.
 (9) The options represent options to purchase shares of common stock at an exercise price of $2,179 per share. In connection with the recapitalization: (i) unvested options to purchase approximately 630.6, 89.6, 523.5, and 130.7 shares of common stock at an exercise price of $2,179 held by Mr. McMaster, Mr. Gisch, Mr. Muse, and Mr. Wright, respectively, became vested and were exercised, and (ii) as part of the management rollover equity, unvested options to purchase approximately 150.5, 21.4, 125.2 and 31.5 shares of common stock at an exercise price of $2,179 held by Mr. McMaster, Mr. Gisch, Mr. Muse and Mr. Wright, respectively, became vested and converted into options to purchase approximately 34,012.3, 4,849.2, 28,302.0 and 7,115.2 shares of Class A common stock, respectively, at an exercise price of $0.96 per share and options to purchase approximately 4,203.8, 599.3, 3,498.0 and 879.4 shares of Class L common stock, respectively, at an exercise price of $70.19 per share. The fair market value of the common stock on the date of the recapitalization was $11,800 per share.
(10) The options represent options to purchase shares of Class A common stock at an exercise price equal to $1.58 per share issued to replace options to purchase shares of DCI common stock in connection with the DCI merger.
(11) The options represent options to purchase shares of Class A common stock at an exercise price equal to $61.17 per share issued to replace options to purchase shares of DCI common stock in connection with the DCI merger.

(12) The options represent options to purchase shares of Class L common stock at an exercise price equal to $364.09 per share issued to replace options to purchase shares of DCI common stock in connection with the DCI merger.
(13) The options represent options to purchase shares of Class A common stock at an exercise price of $61.17 issued to Mr. Gisch after each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 5,700 and 4,300 shares of Class A common stock, respectively, at an exercise price of $61.17 per share.
(14) Reflects bonuses earned by certain of the named executive officers in connection with the recapitalization that are payable on the third anniversary of the recapitalization whether or not such named executive officer is still employed by us.
(15) Reflects deferred cash distributions payable in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of Class A common stock and Class L common stock in connection with the DCI merger.
(16) Represents amounts payable under our cash bonus plan in connection with the exercise of outstanding options to purchase shares of Class A common stock and Class L common stock.

Option Grants in Last Year

   The following table sets forth information concerning grants of options to purchase shares of our common stock made to the named executive officers during the year ended December 31, 1998.

                             OPTION GRANTS IN 1998

                                       Individual Grants
                         -----------------------------------------------
                                         Percent
                                         of Total                        Potential Realizable Value at
                          Number of      Options                         Assumed Annual Rates of Stock
                         Securities     Granted to  Exercise             Price Appreciation for Option
                         Underlying    Employees in Price Per                       Term(7)
                           Options     Fiscal 1998    Share   Expiration ---------------------------------
          Name           Granted (#)      (%)(6)       ($)       Date     5% ($)      10% ($)     X% ($)
          ----           -----------   ------------ --------- ---------- ---------- ------------ ---------
Bruce D. McMaster.......       --           --          --           --         --           --      --
Charles D. Dimick(1)....  39,008.0(2)      15.7        1.58    8/19/2006    226,530      356,453     --
                          11,592.5(3)       4.7       61.17    8/19/2006        --           --        0(8)
                           4,953.3(4)      12.9      364.09    8/19/2006    861,066    2,062,402     --
Joseph P. Gisch.........  10,000.0(5)       4.1       61.17   10/28/2007        --           --        0(9)
Lee W. Muse, Jr.........       --           --          --           --         --           --      --
Terry L. Wright.........       --           --          --           --         --           --      --

--------
(1) In connection with the DCI merger, options to purchase 213,200 shares of common stock of DCI at an exercise price of $0.05 per share held by Mr. Dimick were converted, as part of the management rollover equity, into the right to receive a cash payment equal to $2,743,901, options to purchase approximately 39,008.0 shares of Class A common stock at an exercise price of $1.58 per share, options to purchase approximately 2,127.3 shares of Class A common stock at an exercise price of $61.17 per share and options to purchase approximately 4,953.3 shares of Class L common stock at an exercise price of $364.09 per share. Under Mr. Dimick's employment agreement, Mr. Dimick is entitled to receive a cash bonus equal to approximately $1,860,571 that vests in accordance with the vesting schedule for the options described above and becomes payable under certain circumstances set forth in our cash bonus plan.
(2) Represents shares of Class A common stock. Of this total, approximately 26,888.8 were vested as of December 31, 1998. The remaining approximately 12,119.2 options vest in 22 equal monthly installments beginning January 28, 1999.
(3) Represents shares of Class A common stock. Of this total, approximately 10,931.6 were vested as of December 31, 1998. The remaining approximately
    660.9 options vest in 22 equal monthly installments beginning January 28, 1999.

(4) Represents shares of Class L common stock. Of this total, approximately 3,414.4 were vested as of December 31, 1998. The remaining approximately 1,538.9 options vest in 22 equal monthly installments beginning January 28, 1999.
(5) Represents shares of Class A common stock. Of this total, approximately 2,916.7 were vested as of December 31, 1998. The remaining approximately 7,083.3 options vest in 34 equal monthly installments beginning January 28, 1999.
(6) Percentages are based upon the total number of options to purchase shares of Class A common stock or Class L common stock, as the case may be, granted to employees in 1998.
(7) At the time of the grant, there was no market for our common stock. For purposes of the calculations in this table, the fair market value of the Class A common stock ($5.00 per share) and the Class L common stock ($364.09 per share) was determined by our board of directors based upon arms length sales of shares of Class A common stock and shares of Class L common stock. There have been no arms length sales of the Class A common stock or the Class L common stock since October 28, 1998. In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.
(8) 36.8% reflects the percentage appreciation, compounded annually from the date of grant to the expiration date, by which the exercise price exceeded the fair market value at the date of grant.
(9) 32.1% reflects the percentage appreciation, compounded annually from the date of grant to the expiration date, by which the exercise price exceeded the fair market value at the date of grant.

Option Exercises in Last Year and Year End Option Values

   The following table sets forth information for the named executive officers concerning stock option exercises during our last fiscal year and options outstanding at the end of the last fiscal year.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                          AND YEAR-END OPTIONS VALUES

                                                           Number of Securities        Value of Unexercised
                                                          Underlying Unexercised      In-The-Money Options At
                         Shares Acquired                Options At Fiscal Year-End        Fiscal Year-End
                           On Exercise   Value Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name                 (#)           ($)(2)                 (#)                       ($)(2)
          ----           --------------- -------------- --------------------------- ---------------------------
Bruce D. McMaster.......         --             --           11,843.2/28,761.9(3)                   --
                                                                     4,203.8/0(4)           1,235,497/0
Charles D. Dimick.......    25,236.2(1)      86,308           1,652.6/12,119.2(5)          5,652/41,448
                                                                10,931.6/660.9(6)                   --
                                                               3,414.4/1,538.9(7)                   --
Joseph P. Gisch.........         --             --            5,260.0/12,774.2(3)                   --
                                                                       599.3/0(4)             176,134/0
Lee W. Muse, Jr.........         --             --            9,229.1/22,413.7(3)                   --
                                                                     3,498.0/0(4)           1,028,062/0
Terry L. Wright.........         --             --             3,905.5/9,484.8(3)                   --
                                                                       879.4/0(4)             258,456/0

--------
(1) Represents shares of Class A common stock purchased at an exercise price of $1.58 per share.
(2) Value is based on the difference between the option exercise price and the fair market value at December 31, 1998. The fair market value of the Class A common stock ($5.00 per share) and the Class L common stock ($364.09 per share) was determined by the board of directors based upon arms length sales of shares of Class A common stock and shares of Class L common stock. There were no arms length sales of the Class A common stock or the Class L common stock between October 28, 1998 and December 31, 1998.
(3) Represents options to purchase shares of Class A common stock at an exercise price of $61.17 per share. The options vest in 48 equal monthly installments beginning November 28, 1997.
(4) Represents options to purchase shares of Class L common stock at an exercise price of $70.19 per share. The options to purchase such shares of Class L common stock replaced options to purchase shares of common stock that were rolled over in connection with the recapitalization as part of the management rollover equity and converted into options to purchase shares of Class A common stock and shares of Class L common stock.
(5) Represents options to purchase shares of Class A common stock at an exercise price of $1.58 per share. The options to purchase such shares of Class A common stock replaced options to purchase shares of common stock of DCI that were rolled over in connection with the DCI merger and converted into options to purchase shares of Class A common stock and shares of Class L common stock.
(6) Represents options to purchase shares of Class A common stock at an exercise price of $61.17 per share. The unvested options vest in 22 equal monthly installments beginning January 28, 1999. The options to purchase such shares of Class A common stock replaced shares and options to purchase shares of common stock of DCI that were rolled over in connection with the DCI merger and converted into shares and options to purchase shares of Class A common stock and shares of Class L common stock.
(7) Represents options to purchase shares of Class L common stock at an exercise price of $364.09 per share. The options to purchase such shares of Class L common stock replaced options to purchase shares of common stock of DCI that were rolled over in connection with the DCI merger and converted into options to purchase shares of Class A common stock and shares of Class L common stock.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

   Mr. McMaster is currently employed as our President and Chief Executive Officer pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. McMaster received an annual salary of $375,000 in 1997, $425,000 in 1998 and $450,000 in 1999.
We are negotiating his 2000 base salary. In addition, Mr. McMaster is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 4,747.0 shares of Class A common stock, on October 28, 1997. Mr. McMaster's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, Mr. McMaster will be entitled to receive an additional bonus of $1,088,558 in consideration of prior services which will be payable on October 28, 2000 whether or not he is still employed by us.

   Mr. Dimick is currently employed as our Chairman and as President of Dynamic Details Incorporated, Silicon Valley pursuant to an agreement dated July 23, 1998 which expires in July 2001. Under this agreement, Mr. Dimick received salary at an annual rate of $420,000 in 1998 and approximately $444,700 in 1999. We are negotiating his 2000 base salary. In addition, Mr. Dimick is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 39,008 Class A Cash Bonus Units valued at $1.5725 per Unit and 4,953.3 Class L Cash Bonus Units valued at $363.2381 per Unit, which Cash Bonus Units vest on the same schedule applicable to the vesting of the options to purchase shares of Class A common stock and shares of Class L common stock granted in connection with the DCI merger and are payable in accordance with the terms of the cash bonus plan. Mr. Dimick also entered into a non-compete agreement with us which contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement.

   Mr. Gisch is currently employed as our Chief Financial Officer pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Gisch received an annual salary of $252,000 in 1997, $265,000 in 1998 and $275,000 in 1999. We are negotiating his 2000 base salary. In addition, Mr. Gisch is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 676.8 shares of Class A common stock on October 28, 1997. Mr. Gisch's employment agreement contains customary confidentiality provisions. In addition, Mr. Gisch will be entitled to receive an additional bonus of $155,198 in consideration of prior services which will be payable on October 28, 2000, whether or not he is still employed by us.

   Mr. Muse is currently employed as a Vice President pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Muse received an annual salary of $300,000 in 1997, $350,000 in 1998 and $375,000 in 1999. In addition, Mr. Muse is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 3,950.0 shares of Class A common stock on October 28, 1997. Mr. Muse's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, Mr. Muse will be entitled to receive an additional bonus of $905,802 in consideration of prior services which will be payable on October 28, 2000, whether or not he is still employed by us.

   Mr. Wright is currently employed as our Vice President, Engineering pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Wright received an annual salary of $140,000 in 1997, $155,000 in 1998 and $170,000 in 1999. His 2000 base salary is $225,000. In addition, Mr. Wright is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 993.1 shares of Class A common stock on October 28, 1997. Mr. Wright's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, Mr. Wright will be entitled to receive an additional bonus of $227,720 in consideration of prior services which will be payable on October 28, 2000, whether or not he is still employed by us.

Stock Plans and Related Transactions

   On October 28, 1997, the board of directors adopted, and our stockholders approved, our 1997 Stock Option Plan, which authorized the granting of stock options and the sale of Class A common stock to our current or future employees, directors, consultants or advisors. Our board of directors is authorized to sell or otherwise issue Class A common stock at any time prior to the termination of the 1997 Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 235,000 shares of Class A common stock, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Currently there are no shares of Class A common stock available for grant under the 1997 Stock Option Plan.

   In connection with the DCI merger, the board of directors adopted, and our stockholders approved, the Details Holdings Corp.-Dynamic Circuits 1996 Stock Option Plan and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (together the "DCI Stock Option Plans"), which authorized the granting of stock options and the sale of Class A common stock and Class L common stock in connection with the DCI merger. The terms applicable to options issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediate prior to the DCI acquisition. These terms include vesting from the date of acquisition through 2002. An optionholder's scheduled vesting is dependent upon continued employment with us. Upon termination of employment, any unvested options as of the termination date are forfeited.

   In connection with the DCI merger, we converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of Class A common stock and shares of Class L common stock. The options granted bear exercise prices of either $1.58 ($1.58 Options) or $61.17 ($61 Options) for the purchase of Class A shares or $364.09 for Class L Shares. Our board of directors is authorized to sell or otherwise issue Class A common stock and Class L common stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 222,600 shares of Class A common stock and 28,300 shares of Class L common stock, in the case of the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan, and 46,000 shares of Class A common stock and 5,850 shares of Class L common stock in the case of the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (in each case, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events). Under the terms of the DCI Stock Option Plans, however, no options may be granted after the DCI merger date. Accordingly, there are currently no options to purchase shares of Class A common stock and no options to purchase shares of Class L common stock available for grant under the DCI Stock Option Plans. As of December 31, 1998, the options outstanding under the DCI Stock Option Plans had weighted average remaining contractual lives of approximately eight years.

   In 1998, each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 7,600 and 5,600 shares, respectively, of Class A common stock at an exercise price of $61.17 per share, which options were subsequently granted by us to certain other employees of us and our subsidiaries.

 2000 Equity Incentive Plan

   The 2000 Equity Incentive Plan, or the "2000 Plan," is expected to be adopted by our board of directors and approved by our stockholders prior to the completion of this offering. As of the date of this prospectus, no awards have been made under the 2000 Plan. No future grants will be made under existing plans upon the effectiveness of the 2000 Plan.

   The 2000 Plan provides for the grant of incentive stock options to our employees (including officers and employee directors) and for the grant of nonstatutory stock options to our employees, directors and consultants. A total
of (1)    shares of common stock, (2) any shares returned to existing plans as a result of termination of options and (3) annual increases to be added on the date of each annual meeting of our stockholders commencing in 2001 equal to 1.0% of the outstanding shares of common stock, or such lesser amounts as may be determined by the board of directors, will be reserved for issuance pursuant to the 2000 Plan.

   The administrator of the 2000 Plan has the power to determine the terms of the options granted, including the exercise price of the option, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 Plan.

   Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee and only by such optionee. Options granted under the 2000 Plan must generally be exercised within 3 months after the end of an optionee's status as an employee, director or consultant of DDi, or within 18 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

   The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Plan may not exceed ten years.

   The 2000 Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of fifteen days from the date of such notice, and the option will terminate upon the expiration of such period.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following summary of the Stock Contribution and Merger Agreement, the Stockholders Agreement and the Management Agreement is a description of the material provisions of those agreements and is subject to, and qualified in its entirety by reference to, those agreements, each of which has been previously filed with the Securities and Exchange Commission.

Stock Contribution and Merger Agreement

   The Stock Contribution and Merger Agreement relating to the July 1998 merger with DCI contains indemnification provisions binding on us. Specifically, we have agreed to indemnify: (a) each of the former DCI stockholders and their agents and affiliates against any and all liabilities resulting from (1) any misrepresentation or breach of warranty made by us or any of our subsidiaries in the Stock Contribution and Merger Agreement and (2) any breach or default in performance by us or any of our subsidiaries of any covenant or agreement contained in the Stock Contribution and Merger Agreement, prior to the DCI merger and (b) each of our stockholders immediately prior to the DCI merger closing and their agents and affiliates against any and all liabilities resulting from (1) any misrepresentation or breach of warranty by DCI in the Stock Contribution and Merger Agreement and (2) any breach or default in performance by DCI or any of its subsidiaries of any covenant or agreement contained in the Stock Contribution and Merger Agreement, prior to the DCI merger.

   Immediately prior to the consummation of the DCI merger, certain of our stockholders, including Mr. Dimick and Celerity Partners, owned approximately 20% of the outstanding common stock of DCI on a fully diluted basis.

Stockholders Agreement

   All of our current stockholders and optionholders are parties to a stockholders agreement that, among other things, provides for tag-along rights, drag-along rights, registration rights and restrictions on the transfer of shares held by some parties to the stockholders agreement. The stockholders agreement contains voting agreements that will terminate immediately prior to this offering.

Management Agreement

   Pursuant to a management agreement among Bain Capital Partners V, L.P. ("Bain"), us and our subsidiary, Dynamic Details, Incorporated, Bain was paid fees of approximately $2.7 million in 1998 in connection with the DCI merger. The management agreement will be terminated by mutual consent of the parties in connection with this offering, and Bain will receive a fee of approximately $ million. The management agreement includes customary indemnification provisions in favor of Bain. Investment funds associated with Bain are our largest stockholders.

Certain Loans and Payments to Named Executive Officers

   In connection with the exercise of certain options and the purchase of certain shares of restricted stock in 1997, we accepted as payment from each named executive officer purchasing such shares a note bearing interest at 5.57% per annum. Mr. McMaster, Mr. Gisch, Mr. Muse and Mr. Wright had outstanding loan balances, excluding accrued interest, at December 31, 1999 of approximately $273,806, $44,844, $214,742, and $73,810, respectively. We have agreed to permit these executive officers to repay their respective loan obligations with proceeds received from the sale of stock. In addition, in connection with the exercise of options to purchase shares of Class L common stock, we have agreed to pay an executive officer an amount sufficient to satisfy certain of his tax obligations arising out of the exercise of such options and the receipt of such payment from us.

   In 1998, each of Mr. McMaster and Mr. Muse agreed to forfeit 1,900 and 1,300 shares, respectively, of restricted Class A common stock, which shares were subsequently issued to certain of our employees and the outstanding principal amounts of their interest bearing notes were reduced by approximately $9,500 and $6,500, respectively, to reflect the forfeiture. Additionally, each of Mr. McMaster and Mr. Muse agreed to transfer 5,700 and 4,300 shares, respectively, of restricted Class A common stock, to Mr. Gisch, and the outstanding principal amounts of the interest bearing notes of Mr. McMaster and Mr. Muse were reduced by approximately, $28,500 and $21,500, respectively, and the outstanding principal amount of the interest bearing note of Mr. Gisch was increased by approximately $50,000 to reflect the transfer.

Other Related Party Payments

   The Bain Capital Funds, our controlling stockholders, were shareholders of DCI prior to our merger of DCI. In conjunction with the merger, the Bain Capital Funds received approximately $22.9 million for the redemption of certain shares of DCI common stock held prior to consummation of the merger.

   Sankaty High Yield Asset Partners, L.P., an affiliate of the Bain Capital Funds, will receive a portion of the net proceeds from this offering from the redemption of the DDi Intermediate senior discount notes and the repayment of some of our indebtedness under the Dynamic Details senior credit facility. See "Use of Proceeds."

   Celerity Partners was a stockholder of DCI prior to our merger with DCI. In connection with the merger, funds affiliated with Celerity Partners received approximately $10.9 million for the redemption of shares of DCI common stock held prior to consummation of the merger. Additionally, Celerity Partners and its affiliates were paid fees and expenses aggregating approximately $1.7 million in connection with the merger.

   Chase Manhattan Capital, L.P., one of our stockholders, is an affiliate of The Chase Manhattan Bank. In conjunction with our merger with DCI, The Chase Manhattan Bank acted as collateral, co-syndication and administrative agent with regard to the establishment of the senior credit facility. In this capacity, The Chase Manhattan Bank received approximately $2.4 million in fees. The Chase Manhattan Bank also participates as a lender under the Dynamic Details senior credit facility, and is a counterparty to one of our interest rate exchange agreements, under terms similar to those of the other participants and counterparties. Some of the net proceeds of this offering will be used to repay a portion of the indebtedness under the Dynamic Details senior credit facility.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of each class of our common stock as of December 31, 1999 and as adjusted to reflect the sale of the shares offered by us in this offering for:

  . each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

  . each executive officer named in our summary compensation table and each director; and

  .  all executive officers and directors as a group.

   The following table also sets forth the number of shares that will be sold by our stockholders if the underwriters exercise their option in full to
purchase    shares to cover over-allotments. See "Underwriting."

   As of December 31, 1999, our outstanding equity securities consisted of 3,522,183.0 shares of Class A common stock and 396,330.2 shares of Class L common stock. The Class A common stock consists of seven separate classes (A-1 through A-7), which have different rights with respect to the election of directors. All of the shares of Class A common stock entitle the holder to one vote per share on all matters to be voted upon by our stockholders except for Class A-7, which is nonvoting. The Class L common stock is identical to the Class A common stock except that the Class L common stock is entitled to a preference over the Class A common stock with respect to any distribution by us to holders of its capital stock equal to the original cost of such shares ($364.09) plus an amount which accrues on a daily basis at a rate of 12% per annum, compounded quarterly. The Class L common stock is convertible into Class A common stock upon a vote of a majority of the holders of the outstanding Class L common stock at any time.

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o DDi Corp., 1220 Simon Circle, Anaheim, California 92806.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after December 31, 1999 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                                           Shares Beneficially Owned (**)
                      -------------------------------------------------------------------------   Percentage
                               Class A Common Stock                 Class L Common Stock          of Shares
                      --------------------------------------  ---------------------------------  Beneficially   Shares
                                  Warrants                              Warrants                    Owned     Offered in
                                     and                                  and                       After       Over-
Name and Address        Shares     Options     Total     %     Shares   Options    Total    %      Offering   Allotment
----------------      ----------- --------- ----------- ----  --------- -------- --------- ----  ------------ ----------
Principal
 Stockholders:
Bain Capital          1,386,596.0  17,510.5 1,404,106.5 36.8% 172,464.4      --  172,464.4 39.8%
 Funds (1)......
 c/o Bain
 Capital, Inc.
 Two Copley
 Place
 Boston,
 Massachusetts
 02116
Celerity                275,491.5   9,560.2   285,051.7  7.5   34,643.2      --   34,643.2  8.0
 Partners,
 L.L.C. (2).....
 11111 Santa
 Monica
 Boulevard;
 Suite 1111
 Los Angeles,
 California
 90025
Chase Manhattan         386,912.0  70,210.8   457,122.8 12.2   47,820.6  8,677.8   6,498.3 12.8
 Entities (3)...
c/o Chase
 Manhattan
 Capital, L.P.
 380 Madison
 Avenue
 12th Floor
 New York, New
 York 10017
KB Mezzanine            203,075.1  11,074.3   214,149.4  5.6   25,786.9      --   25,786.9  5.9
 Fund II,
 L.P....
 c/o Equinox
 Investment
 Partners LLC
 19 Olde Kings
 Highways South
 Darien, CT
 06820

Directors and Executive
 Officers:
Bruce D.
 McMaster.......        178,252.8  40,522.6   218,775.4  5.7   14,290.7  4,203.8  18,494.5  4.3
Charles D.
 Dimick.........        195,523.9  17,323.4   212,847.3  5.6   21,711.7  4,393.7  26,105.4  6.0
Joseph P.
 Gisch..........         31,868.4  18,034.2    49,902.6  1.3    1,955.6    599.3   2,554.9    *
Lee W. Muse,
 Jr. ...........        127,440.3  31,892.9   159,331.1  4.2    9,465.4  3,498.0  12,963.5  3.0
Terry L.
 Wright.........         33,211.0  13,390.3    46,601.3  1.2    2,137.2    879.4   3,016.6    *
Christopher
 Behrens (4)....        386,912.0  25,531.2   412,443.2 10.9   47,820.6  3,155.6  50,976.1 11.1
Edward W. Conard
 (5)............        364,032.5   2,748.4   366,780.9  9.6   45,163.5      --   45,163.5 10.4
David Dominik
 (5)............        364,032.5   2,748.4   366,780.9  9.6   45,163.5      --   45,163.5 10.4
Stephen G.
 Pagliuca (5)...        364,032.5   2,748.4   366,780.9  9.6   45,163.5      --   45,163.5 10.4
Prescott Ashe
 (6)............        364,032.5   2,748.4   366,780.9  9.6   45,163.5      --   45,163.5 10.4
Stephen Zide
 (6)............        364,032.5   2,748.4   366,780.9  9.6   45,163.5      --   45,163.5 10.4
Mark R. Benham
 (7)............        275,491.5   9,560.2   285,051.7  7.5   34,643.2      --   34,643.2  8.0
All Directors
 and executive
 officers as a
 group (14
 persons) (5)(6)(7).. 1,699,738.0 171,241.9 1,870,979.9 49.2  185,206.7 35,764.7 220,971.4 47.9

--------
* Indicates beneficial ownership of less than 1% of the issued and outstanding Class A common stock or Class L common stock.
** The number of shares of Class A common stock and Class L common stock deemed outstanding on December 31, 1999 with respect to a person or group includes
   (a) 3,522,183.0 shares of Class A common stock and 396,330.2 shares of Class L common stock outstanding on such date and (b) all options and warrants that are currently exercisable or will become exercisable within 60 days of December 31, 1999 by the person or group in question.
(1) Includes shares of Class A common stock and Class L common stock held by Bain Capital Fund V, L.P., ("Fund V"); Bain Capital Fund V-B, L.P. ("Fund V-B"); BCIP Associates ("BCIP"); and BCIP Trust Associates, L.P. ("BCIP Trust" and collectively with Fund V, Fund V-B and BCIP, the "Bain Capital Funds"). Does not include shares owned by other stockholders that are subject to the Stockholders Agreement. See "Certain Relationships and Related Transactions--Stockholders Agreement."

(2) Consists of shares owned by Celerity Dynamo, L.L.C., Celerity Liquids, L.L.C. and Celerity Details, L.L.C., Celerity Partners, L.L.C. and its managing members control each of such entities, which disclaim beneficial ownership of any such shares in which it does not have a pecuniary interest.
(3) Consists of shares owned by Chase Manhattan Capital, L.P., Chase Securities Inc. and DI Investors, L.L.C., all of which are affiliates of The Chase Manhattan Corporation. Chase Manhattan Capital, L.P. is the managing member of DI Investors, L.L.C. and owns a majority of the interests therein. Accordingly, Chase Manhattan Capital, L.P. may be deemed to beneficially own shares owned by DI Investors, L.L.C. Each of Chase Manhattan Capital, L.P., DI Investors, LLC and Chase Securities Inc. disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.
(4) Mr. Behrens is a general partner of Chase Capital Partners, which is a non-managing member of Chase Manhattan Capital, LLC and which manages the investments of Chase Manhattan Capital, LLC and, accordingly, may be deemed to beneficially own shares owned by Chase Manhattan Capital, LLC and DI Investors, LLC. Mr. Behrens disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Behrens is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York 10017.
(5) The shares of Class A common stock and Class L common stock included in the table represent shares held by BCIP and BCIP Trust. Messrs. Conard, Pagliuca and Dominik are each Managing Directors of Bain Capital, Inc. and are each general partners of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.
(6) The shares of Class A common stock and Class L common stock included in the table represent shares held by BCIP and BCIP Trust. Mr. Zide is a managing director of Pacific Equity Partners and was formerly an associate of Bain Capital, Inc. Mr. Ashe is a principal of Bain Capital, Inc. Each such person is a partner of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.
(7) Mr. Benham is a Managing Member of Celerity Partners, L.L.C., and controls each of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. and, accordingly, may be deemed to beneficially own shares owned by Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. Mr. Benham disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Benham is c/o Celerity Partners, 11111 Santa Monica Boulevard, Suite 1111, Los Angeles, California 90025.

                          DESCRIPTION OF INDEBTEDNESS

   After giving effect to this offering, we and our subsidiaries will have outstanding debt under the Dynamic Details senior credit facilities, the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes.

   We own 100% of the capital stock of DDi Intermediate Holdings Corp., which in turn owns 100% ofthe capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details, Incorporated, our primary operating subsidiary.

Dynamic Details Senior Credit Facility

   Our subsidiary, Dynamic Details, Incorporated, has entered into an agreement with various banks and financial institutions, including The Chase Manhattan Bank as a bank lender and as agent for other bank lenders providing for the senior credit facilities, which currently consist of:

  . a Tranche A facility of up to approximately $103.4 million in term loans;

  .  a Tranche B facility of up to $149.4 million in term loans; and

  . a revolving credit facility of up to $45.0 million in revolving credit loans, letters of credit and swing line loans.

We intend to use some of the proceeds of this offering to reduce the indebtedness under this facility, which was $256.3 million as of September 30, 1999.

   The senior credit facility is jointly and severally guaranteed by and secured by the assets of our subsidiaries, and future domestic subsidiaries of Dynamic Details will guarantee the senior credit facility and secure that guarantee with their assets. The senior credit facility requires Dynamic Details to meet financial ratios and benchmarks and to comply with other restrictive covenants.

   The Tranche A facility matures in quarterly installments from June 1999 until July 2004. The Tranche B facility matures in quarterly installments from June 1999 until September 2004 at which time the remaining outstanding loans under the Tranche B facility become repayable in three equal quarterly installments with a final payment in April 2005. The revolving credit facility terminates in July 2004.

   Our borrowings under the Dynamic Details senior credit facility bear interest at varying rates based, at our option, on either LIBOR plus 225 basis points or the bank rate plus 125 basis points (in the case of Tranche A) and LIBOR plus 250 basis points or the bank rate plus 150 basis points (in the case of Tranche B). The overall effective interest rate at September 30, 1999 was 7.78%. Dynamic Details is required to pay to the lenders under the senior credit facility a commitment on the average unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. It must apply proceeds of sales of debt, equity or material assets to prepayment on its senior credit facility, subject to some exceptions, and must also, in some circumstances, pay excess cash flow to the lenders under its senior credit facility.

   This summary of the material provisions of the Dynamic Details senior credit facility, is qualified in its entirety by reference to all of its provisions, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

Dynamic Details Senior Subordinated Notes

   The Dynamic Details senior subordinated notes were issued in an aggregate principal amount of $100,000,000 and will mature on November 15, 2005. The senior subordinated notes were issued under an indenture dated as of November 18, 1997 between Dynamic Details, Incorporated, as issuer, and State Street Bank and Trust Company, as trustee, and are senior subordinated unsecured obligations of Dynamic Details, Incorporated. Cash interest on the senior subordinated notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on each May 15 and November 15 of each year.

   On or after November 15, 2001, the senior subordinated notes may be redeemed at the option of Dynamic Details, Incorporated, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date.

Additionally, at any time on or prior to November 15, 2000, Dynamic Details, Incorporated may use the net proceeds of one or more equity offerings to redeem up to 40% of the senior subordinated notes at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, subject to some restrictions.

   This summary of the material provisions of the Dynamic Details senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Capital Senior Discount Notes

   The DDi Capital senior discount notes were issued in an aggregate principal amount at maturity of $110,000,000 and will mature on November 15, 2007. The senior discount notes were issued under an indenture dated as of November 18, 1997 between us, as issuer, and State Street Bank and Trust Company, as trustee, as supplemented by the supplemental indenture dated as of February 10, 1998 between our subsidiary, DDi Capital Corp., and the trustee. The senior discount notes are senior unsecured obligations of DDi Capital Corp. The senior discount notes were issued at a discount to their aggregate principal amount at maturity and will accrete in value until November 15, 2002 at a rate per annum equal to 12.5%, compounded semi-annually. Cash interest on the senior discount notes will not accrue prior to November 15, 2002. Thereafter, interest will accrue at the rate of 12.5% per annum and will be payable semi-annually in arrears on each May 15 and November 15 of each year, commencing May 15, 1998 to the holders of record on the immediately preceding May 1 and November 1, respectively.

   On or after November 15, 2002, the senior discount notes may be redeemed at the option of DDi Capital, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. Additionally, at any time on or prior to November 15, 2000, DDi Capital may use the net proceeds of one or more of our equity offerings to redeem up to 40% of the senior discount notes at a redemption price (expressed as a percentage of the accreted value thereof) equal to 112.5%, subject to some restrictions. We will use some of the proceeds of this offering to redeem 40% of these notes. See "Use of Proceeds."

   This summary of the material provisions of the DDi Capital senior discount notes is qualified in its entirety by reference to all of the provisions of the indenture governing the senior discount notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

                          DESCRIPTION OF CAPITAL STOCK

General Matters

   Upon completion of this offering, the total amount of our authorized capital
stock will consist of    shares of common stock and    shares of one or more
series of preferred stock. As of December 31, 1999, we had outstanding 3,522,183.0 shares of Class A common stock and 396,330.2 shares of Class L common stock. Prior to the effectiveness of the registration statement, we will reincorporate in Delaware and all of the outstanding shares of Class A common stock and Class L common stock will be reclassified into a single class of common stock in the reclassification. See "The Reclassification." As of December 31, 1999, we had 123 stockholders of record with respect to our Class A common stock and Class L common stock.

   After giving effect to this offering, assuming an offering price of $ per share (the mid-point of the range set forth on the cover page of this
prospectus) and a closing date of      , 2000, we will have    shares of common
stock and no other shares of any series of preferred stock outstanding. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Delaware certificate of incorporation and our Delaware by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

   The Delaware certificate and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

   The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. Please see "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

   We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol "DDIC."

Preferred Stock

   Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

   There are no shares of preferred stock outstanding, and we have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Registration Rights

   As a result of the amended and restated stockholders agreement dated July 23, 1998 between us and some of our stockholders, some of our stockholders will be entitled to rights with respect to the registration of some or all of their shares of common stock under the Securities Act as described below.

   Bain Capital Demand Registration Rights. At any time after 180 days following this offering until five years from the date of this offering, the holders of at least 25% of the aggregate number of shares of common stock held by Bain Capital Funds and their affiliates can request that we register all or a portion of their shares. We will only be required to file five registration statements in response to their demand registration rights. We may postpone the filing of a registration statement for up to 60 days once in a 12 month period if we determine that the filing would be seriously detrimental to us and our stockholders. The Bain Capital Funds will sell some of their shares in this offering if the underwriters exercise their over-allotment option.

   Other Demand Registration Rights. At any time after 360 days following this offering until five years from the date of this offering, DI Investors, LLC, or any of its affiliates that hold at least 50% of the shares of common stock originally issued to DI Investors, LLC, can request that we register all or a portion of their shares. We will only be required to file two registration statements in response to their demand registration rights. We will not be required to file a registration in response to their demand registration rights within 180 days following the effective date of any registration statement made by us for our own account. We may postpone the filing of a registration statement for up to 60 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

   Piggyback Registration Rights. If we register any securities for public sale, the holders of shares of our common stock will have the right to include their shares in the registration statement. This right will be triggered by the sale of common stock by the Bain Capital Funds in this offering if the underwriters exercise their over-allotment option. This right does not apply to a registration statement relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders due to marketing reasons.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

   Holders of these registration rights have agreed not to exercise these registration rights for 180 days following the date of this prospectus, other than with respect to the underwriters' over-allotment option.

Other Provisions of the Delaware Certificate of Incorporation and By-laws

   Our Delaware certificate of incorporation provides for the board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

   Our Delaware certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Delaware certificate and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require the board to call a special meeting.

   The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

   The Delaware certificate and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by a majority of the directors not affiliated or associated with any person or entity holding 20% or more of the voting power of our outstanding capital stock, other than the Bain Capital Funds. This requirement of a super-majority vote to approve amendments to the Delaware certificate and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Provisions of Delaware Law Governing Business Combinations

   Following the consummation of this offering, we will be subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

   A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

   Our Delaware certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Delaware certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of the offering and expect to enter into a similar agreement with any new directors or executive officers.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is      .

                        SHARES ELIGIBLE FOR FUTURE SALE

   The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because no shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-
allotment option and no exercise of outstanding options and warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

   Upon the expiration of the lock-up agreements described below and subject to
the provisions of Rule 144 and Rule 701, restricted shares totaling    will be
available for sale in the public market 180 days after the date of this prospectus. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules.

Lock-up Agreements

   We, our directors and executive officers and some of our stockholders, who
own in the aggregate    shares of our common stock, have entered into lock-up
agreements with the underwriters. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Credit Suisse First Boston Corporation may, in its sole discretion, release all or some of the securities from these lock-up agreements. Transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lockup:

  .  with the prior written consent of Credit Suisse First Boston
     Corporation;

  .  as a bona fide gift; or

  .  to any trust.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  one percent of the number of shares of common stock then outstanding,
     which will equal approximately    shares of common stock immediately
     after this offering; or

  . the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

   The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

   No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

   We intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our 2000 Equity Incentive
Plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

   Currently, there are options to purchase    shares outstanding under our
2000 Equity Incentive Plan and otherwise. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

Registration Rights under Stockholders Agreement

   Following this offering, some of our stockholders will, under some circumstances, have the right to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective numbers of shares of common stock:

                                                                        Number
       Underwriter                                                     of Shares
       -----------                                                     ---------
Credit Suisse First Boston Corporation................................
FleetBoston Robertson Stephens Inc....................................
Hambrecht & Quist LLC.................................................
Lehman Brothers Inc...................................................
                                                                          ---

  Total...............................................................
                                                                          ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   Several of our stockholders have granted to the underwriters a 30-day option
to purchase on a pro rata basis up to    additional shares at the initial
public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotment of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $
Underwriting discounts
 and commissions paid by
 selling stockholders...       $              $              $              $
Expenses payable by
 selling stockholders...       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   Hambrecht & Quist LLC, one of the underwriters, may be deemed to be our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules. Rule 2720 requires that the initial public offering price of the shares of common stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Credit Suisse First Boston Corporation.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers and directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price up to       shares of the common stock being offered by this prospectus for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "DDIC."

   In connection with the recapitalization, affiliates of Hambrecht & Quist LLC that, in the aggregate, hold approximately 12% of our securities prior to the offering and other affiliates of Hambrecht & Quist LLC were paid fees and expenses aggregating approximately $16 million and received common stock warrants valued at approximately $3.4 million. Pursuant to the terms of our stockholders agreement, an affiliate of Hambrecht & Quist LLC that holds some of our securities has the right to designate one of the members of our board of directors. Accordingly, Christopher Behrens, a general partner of Chase Capital Partners, has been elected to and is a member of our board of directors.

   Also, The Chase Manhattan Bank, an affiliate of Hambrecht & Quist LLC, is a lender and the agent for the other lending banks under the Dynamic Details senior credit facility, and is a counterparty to one of our interest rate exchange agreements. In its role as collateral, co-syndication and administrative agent with regard to the establishment of the senior credit facility, Chase received $2.4 million in fees. Further, Chase Securities Inc., an affiliate of Hambrecht & Quist LLC, acted as the initial purchaser (underwriter) for the sale of the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes.

   We intend to use a portion of the net proceeds from the sale of common stock to repay indebtedness owed by us to The Chase Manhattan Bank, an affiliate of Hambrecht & Quist LLC, and Fleet Bank and BankBoston, affiliates of FleetBoston Robertson Stephens Inc.

   Prior to this offering, there was no established public trading market for the common stock. The initial public offering price for the common stock will be determined by negotiation between Credit Suisse First Boston Corporation and us. The primary factors to be considered in determining the initial public offering price include:

  .  the history of and the prospects of the industry in which we compete;

  .  the ability of our management;

  .  our past and present operations;

  .  our prospects for future earnings;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of securities of generally comparable companies.

   Credit Suisse First Boston Corporation may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market, subject to official notice of issuance, or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the shares of common stock to be issued in this offering will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Some partners of Ropes & Gray are members in RGIP LLC, which owns 8,904.9 shares of Class A common stock and 1,100.6 shares of Class L common stock. RGIP LLC is also an investor in certain of the Bain Capital Funds. Legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Ropes & Gray, Boston, Massachusetts has, from time to time, represented, and may continue to represent, some of the underwriters in connection with various legal matters and the Bain Capital Funds and some of their affiliates, including us, in connection with certain legal matters.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   Our consolidated financial statements for the year ended December 31, 1996 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in its report appearing in this prospectus, and are included in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Dynamic Circuits, Inc., as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             CHANGES IN ACCOUNTANTS

   On December 16, 1997, we notified McGladrey & Pullen, LLP that it would be dismissed as our independent accountants effective December 31, 1997. On January 1, 1998, we notified PricewaterhouseCoopers LLP that it would be engaged as our new principal independent accountant to audit our financial statements. We and our board of directors selected PricewaterhouseCoopers LLP based primarily on the fact that PricewaterhouseCoopers LLP typically serves as independent accountants for portfolio companies of certain of our shareholders. Our former accountants, McGladrey & Pullen, LLP, were considered for the engagement but were not selected.

   In connection with the audit of the fiscal year ended December 31, 1996, there were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in their opinion to the subject matter of the disagreement. The audit report of McGladrey & Pullen, LLP on our consolidated financial statements for the year ended December 31, 1996, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. A letter from McGladrey & Pullen, LLP to that effect is included as Exhibit 16.1 to the registration statement, of which this prospectus forms a part.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at http://www.sec.gov.

   Our subsidiaries DDi Capital Corp. and Dynamic Details, Incorporated have, and we will, file annual, quarterly and current reports and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

                                   DDi CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
DDi Corp:
Report of Independent Accountants.........................................   F-2
Independent Auditor's Report..............................................   F-3
Consolidated Balance Sheets as of December 31, 1998 and 1997 and as of
 September 30, 1999 (unaudited)...........................................   F-4
Consolidated Statements of Operations for the Years Ended December 31,
 1998, 1997 and 1996 and for the Nine Months Ended September 30, 1999 and
 1998 (unaudited).........................................................   F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1998, 1997 and 1996 and for the Nine Months Ended
 September 30, 1999 (unaudited)...........................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1998, 1997 and 1996 and for the Nine Months Ended September 30, 1999 and
 1998 (unaudited).........................................................   F-7
Notes to Consolidated Financial Statements................................   F-8

Dynamic Circuits Inc.:
Report of Independent Accountants.........................................  F-32
Consolidated Balance Sheet as of December 31, 1997........................  F-33
Consolidated Statements of Income for the Years Ended December 31, 1997
 and 1996 and for the Six Months Ended June 30, 1998 and 1997
 (unaudited)..............................................................  F-34
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1997 and 1996, and the Six Months Ended June 30, 1998
 and 1997 (unaudited).....................................................  F-35
Consolidated Statements of Cash Flows for the Year Ended December 31, 1997
 and 1996 and the Six Months Ended June 30, 1998 and 1997 (unaudited).....  F-36
Notes to Consolidated Financial Statements................................  F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
DDi Corp.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of DDi Corp. ("Holdings") and its subsidiaries (collectively, the "Company") at December 31, 1998 and 1997, and the results of their operations, changes in stockholders' equity (deficit) and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

Costa Mesa, California
January 25, 2000

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Details, Inc.
Anaheim, California

   We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Details, Inc. and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Details, Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ McGladrey & Pullen, LLP
                                          McGladrey & Pullen, LLP

Anaheim, California
February 14, 1997

                                   DDi CORP.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands except share and per share amounts)

                                                                  Pro Forma
                             December 31,       September 30,    As Adjusted
                          --------------------  ------------- Equity (unaudited)
                            1997       1998         1999           (Note 2)
                          ---------  ---------  ------------- ------------------
                                                 (unaudited)
         ASSETS
         ------

Current assets:
  Cash and cash
   equivalents..........  $   5,377  $   2,109    $     613
  Accounts receivable,
   net..................     15,643     34,764       50,856
  Income tax
   receivable...........      9,363      3,793          --
  Inventories...........      4,330     12,615       22,148
  Prepaid expenses and
   other................        525      3,110        2,637
  Deferred tax asset....      8,240      4,816        4,816
                          ---------  ---------    ---------
    Total current
     assets.............     43,478     61,207       81,070
                          ---------  ---------    ---------
Property, plant and
 equipment, net.........     26,132     61,018       65,399
Debt issue costs, net...     13,083     15,929       14,362
Goodwill and other
 intangibles, net.......     26,071    226,286      209,961
Other...................         98        566          673
                          ---------  ---------    ---------
                          $ 108,862  $ 365,006    $ 371,465
                          =========  =========    =========
   LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current maturities of
   long-term debt and
   capital lease
   obligations..........  $   2,450  $   4,390    $   6,487
  Current portion of
   deferred interest
   rate swap income.....        --         --         1,454
  Current maturities of
   deferred notes
   payable..............        --       2,788        2,944
  Revolving credit
   facility.............        --       7,000        3,500
  Accounts payable......      7,609     14,612       22,955
  Accrued expenses .....      9,830     17,151       24,272
                          ---------  ---------    ---------
    Total current
     liabilities........     19,889     45,941       61,612
                          ---------  ---------    ---------
Escrow payable to re-
 deemed stockholders....      8,600        --           --
Long-term debt and capi-
 tal lease obligations..    271,068    462,498      467,918
Deferred interest rate
 swap income............        --         --         4,247
Deferred notes payable..        --       3,743        1,690
Deferred tax liability..        530     21,913       17,102
Other...................        --         686          731
                          ---------  ---------    ---------
    Total liabilities...    300,087    534,781      553,300
                          ---------  ---------    ---------
Commitments and
 contingencies (Note 13)



Stockholders' deficit:
  Class L common stock,
   no par value,
   cumulative yield of
   12% per annum
   compounded quarterly,
   liquidation
   preference of
   $159,024 and $174,709
   at December 31, 1998
   and September 30,
   1999, respectively.
   475,000 shares
   authorized, 233,594
   and 396,153 shares
   issued and
   outstanding at
   December 31, 1997 and
   1998, respectively,
   396,330 shares issued
   and outstanding at
   September 30, 1999...     76,146    147,157      147,216          $
  Class A common stock,
   no par value,
   4,750,000 shares
   authorized, 2,087,120
   and 3,481,329 shares
   issued and
   outstanding at
   December 31, 1997 and
   1998, respectively,
   3,506,192 shares
   issued and
   outstanding at
   September 30, 1999...     13,072     15,637       15,683
  Common stock, $0.01
   par value,
   shares authorized,
        shares issued
   and outstanding after
   giving effect to the
   reclassification on
   an as adjusted
   basis................        --         --           --
  Additional paid in
   capital..............        --         --           --
  Less: Stockholder
   receivables..........       (634)      (648)        (656)
  Accumulated deficit...   (279,809)  (331,921)    (344,078)
                          ---------  ---------    ---------          ----
    Total stockholders'
     deficit............   (191,225)  (169,775)    (181,835)         $
                          ---------  ---------    ---------          ====
                          $ 108,862  $ 365,006    $ 371,465
                          =========  =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Net sales.....................  $67,515  $ 78,756  $174,853  $115,727  $213,838
Cost of goods sold............   30,505    38,675   119,559    74,079   149,849
                                -------  --------  --------  --------  --------
  Gross profit................   37,010    40,081    55,294    41,648    63,989
Operating expenses:
  Sales and marketing.........    5,989     7,278    12,801     8,361    16,648
  General and administration..    1,929     2,057     8,442     4,638    11,171
  Amortization of
   intangibles................      --        --     10,899     4,282    17,763
  Stock compensation and
   related bonuses............      --     31,271       --        --        --
  Compensation to former CEO..    1,055     2,149       --        --        --
  Write-off of acquired in-
   process research and
   development................      --        --     39,000       --        --
                                -------  --------  --------  --------  --------
  Operating income (loss).....   28,037    (2,674)  (15,848)   24,367    18,407
Interest expense (net),
 including interest paid to
 former stockholder of $774,
 $756 and $781 in 1996, 1997
 and 1998 years,
 respectively.................    9,416    25,196    37,416    25,051    35,021
                                -------  --------  --------  --------  --------
  Income (loss) before income
   taxes and extraordinary
   loss.......................   18,621   (27,870)  (53,264)     (684)  (16,614)
Income tax benefit (expense)..   (6,265)   10,858     3,566       280     4,457
                                -------  --------  --------  --------  --------
Income (loss) before
 extraordinary loss...........   12,356   (17,012)  (49,698)     (404)  (12,157)
Extraordinary loss--early
 extinguishment of debt, net
 of income tax benefit of
 $1,104 and $1,480 in 1997 and
 1998, respectively...........      --     (1,588)   (2,414)   (2,297)      --
                                -------  --------  --------  --------  --------
Net income (loss).............  $12,356  $(18,600) $(52,112) $ (2,701) $(12,157)
                                =======  ========  ========  ========  ========
Pro forma income tax expense
 adjustment...................  $(1,295)
                                =======
Pro forma net income..........  $11,061
                                =======
Pro forma net loss per share (unaudited).........................      $
                                                                       --------
Pro forma weighted average shares outstanding (unaudited)........
                                                                       --------
Supplemental pro forma net income (loss) per share (unaudited)...      $
                                                                       --------
Supplemental pro forma weighted average shares outstanding
 (unaudited).....................................................
                                                                       --------

--------

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              (In thousands, except share and per share amounts)

                                Convertible       Old Common         Class L           Class A
                              Preferred Stock       Stock         Common  Stock     Common Stock    Additional
                              ----------------  ---------------  ---------------- -----------------  Paid-In   Stockholder
                              Shares   Amount   Shares  Amount   Shares   Amount   Shares   Amount   Capital   Receivables
                              ------  --------  ------  -------  ------- -------- --------- ------- ---------- -----------
Balance, December
31, 1995                         --   $    --   15,300  $    15      --       --        --  $   --   $   --       $ --
 Retirement of
 common stock....                --        --   (8,162)      (8)     --       --        --      --       --         --
 Transfer of
 common stock
 subject to put
 option..........                --        --   (6,959)      (7)     --       --        --      --       --         --
 Issuance of
 common stock....                --        --    2,509    5,148      --       --        --      --       --         --
 Issuance of
 preferred
 stock...........              6,671    13,685     --       --       --       --        --      --       --         --
 Transfer of
 preferred stock
 to common
 stock...........                (70)     (153)     70      153      --       --        --      --       --         --
 Issuance of
 redeemable
 common stock
 warrants........                --        --      --       --       --       --        --      --       --         --
 Net income......                --        --      --       --       --       --        --      --       --         --
 Accretion of
 temporary
 stockholders'
 equity to
 estimated fair
 value...........                --        --      --       --       --       --        --      --       --         --
 Dividends
 declared........                --        --      --       --       --       --        --      --       --         --
                              ------  --------  ------  -------  ------- -------- --------- -------  -------      -----
Balance, December
31, 1996.........              6,601    13,532   2,758    5,301      --       --        --      --       --         --
                              ------  --------  ------  -------  ------- -------- --------- -------  -------      -----
 Accretion of
 temporary equity
 to fair value...                --        --      --       --       --       --        --      --       --         --
 Compensation
 expense on
 vesting of
 options.........                --        --      --       --       --       --        --      --    21,220        --
 Equity
 exchanges,
 cancellations
 and
 distributions to
 stockholders
 (net of fees of
 $3,499).........             (6,601)  (13,532) (2,758)  (5,301)     --       --        --      --   (21,220)       --
 Recapitalization
 (net of fees of
 $1,130).........                --        --      --       --   208,381   66,966 1,883,120  12,052      --        (634)
 Issuance of
 common stock in
 NTI
 acquisition.....                --        --      --       --    25,213    9,180   204,000   1,020      --         --
 Net loss........                --        --      --       --       --       --        --      --       --         --
                              ------  --------  ------  -------  ------- -------- --------- -------  -------      -----
Balance, December
31, 1997.........                --        --      --       --   233,594   76,146 2,087,120  13,072      --        (634)
 Issuance of common stock in
 DCI merger......                --        --      --       --   162,065   70,831 1,269,600   2,415      --         --
 Issuance of
 common stock
 upon exercise of
 stock options...                --        --      --       --       --       --    116,953     114      --         --
 Issuance of
 common stock....                --        --      --       --       494      180     7,656      36      --         --
 Accrued interest
 on stockholder
 receivables.....                --        --      --       --       --       --        --      --       --         (41)
 Repayment of
 stockholder
 receivables ....                --        --      --       --       --       --        --      --       --          27
 Net loss .......                --        --      --       --       --       --        --      --       --         --
                              ------  --------  ------  -------  ------- -------- --------- -------  -------      -----
Balance, December
31, 1998.........                --        --      --       --   396,153  147,157 3,481,329  15,637      --        (648)
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).....                --        --      --       --       --       --     23,464      39      --         --
 Issuance of
 common stock
 (unaudited).....                --        --      --       --       177       59     1,399       7      --         --
 Accrued interest
 on stockholder
 receivables
 (unaudited).....                --        --      --       --       --       --        --      --       --         (24)
 Repayment of
 stockholder
 receivables
 (unaudited).....                --        --      --       --       --       --        --      --       --          16
 Net loss
 (unaudited).....                --        --      --       --       --       --        --      --       --         --
                              ------  --------  ------  -------  ------- -------- --------- -------  -------      -----
Balance,
September 30,
1999 (unaudited)..               --   $    --      --   $   --   396,330 $147,216 3,506,192 $15,683  $   --       $(656)
                              ======  ========  ======  =======  ======= ======== ========= =======  =======      =====
                                                        Temporary Stockholders'
                                                                 Equity
                                Retained              ------------------------------
                                Earnings              Redeemable  Common
                              (Accumulated              Common    Stock
                                Deficit)     Total      Stock    Warrants   Total
                              ------------ ---------- ---------- --------- ---------
Balance, December
31, 1995                       $   2,485   $   2,500   $    --   $   --    $    --
 Retirement of
 common stock....               (104,992)   (105,000)       --       --         --
 Transfer of
 common stock
 subject to put
 option..........                (14,967)    (14,974)    14,974      --      14,974
 Issuance of
 common stock....                    --        5,148        --       --         --
 Issuance of
 preferred
 stock...........                    --       13,685        --       --         --
 Transfer of
 preferred stock
 to common
 stock...........                    --          --         --       --         --
 Issuance of
 redeemable
 common stock
 warrants........                    --          --         --     1,300      1,300
 Net income......                 12,356      12,356        --       --         --
 Accretion of
 temporary
 stockholders'
 equity to
 estimated fair
 value...........                (25,832)    (25,832)    23,932    1,900     25,832
 Dividends
 declared........                 (2,662)     (2,662)       --       --         --
                              ------------ ---------- ---------- --------- ---------
Balance, December
31, 1996.........               (133,612)   (114,779)    38,906    3,200     42,106
                              ------------ ---------- ---------- --------- ---------
 Accretion of
 temporary equity
 to fair value...                (41,244)    (41,244)    38,094    3,150     41,244
 Compensation
 expense on
 vesting of
 options.........                    --       21,220        --       --         --
 Equity
 exchanges,
 cancellations
 and
 distributions to
 stockholders
 (net of fees of
 $3,499).........                (86,353)   (126,406)   (77,000)  (6,350)   (83,350)
 Recapitalization
 (net of fees of
 $1,130).........                    --       78,384        --       --         --
 Issuance of
 common stock in
 NTI
 acquisition.....                    --       10,200        --       --         --
 Net loss........                (18,600)    (18,600)       --       --         --
                              ------------ ---------- ---------- --------- ---------
Balance, December
31, 1997.........               (279,809)   (191,225)       --       --         --
 Issuance of common stock in
 DCI merger......                    --       73,246        --       --         --
 Issuance of
 common stock
 upon exercise of
 stock options...                    --          114        --       --         --
 Issuance of
 common stock....                    --          216        --       --         --
 Accrued interest
 on stockholder
 receivables.....                    --          (41)       --       --         --
 Repayment of
 stockholder
 receivables ....                    --           27        --       --         --
 Net loss .......                (52,112)    (52,112)       --       --         --
                              ------------ ---------- ---------- --------- ---------
Balance, December
31, 1998.........               (331,921)   (169,775)       --       --         --
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).....                    --           39        --       --         --
 Issuance of
 common stock
 (unaudited).....                    --           66        --       --         --
 Accrued interest
 on stockholder
 receivables
 (unaudited).....                    --          (24)       --       --         --
 Repayment of
 stockholder
 receivables
 (unaudited).....                    --           16        --       --         --
 Net loss
 (unaudited).....                (12,157)    (12,157)       --       --         --
                              ------------ ---------- ---------- --------- ---------
Balance,
September 30,
1999 (unaudited)..             $(344,078)  $(181,835)  $    --   $   --    $    --
                              ============ ========== ========== ========= =========

                                   DDi CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                            Nine Months Ended
                              Year Ended December 31,         September 30,
                           -------------------------------  -------------------
                             1996       1997       1998       1998       1999
                           ---------  ---------  ---------  ---------  --------
                                                               (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......  $  12,356  $ (18,600) $ (52,112) $  (2,701) $(12,157)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
   Write-off of acquired
    in-process research
    and development......        --         --      39,000        --        --
   Depreciation..........      2,047      2,568      9,212      5,624    10,687
   Amortization of debt
    issuance costs and
    discount.............        845     13,972     15,678     11,339    12,010
   Amortization of
    goodwill and
    intangible assets....        --         --      10,899      4,282    17,763
   Amortization of
    deferred swap
    income...............        --         --         --         --       (361)
   Deferred income
    taxes................       (690)    (3,834)    (4,478)    (2,866)   (4,581)
   Interest income on
    stockholder
    receivables..........        --         --         (41)       (33)      (24)
   Stock compensation
    expense..............        --      21,271        --         --        --
 Change in operating
  assets and
  liabilities, net of
  acquisitions:
   (Increase) decrease in
    accounts receivable..     (2,589)    (2,249)       196    (11,179)  (15,785)
   (Increase) decrease in
    inventories..........       (363)      (397)         5     (3,114)   (9,853)
   (Increase) decrease in
    prepaid expenses and
    other................       (880)      (905)     2,422     (2,389)   (1,650)
   Increase (decrease) in
    current income
    taxes................        --      (8,757)     4,744        --        --
   Increase (decrease) in
    accounts payable.....        280      1,106     (3,943)       689     8,127
   Increase (decrease) in
    accrued expenses.....      1,152      4,924     (4,887)     6,400    11,016
                           ---------  ---------  ---------  ---------  --------
     Net cash provided by
      operating
      activities.........     12,158      9,099     16,695      6,052    15,192
                           ---------  ---------  ---------  ---------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of
  equipment..............     (3,576)    (6,000)   (15,925)   (10,277)  (14,159)
 Acquisition of NTI,
  less cash acquired.....        --     (38,948)       --         --        --
 NTI acquisition-related
  expenditures...........        --         --        (218)       --        --
 Merger with DCI, less
  cash acquired..........        --         --    (178,670)  (174,276)      --
 DCI merger-related
  expenditures...........        --         --         --         --       (323)
                           ---------  ---------  ---------  ---------  --------
     Net cash used in
      investing
      activities.........     (3,576)   (44,948)  (194,813)  (184,553)  (14,482)
                           ---------  ---------  ---------  ---------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from the
  issuance of Bridge
  Loans..................        --     140,000        --         --        --
 Repayment of Bridge
  Loans..................        --    (140,000)       --         --        --
 Proceeds from issuance
  of long-term debt......     95,000    276,455    288,425    288,425       --
 Payments on long-term
  debt...................     (7,982)   (99,300)  (106,089)  (106,089)   (2,175)
 Net borrowings
  (repayments) on the
  revolving credit
  facility...............        --         --       7,000      6,000    (3,500)
 Payments of debt
  issuance and capital
  costs..................     (3,920)   (19,469)    (8,324)    (8,252)      --
 Payments of deferred
  note payable...........        --         --      (1,611)       --     (1,896)
 Principal payments on
  capital lease
  obligations............       (365)      (459)      (809)      (662)     (752)
 Cash dividends paid.....     (6,618)      (128)       --         --        --
 Proceeds from issuance
  of Old Common Stock
  and convertible
  preferred stock........     20,000        --         --         --        --
 Redemption of Old
  Common Stock...........   (105,000)  (188,143)       --         --        --
 Issuance of common
  stock..................        --      72,101        217        --        --
 Payments of escrow
  payable to redeemed
  stockholders...........        --         --      (4,100)    (4,100)      --
 Repayment of
  stockholder
  receivables............        --         --          27        --         16
 Proceeds from interest
  rate swaps.............        --         --         --         --      6,062
 Proceeds from exercise
  of stock options.......        --         --         114         45        39
                           ---------  ---------  ---------  ---------  --------
     Net cash provided by
      (used in) financing
      activities.........     (8,885)    41,057    174,850    175,367    (2,206)
                           ---------  ---------  ---------  ---------  --------
Net increase (decrease)
 in cash.................       (303)     5,208     (3,268)    (3,134)   (1,496)
Cash and cash
 equivalents, beginning
 of period...............        472        169      5,377      5,377     2,109
                           ---------  ---------  ---------  ---------  --------
Cash and cash
 equivalents, end of
 period..................  $     169  $   5,377  $   2,109  $   2,243  $    613
                           =========  =========  =========  =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except share and per share amounts)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

   The consolidated financial statements include the accounts of DDi Corp. (formerly known as Details Holdings Corp.) ("Holdings" or "Parent") and subsidiaries. As used herein, the "Company" means Holdings and its subsidiaries and "Pre-Recapitalization Company" means Holdings for the period prior to the Recapitalization (as defined below).

   In connection with the Recapitalization, Holdings changed its name to Details Holdings Corp., incorporated Details, Inc. (now Dynamic Details, Incorporated ("Details" or "DDi")) as a wholly-owned subsidiary and contributed substantially all of its assets, subject to certain liabilities, to Details. In November 1997, Holdings organized Details Capital Corp. (now DDi Capital Corp.) ("DDi Capital") as a wholly-owned subsidiary and, in February 1998, contributed substantially all its assets (including the shares of common stock of Details), subject to certain liabilities, including discount notes (as described in Note 6, the "Capital Senior Discount Notes"), to Details Capital. In July 1998, Holdings organized Details Intermediate Holdings Corp. (now DDi Intermediate Holdings Corp.) ("Intermediate") as a wholly-owned subsidiary and contributed all of the shares of common stock of Details Capital to Intermediate. Other than the Intermediate Senior Discount Notes (as described in Note 6) and the Capital Senior Discount Notes, related debt issue costs and deferred tax balances, all significant assets and liabilities of Holdings are those of DDi. DDi, in conjunction with Dynamic Details Design, LLC, a wholly-owned subsidiary of Intermediate formed in 1998, represent the operating divisions of Holdings.

   The consolidated financial statements include the accounts of Holdings' wholly-owned subsidiaries Colorado Springs Circuits Inc. ("NTI") (d/b/a Dynamic Details, Inc.-Colorado Springs) commencing on December 22, 1997 (date of acquisition) and Dynamic Circuits, Inc. ("DCI") (d/b/a Dynamic Details, Inc.- Silicon Valley) commencing on July 23, 1998 (date of merger). All intercompany transactions have been eliminated in consolidation.

   The financial information presented as of and for the periods ending September 30, 1999 and 1998 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to financial statements related to the interim period is also unaudited.

   Initial Recapitalization--On January 31, 1996, the Company was initially recapitalized (the "Initial Recapitalization") through the redemption of 53% of its common stock for $105 million. The Company funded the redemption through the issuance of $95 million in debt and $20 million in equity securities. Chase Manhattan Capital, L.P. and its affiliates ("CMC") was a significant shareholder immediately after the Initial Recapitalization.

   Recapitalization--On October 28, 1997, the Recapitalization of Holdings took place as follows: (i) DI Acquisition Corp. ("DIA"), a transitory merger corporation, was capitalized with a $62.4 million investment from (a) investment funds associated with Bain Capital, Inc. ($46.3 million), (b) CMC ($11.2 million) and (c) other investors ($4.9 million); (ii) DIA, which had no operations and was formed solely for the purpose of effecting the Recapitalization, merged with and into Holdings with Holdings surviving the merger; (iii) certain stockholders and option holders of Holdings received an aggregate amount of cash equal to approximately $184.3 million (plus future escrow payments of approximately $8.6 million); (iv) CMC retained

                                   DDi CORP.

               (In thousands, except share and per share amounts)

approximately 7.7% of the fully-diluted equity of Holdings, and certain other stockholders of Holdings retained approximately 2.8% of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions); (v) management retained approximately 17.1% (including certain options to acquire shares of common stock of Holdings) of the fully-diluted equity of Holdings and acquired additional shares and options to acquire additional shares representing 10.4% of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions); (vi) the Company obtained $140 million of bridge loans; and
(vii) the Company obtained borrowings under DDi's senior term facility (as described in Note 6, the "Senior Term Facility") of $91.4 million. The existing shareholders prior to the Recapitalization retained in excess of 20% of the fully diluted common stock of Holdings after the Recapitalization and, accordingly, push-down accounting was not reflected in the accompanying consolidated financial statements as permitted by Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission. The merger of DIA referred to above was reflected in the accompanying consolidated financial statements as a Recapitalization and, accordingly, the historical bases of the Company's assets and liabilities were not affected.

Nature of Business

   The Company is a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and electronics manufacturing service providers, primarily involving complex printed circuit boards. The Company serves over 1,400 customers, primarily in the United States, in the telecommunications, computer and networking industries.

2. SIGNIFICANT ACCOUNTING POLICIES

   Cash and cash equivalents--Management defines cash and cash equivalents as highly liquid deposits with a remaining maturity of 90 days or less. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

   Inventories--Inventories include freight-in, materials, labor and manufacturing overhead costs and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

   Property, plant and equipment--Property, plant and equipment are stated at cost or in the case of property, plant and equipment acquired through business combinations, at fair value based upon allocated purchase price at the acquisition date. Depreciation is provided over the estimated useful lives of the assets, generally not exceeding 10 years, using both the straight-line and accelerated methods. For leasehold improvements, amortization is provided over the shorter of the estimated useful lives of the assets or the lease term and included in the caption depreciation expense.

   Debt issue costs and debt discounts--The Company deferred certain debt issue costs relating to the establishment of its various debt facilities and the issuance of its debt instruments (see Note 6). These costs are capitalized and amortized over the expected term of the related indebtedness using the effective interest method.

   The Company issued both the Capital Senior Discount Notes and the Intermediate Senior Discount Notes (both as defined in Note 6) at a discount. Discounts are reflected in the accompanying balance sheets as a reduction of face value and are amortized over the expected term of the related indebtedness using the effective interest method. Amortization included as interest expense amounted to approximately $0.9 million and $9.9 million for the years ended December 31, 1997 and 1998, respectively.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   Goodwill and identifiable intangibles--The Company amortizes the goodwill recorded as a result of the acquisition of NTI and the merger with DCI (see
Note 14) on a straight-line basis over 25 years and 20 years, respectively, from the date of each transaction. Management believes that the estimated useful lives established at the dates of each transaction were reasonable based on the economic factors applicable to each of the businesses. Identifiable intangibles represent assets acquired through business combinations, and are stated at their fair values based upon purchase price allocations as of the transaction date. At December 31, 1998, these assets are primarily comprised of developed technologies, customer relationships/tradenames, and assembled workforce. The developed technology assets are being charged to income over their estimated useful lives of 10 years, using an accelerated method of amortization, reflective of the relative contribution of each developed technology in periods following the transaction date. The customer relationships/tradenames and assembled workforce assets are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively. As of December 31, 1998, the accumulated amortization related to goodwill and identifiable intangibles was approximately
$10.9 million.

   Revenue recognition--The Company recognizes revenue from the sale of its products upon shipment to its customers. The Company provides a normal warranty on its products and accrues an estimated amount for this expense at the time of the sale.

   Concentration of credit risk--Financial instruments which potentially expose the Company to concentration of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition and maintains reserves; the Company, however, generally does not require collateral. On a pro forma basis (assuming the merger with DCI occurred at the beginning of 1998) for the year ended December 31, 1998, no individual customer accounted for 10% or more of the Company's net sales; and as of December 31, 1998, no individual customer accounted for 10% or more of the Company's total accounts receivable. In 1997 and 1996, a significant portion of the Company's sales were made to two customers. One of these customers accounted for 13% of the Company's total sales in 1997, with the second customer accounting for 10%. For 1996, the same customers accounted for 16% and 9%, respectively, of the Company's total sales. Accounts receivable from these two customers (on a combined basis) accounted for approximately 35% of the Company's total accounts receivable at December 31, 1997.

   Environmental matters--The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. To date, such costs have not been material (see Note 13).

   Income taxes--The Company accounts for income taxes utilizing the asset and liability method (see Note 12). The asset and liability method requires the Company to record in its balance sheet deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in different periods for financial statements versus tax returns. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered through future operations.

   Long-lived assets--The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company

                                   DDi CORP.

               (In thousands, except share and per share amounts)

evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

   Derivative financial instruments--The Company has only limited involvement with derivative financial instruments. As of December 31, 1998, the Company had entered into interest rate exchange agreements ("Swap Agreements") to reduce the risk of fluctuations in interest rates applicable to its New Senior Term Facility (see Note 6). In January 1999, the Company elected to modify the terms of its Swap Agreements, resulting in no gain or loss. In June 1999, the Company elected to terminate and concurrently replace its Swap Agreements (as modified). The gain recognized from the termination of the Swap Agreements, along with the proceeds received from the execution of the new interest rate exchange agreements ("New Swap Agreements") will be amortized over the term of the respective Swap Agreements using the effective interest method. Amounts to be paid to/(received from) counterparties under its interest rate exchange agreements are reflected as increases/(decreases) to periodic interest expense (see Note 8).

  Stock options--The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation cost related to stock option plans and other forms of stock-based compensation plans. The Company has elected to provide the pro forma disclosures as if the fair value based method had been applied. In accordance with SFAS No. 123, the Company applies the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"), and accordingly, does not recognize compensation expense for its plans to the extent employee options are issued at exercise prices equal to or greater than the fair market value at the date of grant.

  Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Unaudited as adjusted equity--The as adjusted equity at September 30, 1999 adjusts the historical equity at September 30, 1999 to give effect to the anticipated Reclassification (defined below) based on an initial public offering price of $ per share to be effective prior to the closing of the
anticipated initial public offering and an assumed closing date of     , 2000.

   Unaudited pro forma income (loss) per share--Given the changes in the Company's capital structure to be effected in conjunction with the anticipated initial public offering, historical income (loss) per common share amounts are not presented in the consolidated financial statements as they are not considered to be meaningful.

   The calculation of pro forma basic and diluted loss per share was determined by dividing net loss by the pro forma weighted average common and common equivalent shares outstanding after giving retroactive effect to the conversion
of Class L common stock into    shares of new common stock and the conversion
of Class A common stock into shares of new common stock upon the anticipated effectiveness of the stock split and Registration Statement on Form S-1 (collectively, the "Reclassification").

   Some of the proceeds of the Company's anticipated public offering will be used to retire indebtedness existing under its Intermediate Senior Discount Notes, Capital Senior Discount Notes, and New Senior Term Facility (see Note
6). Accordingly, supplemental pro forma income (loss) per share is $   per
share for

                                   DDi CORP.

               (In thousands, except share and per share amounts)

    , and is $   per share for     . The number of shares of common stock whose
proceeds are to be used to retire debt is      and     , respectively. This
calculation assumes the debt retirement had taken place on     . The amount of
interest expense eliminated, net of income tax effects, is $   for      and $
for     .

   Reclassifications--Certain prior year amounts have been reclassified to conform with the 1998 presentation.

   Recently issued accounting standards--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for the Company's fiscal year ending December 31, 1998. Through September 30, 1999, the Company has no elements which give rise to reporting comprehensive income.

   In June 1997, the FASB also issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments. This statement became effective for the Company's fiscal year ending December 31, 1998. This pronouncement has had no significant impact on the reporting practices of the Company since its adoption; and until such time as the Company diversifies its operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require the Company to reflect the fair value of its derivative instruments (see Note 8) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. The Company will adopt SFAS No. 133 effective January 1, 2001.

3. ACCOUNTS RECEIVABLE

   Accounts receivable, net consist of the following:

                                                 December 31,
                                                ----------------
                                                                  September 30,
                                                 1997     1998        1999
                                                -------  -------  -------------
                                                                   (unaudited)
     Accounts receivable....................... $16,042  $36,192     $52,495
     Less: Allowance for doubtful accounts.....    (399)  (1,428)     (1,639)
                                                -------  -------     -------
                                                $15,643  $34,764     $50,856
                                                =======  =======     =======

                                   DDi CORP.

               (In thousands, except share and per share amounts)


4. INVENTORIES

   Inventories consist of the following:

                                                     December 31,
                                                    -------------- September 30,
                                                     1997   1998       1999
                                                    ------ ------- -------------
                                                                    (unaudited)
     Raw materials................................. $1,440 $ 6,628    $11,693
     Work-in-process...............................  2,674   4,406      8,266
     Finished goods................................    216   1,581      2,189
                                                    ------ -------    -------
                                                    $4,330 $12,615    $22,148
                                                    ====== =======    =======

5. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment, net consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
     Building and leasehold improvements.................... $  7,611  $ 15,712
     Machinery and equipment................................   24,859    61,441
     Office furniture and equipment.........................    3,795     8,352
     Vehicles...............................................      156       240
     Land...................................................      --      3,778
     Deposits on equipment..................................      --      2,712
                                                             --------  --------
                                                               36,421    92,235
     Less: accumulated depreciation.........................  (10,289)  (31,217)
                                                             --------  --------
                                                             $ 26,132  $ 61,018
                                                             ========  ========

   Buildings and leasehold improvements include capital leases of approximately $5.1 million with related accumulated depreciation of approximately $1.0 million and $1.5 million at December 31, 1997 and 1998, respectively. Machinery and equipment includes capital leases of approximately $2.1 million and $4.2 million with related accumulated depreciation of approximately $0.4 million and $1.1 million at December 31, 1997 and 1998, respectively.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

   Long-term debt and capital lease obligations consist of the following:

                                                December 31,
                                              ------------------  September 30,
                                                1997      1998        1999
                                              --------  --------  -------------
                                                                   (unaudited)
   Senior Term Facility...................... $ 81,089  $    --     $    --
   Senior Acquisition Facility...............   25,000       --          --
   New Senior Term Facility..................      --    255,000     252,825
   10.0% Senior Subordinated Notes...........  100,000   100,000     100,000
   12.5% Capital Senior Discount Notes, face
    amount $110,000 net of unamortized
    discount of $49,032 and $41,195 at
    December 31, 1997 and 1998, respectively
    and $34,619 at September 30, 1999........   60,968    68,805      75,381
   13.5% Intermediate Senior Discount Notes,
    face amount $66,810 net of unamortized
    discount of $31,267 at December 31, 1998
    and $27,399 at September 30, 1999........      --     35,543      39,411
   Capital lease obligations.................    6,438     7,540       6,788
   Other.....................................       23       --          --
                                              --------  --------    --------
                                               273,518   466,888     474,405
   Less: current maturities..................   (2,450)   (4,390)     (6,487)
                                              --------  --------    --------
                                              $271,068  $462,498    $467,918
                                              ========  ========    ========

Senior Term Facility

   Under the Senior Term Facility, $91.4 million was advanced to the Company in connection with the Recapitalization on October 28, 1997. In November 1997, $10.3 million was repaid with a portion of the proceeds from the Senior Subordinated Notes. In July 1998, this facility was retired in connection with the merger with DCI (see Note 14).

Senior Acquisition Facility

   Under the Senior Acquisition Facility, $25.0 million was advanced to the Company in connection with the NTI acquisition (see Note 14) on December 22, 1997. In July 1998, this facility was retired in connection with the merger with DCI (see Note 14).

New Senior Credit Facility

   In connection with the merger with DCI (see Note 14), DDi entered into an agreement with a co-syndication of banks, including Chase Manhattan Bank, N.A. and Bankers Trust Company. Borrowings under this agreement consist of the New Senior Term Facility and the Revolving Credit Facility (collectively, the "New Senior Credit Facility"). Under the terms of this agreement, DDi must comply with certain restrictive covenants, which include the requirement that DDi meet certain financial tests. In addition, DDi is restricted from making certain payments, including dividend payments to its stockholders. The New Senior Credit Facility is jointly and severally guaranteed by Intermediate and DDi Capital, and is collateralized by a pledge of substantially all of the capital stock of DDi and certain of its subsidiaries. The New Senior Credit Facility expires in April 2005.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


New Senior Term Facility

   Under the New Senior Term Facility, $255 million ($105 million under Tranche A and $150 million under Tranche B) was advanced to DDi in connection with the merger with DCI (see Note 14) on July 23, 1998. Scheduled principal and interest payments are due quarterly beginning June 30, 1999 (other than with respect to the last installment, which is due on July 22, 2004 and April 22, 2005 for Tranche A and Tranche B, respectively). Borrowings under the New Senior Term Facility bear interest at a floating rate at DDi's option at a rate equal to either (1) 2.25%, for Tranche A, and 2.50%, for Tranche B, per annum plus the applicable LIBOR rate or (2) 1.25%, for Tranche A, and 1.50%, for Tranche B, per annum plus the higher of (a) the applicable prime lending rate of The Chase Manhattan Bank (8.5% at December 31, 1998) or (b) the federal reserve reported overnight funds rate plus 1/2 of 1% per annum (the "Index Rate"). The applicable margin of 2.25% for Tranche A is subject to reduction in accordance with an agreed upon pricing grid based on decreases in the Company's consolidated leverage ratio, defined as consolidated total debt to consolidated EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and extraordinary or non-recurring expenses). As of December 31, 1998, the Company elected the LIBOR rate (5.6% at December 31, 1998), reset monthly.

Revolving Credit Facility

   DDi also has a $45.0 million Revolving Credit Facility which expires on July 22, 2004. Advances under the Revolving Credit Facility bear interest at DDi's option at a rate equal to either (1) 2.25% per annum plus the applicable LIBOR rate or (2) 1.25% per annum plus the Index Rate. In addition, DDi is required to pay a fee of 1/2 of 1% per annum on the average unused commitment under the Revolving Credit Facility. At December 31, 1998, DDi had borrowings outstanding of $7.0 million on this Revolving Credit Facility. The Company intends to paydown the balance from time-to-time, therefore it is classified as current in the accompanying consolidated balance sheets. As of December 31, 1998, the Company elected the LIBOR rate (5.6% at December 31, 1998), reset monthly.

Senior Subordinated Notes

   Subsequent to the Recapitalization, on November 18, 1997, DDi issued $100 million of Senior Subordinated Notes. The Senior Subordinated Notes bear interest at 10% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year, through the maturity date on November 15, 2005.

   Except as described below, DDi may not redeem the Senior Subordinated Notes prior to November 15, 2001. Prior to November 15, 2000, however, up to 40% of the Senior Subordinated Notes, at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, may be redeemed at DDi's option with the net proceeds of the sale in public offerings of common stock of Holdings (provided that at least 60% of the original principal amount of the Subordinated Notes remains outstanding immediately after such redemption). On or after November 15, 2001, the Senior Subordinated Notes may be redeemed at the option of DDi, in whole or in part from time to time, at redemption prices ranging from 105% of principal amount in the year ended November 15, 2001 to 100% of principal amount subsequent to November 15, 2004, plus accrued and unpaid interest.

   The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, jointly and severally, by DDi Capital and its wholly-owned subsidiaries (the "Guarantors"). The Senior Subordinated Note indenture also contains covenants that restrict the Guarantors from incurring additional indebtedness and from making certain payments, including dividend payments to its stockholders.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


Capital Senior Discount Notes

   In 1997, subsequent to the Recapitalization, Holdings issued $110 million face amount at maturity (net proceeds of $60.1 million) of Senior Discount Notes ("Capital Senior Discount Notes"), and DDi Capital later succeeded to Holdings obligations under the Capital Senior Discount Notes. The Capital Senior Discount Notes are unsecured, senior obligations and will be effectively subordinated to all future indebtedness and liabilities of DDi Capital's subsidiaries. The Capital Senior Discount Notes begin bearing cash interest of 12.5% at November 15, 2002, payable each May 15 and November 15 in arrears, through the maturity date of November 15, 2007.

   Except as described below, DDi Capital may not redeem the Capital Senior Discount Notes prior to November 15, 2002. Prior to November 15, 2000, however, up to 40% of the Capital Senior Discount Notes, at a redemption price of 112.5% of the accreted principal amount thereof, plus accrued and unpaid interest, may be redeemed at DDi Capital's option with the net proceeds of the sale in public offerings of common stock of Holdings (provided that at least 60% of the original principal amount of the Capital Senior Discount Notes remains outstanding immediately after such redemption). On or after November 15, 2002, the Capital Senior Discount Notes may be redeemed at the option of DDi Capital, in whole or in part from time to time, at redemption prices ranging from 106.25% of accreted principal amount in the year ended November 15, 2002 to 100% of accreted principal amount subsequent to November 15, 2005, plus accrued and unpaid interest.

   The Capital Senior Discount Note indenture also contains covenants that restrict the Company from incurring additional indebtedness and from making certain payments, including dividend payments to its stockholders.

Intermediate Senior Discount Notes

   In July 1998, Intermediate issued senior discount notes ("Intermediate Senior Discount Notes") in conjunction with the merger with DCI (see Note 14), the proceeds of which amounted to approximately $33 million. The Intermediate Senior Discount Notes are unsecured, senior obligations and will be effectively subordinated to all future indebtedness and liabilities of Intermediate's subsidiaries. These notes accrete in value at a rate of 13.5%, compounded semi-annually and have a stated maturity of June 30, 2008. These notes have a stated principal at maturity of approximately $67 million, although approximately 43% of the stated principal amount of the debt is due December 2003. Cash interest begins accruing as of June 30, 2003 and will be payable each June 30 and December 31, in arrears, commencing December 31, 2003 through the maturity date. This debt is redeemable at Intermediate's option, in whole or in part, at any time, at redemption prices which decrease throughout the life of the debt. Prior to June 30, 2003, the redemption price is an amount sufficient to generate, to the holders of this debt, an internal rate of return per annum on the initial offering price ranging from 18% to 20%. Subsequent to June 30, 2003, the redemption prices range from 106.75% of accreted principal, decreasing 2.25% per annum to 100% of accreted principal subsequent to June 30, 2006, plus accrued but unpaid interest.

   The Intermediate Senior Discount Note indenture also contains covenants limiting, among other things, dividends, asset sales, and transactions with affiliates. These restrictions apply both to Intermediate and its subsidiaries.

Debt Issue Costs

   In connection with establishing its various debt facilities and the issuance of its debt instruments, the Company incurred approximately $17.1 million in fees which have been capitalized as debt issue costs. Accumulated amortization as of December 31, 1998 and 1997 was approximately $1.2 million and $0.2 million, respectively. During 1997, certain debt was retired and the net carrying amount of the related debt issue costs was written off, resulting in an extraordinary loss of $1.6 million, net of related income taxes of $1.1 million. During 1998, the Senior Term Facility and the Senior Acquisition Facility were retired and the net

                                   DDi CORP.

               (In thousands, except share and per share amounts)

carrying amount of the related debt issue costs were written off, resulting in an extraordinary loss of $2.4 million, net of related income taxes of $1.5 million.

Change of Control

   Upon a change in control, as defined in the Senior Subordinated Note and the Capital Senior Discount Note indentures, DDi or DDi Capital may redeem the Senior Subordinated Notes or the Capital Senior Discount Notes, respectively, in whole, but not in part, before November 15, 2002 at 100% of principal in the case of the Senior Subordinated Notes, or 100% of the accreted value in the case of the Capital Senior Discount Notes, plus the applicable premium, as defined in the Senior Subordinated Note and the Capital Senior Discount Note indentures, and accrued and unpaid interest as of the date of redemption. In the event the Company does not elect to redeem the notes prior to such date, each holder of the Subordinated Notes and Capital Senior Discount Notes may require DDi or DDi Capital, respectively, to repurchase all or a portion of such holder's notes at a cash purchase price equal to 101% of the principal amount or the accreted value, plus accrued and unpaid interest if any, to the date of repurchase. The Intermediate Senior Discount Note indenture provides that in the event of such a change in control, each holder of the Intermediate Senior Discount Notes will have the right to have Intermediate redeem all or any part of the portion of the Intermediate Senior Discount Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest (or accreted value), if any to the date of purchase. The New Senior Credit Facility provides that the occurrence of such a change in control constitutes an event of default, which could require the immediate repayment of the New Senior Credit Facility.

Exchange Offer

   On March 24, 1998, the Company consummated exchange offers of previously unregistered Capital Senior Discount Notes and Senior Subordinated Notes for registered notes (with terms identical in all material respects) on Form S-4 under the Securities Act of 1933, as amended.

Related Party Transactions

   In connection with the Recapitalization and related transactions subsequent thereto, CMC, a shareholder, and its affiliates The Chase Manhattan Bank, N.A. ("Chase") and Chase Securities Inc. were paid fees and expenses aggregating approximately $16 million and CMC and Chase received common stock warrants valued at approximately $3.4 million (see Note 11).

   In conjunction with the merger with DCI, Chase acted as collateral, co-syndication, and administrative agent with regard to the establishment of the New Senior Credit Facility. In this capacity, Chase received $2.4 million in fees. Chase also participates as a lender in the syndication, and is a counterparty to one of the Company's interest rate exchange agreements, under terms similar to those of the other participants and counterparties.

   The Company has a management agreement with Bain Capital Partners V, L.P. ("Bain"), an affiliate of Bain Capital Funds, the controlling shareholders, under which Bain is entitled to management fees (see Note 13).

                                   DDi CORP.

               (In thousands, except share and per share amounts)

Future Payments

  As of December 31, 1998, the scheduled future annual principal payments of long-term debt are as follows:

     Year Ending December 31,
       1999............................................................ $  3,263
       2000............................................................    5,925
       2001............................................................   19,838
       2002............................................................   25,875
       2003............................................................   60,713
       Thereafter......................................................  416,196
                                                                        --------
                                                                        $531,810
                                                                        ========

7. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                    December 31,
                                                   --------------
                                                                  September 30,
                                                    1997   1998       1999
                                                   ------ ------- -------------
                                                                   (unaudited)
     Accrued salaries and related benefits........ $1,671 $ 2,929    $ 6,233
     Accrued interest payable.....................  1,760   1,438      3,803
     Accrued expenses.............................  6,399   8,884     10,336
     Escrow payable to redeemed stockholders......    --    3,900      3,900
                                                   ------ -------    -------
                                                   $9,830 $17,151    $24,272
                                                   ====== =======    =======

8. DERIVATIVES

   Pursuant to its interest rate risk management strategy and to certain requirements imposed by the Company's New Senior Credit Facility (see Note 6), the Company entered into two interest rate exchange agreements ("Swap Agreements"), effective October 1, 1998. Together these agreements represented an effective cash flow hedge of the variable rate of interest (1-month LIBOR) paid under the New Senior Term Facility, minimizing exposure to increases in interest rates related to this debt over its scheduled term. Under the Swap Agreements, the Company received a variable rate of interest (1-month LIBOR) and paid a fixed rate of interest (blended annual rate of 5.27%). These rates were applied to a notional amount ($255 million from October 1 through December 31, 1998) which decreases at such times, and in such amounts, as to conform with the principle outstanding under the New Senior Term Facility through its scheduled maturity in 2005. In January 1999, the Company and each counterparty agreed to modify certain features of the Swap Agreements. In return for a reduction in the blended fixed rate of interest paid by the Company (to 4.96% per annum), the counterparties were granted the option to terminate their respective agreements on January 31, 2002.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

   In June 1999, the Company elected to terminate and concurrently replace the Swap Agreements. The Company received cash proceeds of approximately $6.1 million from these transactions which will be recognized as a reduction to interest expense. Of this amount, approximately $5.6 million represents the gain from the termination of the Swap Agreements and will therefore be amortized using the effective interest method through January 2002, the original scheduled maturity of the Swap Agreements. The remaining $0.5 million represents proceeds from the execution of the new interest rate exchange agreements ("New Swap Agreements") and will be amortized into interest expense using the effective interest method through April 2005, over the term of the New Swap Agreements. It is anticipated that the impact of this amortization will not materially affect interest expense in any period.

   The New Swap Agreements represent an effective cash flow hedge, consistent with the nature of the Swap Agreements. Under the terms of the New Swap Agreements, the Company pays a maximum annual rate of interest applied to a notional amount equal to the principal balance of the New Senior Term Facility for the period June 30, 1999 through August 31, 2001. During this period, the Company's maximum annual rate is 5.65% for a given month, unless 1-month LIBOR for that month equals or exceeds 7.00%, in which case the Company pays 7.00% for that month. From September 1, 2001 through the scheduled maturity of the New Senior Term Facility in 2005, the Company pays a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the New Senior Term Facility during that period.

   As a result of the termination and replacement of the Swap Agreements, the maximum rate of interest to be paid has increased through January 31, 2002. The New Swap Agreements, however, provide the Company with greater protection against increases in interest rates from January 31, 2002 through the maturity of the New Senior Term Facility in 2005, since the New Swap Agreements do not contain an option, which was available to the counterparties of the Swap Agreements, to terminate the agreements on January 31, 2002. Counterparty risk is limited to amounts to be reflected in the Company's consolidated balance sheet. This risk is minimized and is expected to be immaterial to the Company's consolidated results of operations as the New Swap Agreements provide for monthly settlement of the net interest owing. Further, each counterparty to the New Swap Agreements carries at least a "single-A" credit rating. The impact of the interest rate exchange agreements on the Company's interest expense was not material.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and variable rate debt approximate book value as of December 31, 1997 and 1998. The carrying value for the fixed rate Senior Subordinated Notes and the Capital Senior Discount Notes was established based on market conditions at the time the debt was issued and through December 31, 1997, such market conditions had not changed significantly. Similarly, the carrying value for the fixed rate Intermediate Senior Discount Notes was established based upon market conditions at the time the debt was issued and through December 31, 1998, such market conditions had not changed significantly. As of December 31, 1998, the fair value of the Company's Senior Subordinated Notes, Capital Senior Discount Notes and Swap Agreements were different from their carrying values. The fair values of the Company's Senior Subordinated Notes and Capital Senior Discount Notes are estimated based on their quoted market prices. The fair value of the Company's Swap Agreements is based on the difference between the Company's interest rate as determined by the Swap Agreements and the market interest rate for swaps with the same contractual terms as of December 31, 1998.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The estimated fair values of the Company's financial instruments are as follows:

                                            December 31, 1997 December 31, 1998
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             Amount   Value    Amount   Value
                                            -------- -------- -------- --------
Variable rate debt:
  Revolving Credit Facility................ $    --  $    --  $  7,000 $  7,000
  Senior Term Facility..................... $ 81,089 $ 81,089 $    --  $    --
  Senior Acquisition Facility.............. $ 25,000 $ 25,000 $    --  $    --
  New Senior Term Facility................. $    --  $    --  $255,000 $255,000
Fixed rate debt:
  10% Senior Subordinated Notes............ $100,000 $100,000 $100,000 $ 96,000
  Capital Senior Discount Notes............ $ 60,968 $ 60,968 $ 68,805 $ 61,600
  Intermediate Senior Discount Notes....... $    --  $    --  $ 35,544 $ 35,544
  Swap Agreements.......................... $    --  $    --  $    --  $ (1,081)

10. CAPITAL LEASE OBLIGATIONS

   The Company leases certain facilities and equipment under capital lease obligations bearing implicit interest rates ranging from 8% to 12%. The terms of the lease require monthly payments of approximately $152 including interest at December 31, 1998. Certain leases contain an option for the Company to renew for an additional term at the end of the initial term and an option to purchase the facilities and equipment at their fair values at the end of the initial term and at the end of the second term.

Future Payments

   Aggregate annual maturities of capital lease obligations (for periods subsequent to December 31, 1998) are as follows:

                                                                      Present
                                            Total     Less Amount  Value of Net
                                        Minimum Lease Representing Minimum Lease
                                          Payments      Interest     Payments
                                        ------------- ------------ -------------
   Year Ending December 31,
     1999..............................    $ 1,831       $  704       $1,127
     2000..............................      1,831          723        1,108
     2001..............................      1,831          582        1,249
     2002..............................      1,520          616          904
     2003..............................      1,298          475          823
     Thereafter........................      2,719          390        2,329
                                           -------       ------       ------
                                           $11,030       $3,490       $7,540
                                           =======       ======       ======

   The present value of net minimum lease payments as of September 30, 1999 is $6,788.

11. STOCKHOLDERS' EQUITY

Old Common Stock, Preferred Stock and Additional Paid-in Capital of Pre-Recapitalization Company

   On January 31, 1996, the Company redeemed 8,162 shares of its common stock ("Old Common") from its sole stockholder for $105 million in connection with its Initial Recapitalization. The Company funded this redemption through the issuance of $95 million of senior debt, the issuance of 6,671 shares of convertible

                                   DDi CORP.

               (In thousands, except share and per share amounts)

preferred stock and 2,509 shares of Old Common. As part of the senior debt issuance, $15 million of subordinated debt and warrants to acquire 706.3 shares of Old Common at a nominal price were issued (the warrants were valued at $1.3 million at the time of issuance and recorded as a discount on the subordinated debt). The warrants contained a "clawback" provision which required the holders of the warrants to surrender up to 282 shares of common stock underlying the warrants upon the attainment of certain earnings targets by the Company in 1996 and 1997. The Company met the earnings target in 1996 and canceled warrants to purchase 141 shares of Old Common stock. After five years, the warrant holders had the right to have the Company redeem shares of common stock underlying the warrants at fair value. In addition, the sole stockholder had the right to put back to the Company, for cash, his remaining 6,959 shares of Old Common at fair value upon the earlier of January 2002 or 90 days after the full payment of the senior debt. Due to the existence of the put option, for both the common shares and common stock purchase warrants, the estimated fair value of these shares was accreted to estimated fair value and was classified as temporary stockholders' equity. On January 31, 1996, the estimated fair value of the Old Common was approximately $2,179 per share, at December 31, 1996 was approximately $5,590 per share and at the date of the Recapitalization was approximately $11,308.

   At December 31, 1996 and immediately prior to the Recapitalization, the Company's stockholders' equity consisted of the following: (i) 100,000 authorized shares of no par value Old Common with approximately 9,717 shares outstanding (includes 6,959 redeemable Old Common shares classified as temporary stockholders' equity); (ii) 100,000 authorized shares of no par value convertible preferred stock with approximately 6,601 shares outstanding. The Old Common, preferred stock and common stock purchase warrants were canceled as part of the Recapitalization.

Common Stock

   The Company has seven authorized classes of no par Class A common stock, Class A-1 to Class A-7, which aggregate 4,750,000 authorized shares. The separate classes of Class A common have different rights with respect to election of directors. All Class A shares are voting, except for Class A-7, which is nonvoting. The Company also has 475,000 authorized shares of no par Class L common stock.

   The Class L common stock is identical to the Class A common stock, except that each share of Class L common stock is entitled to a preferential payment upon any distribution by the Company equal to the original cost of such share ($364.09) plus an amount which accrues from the original issuance date on a daily basis at 12% per annum, compounded quarterly. After payment of this preference amount, each share of Class A common stock and Class L common stock shares equally in all distributions. The Class L common stock is convertible into Class A common stock upon a majority vote of the holders of the outstanding Class L common stock at any time.

Stock Options

   Prior to the Recapitalization, the Company had two stock option plans, the 1996 Performance Stock Option Plan (the "1996 Stock Option Plan") and the 1996 Employee Stock Option Plan (the "1996 Employee Plan"), together the "1996 Option Plans." The term of the options under these plans is ten years from the date of grant. Under the 1996 Option Plans, the Board granted options to acquire approximately 1,950 shares of Old Common, at an exercise price of approximately $2,179 per share. All stock options issued under these plans were accounted for as variable awards. Accordingly, the difference between the exercise price and the estimated market price of the stock was recorded as compensation when the number of shares was known. Although there was no established market for the Company's stock, management estimated that the exercise price was at or above the estimated market price for the common stock of the Company for the options earned in 1996, and no compensation expense was recorded. Immediately prior to the Recapitalization, the Company accelerated the vesting of all outstanding options (totaling approximately 1,950 shares) to purchase shares of its

                                   DDi CORP.

               (In thousands, except share and per share amounts)

Old Common making all such options immediately exercisable. In connection therewith, the Company recorded $21.3 million of compensation expense in 1997 based on the difference between the estimated fair value of underlying
Old Common and the option exercise price and $10 million of compensation expense for bonuses payable to employees to cover the employees' taxes upon the exercise of these options in conjunction with the Recapitalization.

   During 1997 and 1998, there were no grants, exercises, forfeitures, or expirations of options under either the 1996 Stock Option Plan or the 1996 Employee Plan. As of December 31, 1998, the options outstanding under both of these plans had remaining weighted-average contractual terms of approximately eight years.

   In 1997, Holdings adopted its 1997 Details, Inc. Equity Incentive Plan (the "1997 Employee Stock Option Plan"), authorizing the grant of options to certain management of the Company to purchase 235,000 shares of Class A common stock. The term of the options under this plan is ten years from the date of grant. Options granted under this plan vest in equal monthly amounts over four years, with immediate vesting upon a change in control or sale of all of the assets of the Company. Of the total authorized shares, 117,500 options have an exercise price of $5.00 ("$5 Options"), with the remaining 117,500 options having an exercise price of $61.17 ("$61 Options"). For all options granted under this plan in 1997, the exercise prices were in excess of estimated fair value. As of December 31, 1998, 1,355 of the $5 Options and the $61 Options each remained available for future grant. As of December 31, 1998, the options outstanding under this plan had a remaining weighted-average contractual term of approximately nine years and are exercisable.

   Stock option activity under the 1997 Employee Stock Option Plan is:

                                                $5 Options        $61 Options
                                             -----------------  ----------------
                                                       Number            Number
                                             Exercise    of     Exercise   of
                                              Price    Shares    Price   Shares
                                             -------- --------  -------- -------
Granted.....................................  $5.00    116,145   $61.17  116,145
Exercised...................................  $5.00   (116,145)     --       --
Forfeited...................................    --         --       --       --
                                                      --------           -------
Balance at December 31, 1997................    --         --    $61.17  116,145
Granted.....................................    --         --       --       --
Exercised...................................    --         --       --       --
Forefeited..................................    --         --       --       --
                                                      --------           -------
Balance at December 31, 1998................               --    $61.17  116,145
                                                      ========           =======

   Had compensation costs for the stock options issued under the 1996 Stock Option Plan, 1996 Employee Plan and the 1997 Employee Stock Option Plan been determined based on the grant date fair values as required by SFAS No. 123, there would have been no significant effect on the Company's reported net income (loss) for the periods presented. Fair value was estimated using the minimum-value method, a risk-free interest rate of 7.1% and 6.5% for 1996 and 1997, respectively, and an expected life of five years. No dividends were assumed to be declared. The weighted average fair value per option (computed using the minimum-value method) of the stock options granted in 1996 and 1997 was nil.

   In connection with the DCI merger (see Note 14), the Board of Directors adopted, and the stockholders of Holdings approved, the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan ("DCI 1996 Plan") and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan ("DCI 1997 Plan"), together the "DCI Stock Option Plans", which authorized the granting of stock options and the sale of Class A common stock and Class L common stock in connection with the merger with DCI. The terms applicable to options

                                   DDi CORP.

               (In thousands, except share and per share amounts)

issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediately prior to the merger with DCI. These terms include vesting from the date of acquisition through 2002. An optionholder's scheduled vesting is dependent upon continued employment with the Company. Upon termination of employment, any unvested options as of the termination date are forfeited. During 1998, the Company recorded no compensation expense relating to the granting of options under the DCI Stock Option Plans.

   In connection with the DCI merger, the Company converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of Class A common stock and shares of Class L common stock. The options granted bear exercise prices of either $1.58 ("$1.58 Options") or $61.17
("$61 Options") for the purchase of Class A shares, and $364.09 for Class L Shares ("Class L Options"). The Board is authorized to sell or otherwise issue Class A common stock and Class L common stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board up to an aggregate of 222,600 shares of Class A common stock and 28,300 shares of Class L common stock, in the case of the DCI 1996 Plan, and 46,000 shares of Class A common stock and 5,850 shares of Class L common stock in the case of the DCI 1997 Plan (in each case, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events). Under the terms of the DCI Stock Option Plans, however, no options may be granted after the acquisition date. Accordingly, there are currently no options to purchase shares of Class A common stock and no options to purchase shares of Class L common stock available for grant under the DCI Stock Option Plans. The maximum term of the options under the DCI 1996 Plan is August 2006 and under the DCI 1997 Plan is March 2008. As of December 31, 1998, all options outstanding under the DCI Stock Option Plans had weighted average remaining contractual lives of approximately eight years.

   Stock option activity since July 23, 1998 (date of DCI merger) is as follows:

                           $1.58 Options       $61 Options      Class L Options
                         -----------------  ------------------ ------------------
                                   Number
                         Exercise    of     Exercise Number of Exercise Number of
                          Price    Shares    Price    Shares    Price    Shares
                         -------- --------  -------- --------- -------- ---------
Balance at July 23,
 1998...................  $1.58    255,778   $61.17   13,948   $364.09   32,479
Granted.................    --         --       --       --        --       --
Exercised...............  $1.58   (116,953)     --       --        --       --
Forfeited...............  $1.58     (3,318)  $61.17     (190)  $364.09     (442)
                                  --------            ------             ------
Balance at December 31,
 1998...................  $1.58    135,507   $61.17   13,758   $364.09   32,037
                                  ========            ======             ======
Options exercisable as
 of December 31, 1998...            14,770             7,183             16,726
                                  ========            ======             ======

   Pro forma information regarding net income or loss has been determined for the Company as if compensation costs for the stock options issued under the DCI Stock Option Plans had been determined based upon the grant date fair values. Fair value was estimated using the minimum-value method, a risk-free interest rate of 5.6% and an expected life of 3 months for $1.58 Options or two years for both $61 Options and Class L Options. No dividends were assumed to be declared. The weighted-average fair value per option of the stock options granted under the DCI Stock Option Plans in 1998 was as follows:

                                                                       Value per
       Option category                                                  Option
       ---------------                                                 ---------
       $1.58 Options..................................................  $ 0.18
       $61 Options....................................................     Nil
       Class L Options................................................  $38.58

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The Company's 1998 pro forma loss before extraordinary items is as follows (amounts in millions):

       As reported...................................................... $(49.7)
       Pro forma........................................................ $(50.1)

Recapitalization

  In connection with the Recapitalization, the Company accelerated the vesting of all outstanding options to purchase shares of its Old Common and made such options immediately exercisable. Certain members of management then exercised approximately 1,374 options granted under the 1996 Stock Option Plan, to purchase an equal number of shares of Old Common. In addition, the convertible preferred stock and the Old Common purchase warrants were converted into 565 shares of Old Common. Holdings then: (i) redeemed and canceled approximately 16,232 shares of Old Common and options to purchase 64 shares of Old Common options granted under the 1996 Employee Plan at a redemption price of approximately $11,308 per share, plus future escrow payments estimated at $508 per share or $8.6 million in the aggregate at December 31, 1997, payable by March 31, 1999; (ii) canceled all remaining options authorized but ungranted under the 1996 option plans; (iii) converted the remaining approximately 1,938 shares of Old Common into approximately 438,326 shares and approximately 54,175 shares of Class A common and Class L common, respectively, and (iv) converted the remaining approximately 513 unexercised options to purchase shares of Old Common into options to purchase approximately 116,158 shares and approximately 14,357 shares of Class A common and Class L common, respectively. The escrow payment described above represents the distribution by the Company to all shareholders of record as of the Recapitalization date, of the income tax benefit received by the Company as a result of the compensation expense recorded for the accelerated vesting of options to purchase shares of Old Common.

Common Stock Warrants

  As part of the financing associated with the Recapitalization, warrants were granted to related parties (Note 6) to purchase 70,211 shares of Class A common stock and 8,678 shares of Class L common stock. Each warrant entitled the holder thereof to purchase a unit, at $.09 per unit, consisting of 8.09 shares of Class A common stock and one share of Class L common stock. Such warrants are exercisable through October 2007. A fair value of $3,420 was ascribed to the warrants and recorded as a debt discount.

12. INCOME TAX MATTERS AND CHANGE IN TAX STATUS

   For the year ended December 31, 1995 and prior years, the Company, with the consent of its stockholder, elected to be taxed under sections of Federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholder separately accounts for his pro rata share of the Company's income, deductions, losses and credits. An additional state income tax was imposed at a 1.5% rate. The Company's stockholder terminated this election effective on February 1, 1996.

   As a result of this termination, the Company recorded a net deferred tax asset of $297,000 on February 1, 1996 by a credit against income tax expense, for temporary differences between the financial reporting and the income tax basis of assets and liabilities.

                                   DDi CORP.

               (In Thousands, Except Share and Per Share Amounts)


   The provision (benefit) for income taxes in 1996, 1997 and 1998 consists of the following:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Current:
     Federal.............................    $6,955      $ (5,224)    $   --
     State...............................       --            --          666
     Foreign.............................       --            150         --
                                             ------      --------     -------
                                              6,955        (5,074)        666
                                             ------      --------     -------
   Deferred:
     Federal.............................      (690)       (3,657)     (3,288)
     State...............................       --         (2,127)       (944)
     Foreign.............................       --            --          --
                                             ------      --------     -------
                                               (690)       (5,784)     (4,232)
                                             ------      --------     -------
                                             $6,265      $(10,858)    $(3,566)
                                             ======      ========     =======

   In connection with the acquisition of NTI and the merger with DCI, the Company acquired certain net deferred tax assets of approximately $1.2 and $1.3 million, respectively.

   Deferred income tax assets and liabilities consist of the following:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Deferred tax assets:
     Net operating loss carryforwards.................    $4,060      $  5,243
     Trade receivables................................       159         1,930
     Deferred compensation............................     3,007         5,485
     AMT credits......................................       327           327
     Accrued liabilities..............................       268         6,347
     Amortization.....................................       357            27
     Other............................................        62           174
                                                          ------      --------
                                                           8,240        19,533
   Deferred tax liabilities--
     Property, plant and equipment....................      (530)       (2,289)
     Intangible assets................................       --        (34,341)
                                                          ------      --------
                                                            (530)      (36,630)
                                                          ------      --------
       Net deferred tax assets/(liabilities)..........    $7,710      $(17,097)
                                                          ======      ========

   The tax effect related to the extraordinary item (see Note 14) is deferred U.S. tax and it approximates the U.S. Statutory tax rate.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. Federal income tax rate to income (loss) before income taxes due to the following:

                                        December 31, December 31, December 31,
                                            1996         1997         1998
                                        ------------ ------------ ------------
Computed "expected" tax expense
 (benefit).............................    $6,517      $ (9,476)    $(18,639)
Increase (decrease) in income taxes
 resulting from:
  State taxes, net of credits..........       981        (1,591)        (181)
  Effect of change in tax status.......      (297)          --           --
  Income not subject to Federal
   corporate tax.......................      (996)          --           --
  Goodwill amortization................       --            --         1,320
  In-process research and development
   write-off...........................       --            --        13,650
  Other................................        60           209          284
                                           ------      --------     --------
                                           $6,265      $(10,858)    $ (3,566)
                                           ======      ========     ========

   The Company has Federal, California and Colorado net operating loss ("NOL") carryforwards of approximately $10.2 million, $16 million and $5.3 million, respectively, at December 31, 1998. The Federal NOL carryforwards begin to expire in 2012, the California NOL carryforwards begin to expire in 2002, and the Colorado NOL carryforwards begin to expire in 2012. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which can be utilized.

13. COMMITMENTS AND CONTINGENCIES

   Environmental matters--The Company's operations are regulated under a number of federal, state, and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all printed circuit board manufacturers because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future new or more stringent requirements could be imposed. Management believes it has complied with all applicable environmental laws and regulations. There have been no claims asserted nor is management aware of any unasserted claims for environmental matters.

   Employment agreements--Pursuant to certain employment agreements dated September 1, 1995, as amended, effective until October 28, 2000, certain members of senior management are entitled to receive future annual base salaries in the aggregate amount of $1.3 million in 1999. The base salaries on or after January 1, 2000 will be established by the Company at a level that equals or exceeds base salaries for 1999. These employees are eligible for annual bonuses based upon the achievement of EBITDA targets. These employees also received an aggregate of 10,367 shares of Class A common stock on the Recapitalization closing date. In connection with this stock bonus, the Company recorded compensation expense of approximately $52 based upon a fair market value per share of Class A common stock of $5 per share. In addition, these employees will be entitled to receive an additional bonus in the aggregate amounts of $2.4 million in consideration of prior services which will be payable on the third anniversary of the Recapitalization whether or not such employees are still employed by the Company. The Company accrued these bonuses at their present value and the charge was included in the results of operations during the year ended December 31, 1997.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   In addition, pursuant to an employment agreement dated July 23, 1998, a certain key employee is entitled to receive a salary of approximately $445 in 1999. In addition, this key employee is eligible to receive an annual bonus based upon achievement of EBITDA targets. During 1998, this key employee received an award, pursuant to the agreement, of 39,008 Class A Cash Bonus units valued at $1.5725 per unit and 4,953.3 Class L Cash Bonus units valued at $363.2381 per unit. As this award was made to an employee of DCI for services rendered prior to the merger with DCI (see Note 14), the obligation existed as of the merger date and was treated as an acquired liability in accordance with purchase accounting. Post-merger salary and other compensation are recorded as period costs.

   Management agreement--Pursuant to a management agreement between Bain Capital Partners V, L.P. ("Bain") and the Company (the "Management Agreement"), Bain is entitled to a management fee when, and if, it provides advisory services to the Company in connection with potential business acquisitions. Beginning on the first anniversary of the Recapitalization, Bain may, upon the request of the Company, perform certain management consulting services at Bain's customary rates plus reimbursement for reasonable out-of-pocket expenditures. In addition, Bain is entitled to receive a fee equal to approximately 1% of the gross purchase price of any senior financing transaction in connection with an acquisition, recapitalization or refinancing transaction (including assumed debt). In connection with the Recapitalization, NTI acquisition and DCI merger, Bain was paid fees of approximately $3.1 million, approximately $0.4 million, and approximately $2.7 million, respectively. The Management Agreement continues until terminated by mutual consent of the parties, or until terminated as a result of a breach of the Management Agreement. The Management Agreement includes customary indemnification provisions in favor of Bain.

   Operating leases--The Company has entered into various operating leases principally for office space and equipment that expire at various dates through 2006. Future annual minimum lease payments under all non-cancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1998

     Year Ending December 31,
       1999............................................................. $2,145
       2000.............................................................  2,146
       2001.............................................................  1,972
       2002.............................................................  1,344
       2003.............................................................    914
       Thereafter.......................................................    976
                                                                         ------
     Future minimum lease payments...................................... $9,497
                                                                         ======

   Rent expense for 1998 was approximately $1.5 million and was not significant in 1997 and 1996.

   Litigation--The Company is a party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

   Retirement plans--The Company has adopted a 401(k) plan which became effective January 1997. All employees of the Company over the age of 21 and having at least one year of service, are eligible to participate in the plan. The eligible employees may contribute 1% to 15% of their annual compensation. In 1997, no employer matching contributions were required to be made by the Company. In 1998, the Company amended the plan to match employee contributions at $0.25 per $1.00 contributed, subject to a maximum per employee participant. For plan year ended December 31, 1998, employer contributions totaled $145.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


14. MERGERS AND ACQUISITIONS

   On December 22, 1997, the Company acquired all of the outstanding shares of common stock of NTI and on July 23, 1998, pursuant to a Stock Contribution and Merger Agreement, the Company consummated the merger with DCI ("DCI Merger"). Both transactions were accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16 and accordingly, the results of operations since the dates of acquisition are included in the accompanying consolidated financial statements.

NTI

   NTI was purchased for approximately $38.9 million including the assumption of approximately $7.4 million of NTI's debt. The acquisition was funded, in part, through the issuance of additional equity in the aggregate amount of $10.2 million to certain existing investors in Holdings as well as three new investors, including an existing investor in NTI. The remainder of the purchase price was funded with cash and the $25 million Senior Acquisition Facility borrowing under the Senior Term Facility in place at that time. The outstanding borrowing under this facility was retired in connection with the DCI Merger. The NTI purchase price was allocated to assets acquired and liabilities assumed and the excess purchase price of approximately $27 million was allocated to goodwill. Accumulated amortization as of December 31, 1997 and 1998 was $25 and $1.1 million, respectively.

DCI

   The DCI Merger was completed for aggregate consideration of approximately $250 million, including the assumption of approximately $72.3 million of DCI's debt, and consisted of a partial redemption, by way of a merger, of DCI's outstanding capital stock for cash with the remaining capital stock being contributed to Holdings in exchange for shares and options to purchase shares of the voting common stock (estimated value of approximately $73 million). The DCI Merger was financed with a new $300 million senior bank facility (New Senior Credit Facility) and by $33 million of newly issued Intermediate Senior Discount Notes. In connection with the new financing, the Company used $106 million of the proceeds to retire all of its existing senior term debt, which resulted in an extraordinary loss of $2.4 million, net of related income taxes of $1.5 million.

   The DCI merger consideration was allocated to tangible assets (aggregating approximately $65 million) acquired and liabilities assumed (aggregating approximately $30 million), with the remaining merger consideration consisting primarily of goodwill, identifiable intangible assets, and acquired in-process research and development ("in-process R&D").

   Significant portions of the DCI merger consideration were identified as intangible assets. Valuation techniques were employed which reflect recent guidance from the Securities and Exchange Commission on approaches and procedures to be followed in developing allocations to in-process R&D. At the date of the merger, technological feasibility of the in-process R&D projects had not been reached and the technology had no alternative future uses. Accordingly, the Company expensed the portion of the purchase price allocated to in-process R&D of $39 million, in accordance with generally accepted accounting principles, in the year ended December 31, 1998.

   The in-process R&D is comprised of a number individual technological development efforts, focusing on the discovery of new, technologically advanced knowledge and more complete solutions to customer needs, the conceptual formulation and design of possible alternatives, as well as the testing of process and product cost improvements. Specifically, these technologies include efforts to: increase maximum printed circuit board layer count, reduce line and space tolerances, develop specialty surface finishes and materials, use new and innovative applications of micro blind vias, embedded circuitry, and flexible circuit applications, develop "intelligent" (active) backpanels, and develop automation to integrate and automate the entire workflow process.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The amount of the merger consideration allocated to in-process R&D was determined by estimating the stage of completion of each in-process R&D project at the date of the merger, estimating cash flows resulting from the future release of products employing these technologies, and discounting the net cash flows back to their present values.

   The weighted average stage of completion for all projects, in aggregate, was approximately 75% as of the merger date. As of that date, the estimated remaining costs to bring the projects under development to technological feasibility were over $2 million. The cash flow estimates from sales of products incorporating those technologies commence in the year 1999, with revenues increasing for several years following the merger, followed by declines in subsequent periods as other new products are expected to be introduced and represent a larger proportion of the total product offering. Revenues forecasted in each period are reduced by related expenses, capital expenditures, the cost of working capital, and an assigned contribution to the core technologies serving as a foundation for the research and development. The discount rates applied to the individual technology's net cash flows ranged from 18% to 24%, depending on the level of risk associated with a particular technology and the current return on investment requirements of the market. These discount rates reflect "risk premiums" of 20% to 60% over the estimated weighted average cost of capital of 15% computed for DCI.

   As discussed above, a portion of the DCI merger consideration premium was allocated to identifiable intangibles and goodwill. The identifiable intangibles consist primarily of developed technologies, customer relationships/tradenames, and assembled workforce. The fair value of the developed technology assets at the date of acquisition was $60 million and represents the aggregate fair value of individually identified technologies that were fully developed at the time of the merger. As with the in-process R&D, the developed technologies were valued using a future income approach, in context of the business enterprise value of DCI. The customer relationships/tradenames and assembled workforce assets were assigned values as of the acquisition date of approximately $21 million and $4 million, respectively.

   Goodwill generated in the merger with DCI has an assigned value of approximately $120 million. As of December 31, 1998, the accumulated amortization related to this goodwill and identifiable intangibles acquired in the merger with DCI was approximately $9.8 million.

   Certain investment funds associated with Bain Capital Funds, the controlling shareholders, were shareholders of DCI prior to the Company's July 1998 merger with of DCI. In conjunction with the merger, the Bain Capital Funds received $22.9 million for the redemption of the DCI common stock they held prior to consummation of the merger.

   In connection with the DCI Merger and related transactions, Celerity Partners, L.L.C. and its affiliates were paid fees and expenses aggregating approximately $1.7 million. Celerity Partners, L.L.C. is the general partner of Celerity Partners I, L.P., which is the managing member of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Circuits, L.L.C., which are each stockholders of Holdings.

   The accompanying unaudited condensed consolidated statements of operations include: (a) the accounts of NTI which was acquired in December 1997, and the effects of the Recapitalization for the year ended December 31, 1997 and (b) the accounts of DCI for the period July 24, 1998 thorugh December 31, 1998. The following unaudited pro forma information for the years ended December 31, 1998 and 1997 presents net sales and net loss before extraordinary item for each of these periods as if these transactions were consummated at the beginning of each period. In addition, the actual results of operations for the year ended December 31, 1998 include a $39 million write-off of acquired in-process research and development related to the merger with DCI. This one-time charge has been excluded from the unaudited pro forma results.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


                                                        Pro Forma    Pro Forma
                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
                                                              (unaudited)
Net Sales.............................................   $261,500     $254,000
Loss Before Extraordinary Item........................   $(16,000)    $(14,000)

   The unaudited pro forma results are not necessarily indicative of the actual results which have been realized had the transactions actually occurred at the beginning of each respective periods.

15. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                              December 31,
                                                         ----------------------
                                                          1996   1997    1998
                                                         ------ ------- -------
CASH PAYMENTS FOR:
  Income taxes.......................................... $7,639 $   --  $ 1,743
                                                         ====== ======= =======
  Interest.............................................. $7,774 $11,552 $25,773
                                                         ====== ======= =======
SUPPLEMENTAL SCHEDULE OF INVESTING AND FINANCING
 ACTIVITIES:
  Capital lease obligations incurred for acquisition of
   property and equipment............................... $6,615 $   646 $ 1,864
                                                         ------ ------- -------
  Value of warrants issued in connection with debt
   financing............................................ $1,300 $ 3,420 $   --
                                                         ------ ------- -------
  Equity issued in mergers and acquisitions (see Note
   14).................................................. $  --  $10,200 $73,246
                                                         ------ ------- -------

Recapitalization--As part of the Recapitalization (see Notes 1, 6 and 11): (i) the existing shareholders of the Pre-Recapitalization Company exchanged their shares of Old Common (recorded value of $8.0 million) for Class A and L common stock (aggregate fair value of $21.9 million), and (ii) certain executives of the Pre-Recapitalization Company exchanged their options to purchase shares of Old Common (recorded value of $5.0 million) for replacement options to purchase Class A and L common stock (aggregate fair value of $5.0 million).

16. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATED FINANCIAL DATA

   Subsequent to the Recapitalization, on November 15, 1997, Dynamic Details, Incorporated, issued $100 million aggregate principal amount of 10% Senior Subordinated Notes due in 2005 (see Note 6). The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Dynamic Details, Incorporated (the "Issuer") and all of its wholly-owned subsidiaries (the "Subsidiary Guarantors"). As the Issuer is a wholly-owned subsidiary of Holdings, the accounts of the Issuer are included in the consolidated financial statements of Holdings.

   The condensed financial data of the Issuer is presented below. Separate financial data of the Subsidiary Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the Notes on a joint and several basis and (ii) the Company's management has determined such separate financial data are not material to investors and believes the condensed financial data of the Issuer presented is more meaningful in understanding the financial position of the Company.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

      SUPPLEMENTAL DYNAMIC DETAILS, INCORPORATED CONDENSED FINANCIAL DATA

                            CONDENSED BALANCE SHEETS

                         December 31, 1997 December 31, 1998 September 30, 1999
                         ----------------- ----------------- ------------------
                                                                (unaudited)
Current assets..........     $  39,357         $ 20,755           $ 23,718
Non-current assets......        58,302          287,619            302,336
                             ---------         --------           --------
  Total assets..........     $  97,659         $308,374           $326,054
                             =========         ========           ========
Current liabilities.....     $  15,507         $ 37,372           $ 57,414
Non-current
 liabilities............       218,700          348,950            350,820
                             ---------         --------           --------
  Total liabilities.....     $ 234,207         $386,322           $408,234
                             ---------         --------           --------
  Total stockholders'
   deficit..............     $(136,548)        $(77,948)          $(82,180)
                             ---------         --------           --------
  Total liabilities and
   stockholders'
   deficit..............     $  97,659         $308,374           $326,054
                             =========         ========           ========

                       CONDENSED STATEMENTS OF OPERATIONS

                                          Year Ended       Nine Months Ended
                                         December 31,        September 30,
                                       ------------------  ------------------
                                         1997      1998      1998      1999
                                       --------  --------  --------  --------
                                                              (unaudited)
Net sales............................. $ 77,988  $ 83,560  $ 62,945  $ 70,825
Cost of sales.........................   37,929    43,759    31,650    37,341
                                       --------  --------  --------  --------
Gross profit..........................   40,059    39,801    31,295    33,484
Operating expenses....................   42,770     9,682     7,160     9,646
                                       --------  --------  --------  --------
Income (loss) from operations.........   (2,711)   30,119    24,135    23,838
Interest expense, net.................  (17,738)  (27,216)  (18,437)  (24,367)
                                       --------  --------  --------  --------
Income (loss) before taxes and
 extraordinary loss...................  (20,449)    2,903     5,698      (529)
Income tax benefit (expense)..........    8,030       280    (1,756)      149
                                       --------  --------  --------  --------
Income (loss) before extraordinary
 loss.................................  (12,419)    3,183     3,942      (380)
Extraordinary loss, net of income tax
 benefit..............................   (1,588)   (2,414)   (2,297)      --
Equity in loss of subsidiaries........      (77)  (46,714)     (325)   (5,371)
                                       --------  --------  --------  --------
  Net income (loss)................... $(14,084) $(45,945) $  1,320  $ (5,751)
                                       ========  ========  ========  ========

17. SUBSEQUENT EVENT

   In December 1999, management and the Company's Board of Directors approved a plan to consolidate Colorado Springs facility. The plan will result in the consolidation of the Colorado Springs operations principally into the Company's Texas operation. This consolidation provides an opportunity to more effectively deploy certain manufacturing assets. The Company anticipates that the closure of the facility will result in non-recurring fourth-quarter charges of approximately $7 million, consisting of $4.5 million for severance and exit costs and $2.5 million related to the disposition of net property, plant and equipment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

   To the Board of Directors and Shareholders
   Dynamic Circuits Inc.:

   We have audited the accompanying consolidated balance sheet of Dynamic Circuits Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' deficit and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Dynamic Circuits Inc. as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

   San Jose, California
   February 20, 1998

                             DYNAMIC CIRCUITS INC.

                           CONSOLIDATED BALANCE SHEET

                                                                  December 31,
                                                                      1997
                                                                  ------------
                             ASSETS
                             ------

Current assets:
  Cash and cash equivalents...................................... $    566,750
  Restricted cash................................................       50,000
  Trade accounts receivable, net of allowance for doubtful
   accounts of $675,103..........................................   21,488,036
  Inventories....................................................    9,163,985
  Prepaid expenses and other current assets......................    1,354,762
  Deferred taxes.................................................      961,629
                                                                  ------------
    Total current assets.........................................   33,585,162
                                                                  ------------
Property and equipment, net......................................   20,113,740
Other assets.....................................................    5,402,292
Goodwill, net....................................................    8,595,050
                                                                  ------------
      Total assets............................................... $ 67,696,244
                                                                  ============

                    LIABILITIES, PUT WARRANTS, MANDATORILY
                    --------------------------------------
                       REDEEMABLE PREFERRED STOCK, AND
                       -------------------------------
                            SHAREHOLDERS' DEFICIT
                            ---------------------

Current liabilities:
  Book overdraft................................................. $  3,224,677
  Accounts payable...............................................    8,595,700
  Accrued liabilities............................................    5,825,385
  Long-term debt, current portion................................    2,850,000
                                                                  ------------
    Total current liabilities....................................   20,495,762
Long-term debt, net of current portion...........................   64,050,000
                                                                  ------------
    Total liabilities............................................   84,545,762
                                                                  ------------
Commitments and contingencies (Note 8)

Put warrants.....................................................    2,626,406
Mandatorily redeemable preferred stock Authorized:
  Series A:
    Issued and outstanding: 120,000 shares (Liquidation value of
     $12,088,000)................................................   10,506,006
  Series B:
    Issued and outstanding: 124,465 shares (Liquidation value of
     $1,224,650).................................................    1,072,379
                                                                  ------------
                                                                    14,204,791
                                                                  ------------

Common stock, $0.001 par value
  Authorized: 1,000,000 shares
  Issued and outstanding: 53,854 shares..........................           54
Additional paid-in capital.......................................    6,542,512
Note receivable from shareholder.................................     (202,124)
Deferred compensation............................................     (656,888)
Distribution in excess of net book value (see Note 1)............  (36,877,611)
Retained earnings................................................      139,748
                                                                  ------------
    Total shareholders' deficit..................................  (31,054,309)
                                                                  ------------
      Total liabilities, put warrants, mandatorily redeemable
       preferred stock and shareholders' deficit................. $ 67,696,244
                                                                  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      Six Months Ended June
                           Year Ended December 31,             30,
                           ------------------------  ------------------------
                              1996         1997         1997         1998
                           -----------  -----------  -----------  -----------
                                                           (unaudited)
Sales..................... $51,431,668  $86,098,472  $33,027,588  $77,220,707
Cost of sales.............  28,069,279   54,201,347   18,800,664   54,232,387
                           -----------  -----------  -----------  -----------
  Gross profit............  23,362,389   31,897,125   14,226,924   22,988,320
                           -----------  -----------  -----------  -----------
Operating expenses:
  Sales and marketing.....   2,349,327    4,431,214    2,346,215    4,704,663
  General and
   administrative.........   8,659,053   13,839,364    5,108,248    6,270,853
  Non-recurring charges...   4,441,352          --           --           --
                           -----------  -----------  -----------  -----------
                            15,449,732   18,270,578    7,454,463   10,975,516
                           -----------  -----------  -----------  -----------
  Operating income........   7,912,657   13,626,547    6,772,461   12,012,804
Other income..............         --        63,151       55,608      176,045
Interest expense, net.....  (1,455,740)  (3,872,450)  (1,585,356)  (3,138,375)
                           -----------  -----------  -----------  -----------
  Income before taxes and
   extraordinary item.....   6,456,917    9,817,248    5,242,713    9,050,474
Income tax expense........   1,416,577    4,112,315    2,206,903    4,280,782
                           -----------  -----------  -----------  -----------
Income before
 extraordinary item.......   5,040,340    5,704,933    3,035,810    4,769,692
Extraordinary gain (loss)
 on retirement of debt,
 net of tax...............         --      (633,013)         --           --
                           -----------  -----------  -----------  -----------
Net income before
 accretion................   5,040,340    5,071,920    3,035,810    4,769,692
Accretion of mandatorily
 redeemable preferred
 stock and put warrants...     536,000    2,800,318    1,042,723    2,584,269
                           -----------  -----------  -----------  -----------
Net income available to
 common shareholders...... $ 4,504,340  $ 2,271,602  $ 1,993,087  $ 2,185,423
                           ===========  ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
 For the years ended December 31, 1997 and 1996, and the six months ended June
                                   30, 1998

                                                            Notes                  Distribution    Retained
                           Common Stock      Additional  Receivable                 in Excess      Earnings    Shareholders'
                        -------------------   Paid-In       from       Deferred       of Net     (Accumulated)    Equity
                         Shares    Amount     Capital    Shareholder Compensation   Book Value     (Deficit)     (Deficit)
                        --------  ---------  ----------  ----------- ------------  ------------  ------------- -------------
Balances, January 1,
1996..................   202,750  $ 534,593  $      --    $ (22,230) $       --    $        --    $ 6,820,112  $  7,332,475
 Options exercised....     2,962     14,810         --          --           --             --            --         14,810
 Shareholder
 distribution to
 common stockholders..       --         --          --          --           --             --     (5,186,411)   (5,186,411)
 Compensation expense
 relating to
 redemption of
 outstanding option
 for cash.............       --         --      308,219         --           --             --            --        308,219
 Compensation expense
 relating to transfer
 of shares to
 employees............       --         --    1,049,910         --           --             --            --      1,049,910
 Deferred compensation
 related to stock
 option grants........       --         --    2,056,478         --    (2,056,478)           --            --            --
 Amortization of
 deferred
 compensation.........       --         --          --          --     1,358,541            --            --      1,358,541
 Repayment of
 shareholder note.....       --         --          --       22,230          --             --            --         22,230
 Issuance of common
 stock................    15,482     34,654   2,222,734         --           --             --            --      2,257,388
 Recapitalization and
 distribution to
 shareholders.........  (170,911)  (584,007)   (265,735)        --           --     (36,877,611)   (8,269,895)  (45,997,248)
 Accretion of
 mandatorily
 redeemable preferred
 stock................       --         --          --          --           --             --       (536,000)     (536,000)
 Net income...........       --         --          --          --           --             --      5,040,340     5,040,340
                        --------  ---------  ----------   ---------  -----------   ------------   -----------  ------------
Balances, December 31,
1996..................    50,283         50   5,371,606         --      (697,937)   (36,877,611)   (2,131,854)  (34,335,746)
 Options exercised....     1,480          1       7,399         --           --             --            --          7,400
 Deferred
 compensation.........       --         --      198,237         --      (198,237)           --            --            --
 Amortization of
 deferred
 compensation.........       --         --          --          --       239,286            --            --        239,286
 Issuance of common
 stock in connection
 with acquisition of
 Cuplex...............     1,314          2     763,147         --           --             --            --        763,149
 Issuance of
 restricted stock.....       777          1     202,123    (202,124)         --             --            --            --
 Accretion and
 dividends on
 mandatorily
 redeemable preferred
 stock................       --         --          --          --           --             --     (1,812,912)   (1,812,912)
 Accretion of put
 warrants.............       --         --          --          --           --             --       (987,406)     (987,406)
 Net income...........       --         --          --          --           --             --      5,071,920     5,071,920
                        --------  ---------  ----------   ---------  -----------   ------------   -----------  ------------
Balances, December 31,
1997..................    53,854         54   6,542,512    (202,124)    (656,888)   (36,877,611)      139,748   (31,054,309)
 Amortization of
 deferred compensation
 (unaudited)..........       --         --          --          --       114,492            --            --        114,492
 Options exercised
 (unaudited)..........     1,496          1   1,289,991         --           --             --            --      1,289,992
 Accretion of
 mandatorily
 redeemable preferred
 stock (unaudited)....       --         --          --          --           --             --       (872,904)     (872,904)
 Accretion of put
 warrants
 (unaudited)..........       --         --          --          --           --             --     (1,711,364)   (1,711,364)
 Net income
 (unaudited)..........       --         --          --          --           --             --      4,769,692     4,769,692
                        --------  ---------  ----------   ---------  -----------   ------------   -----------  ------------
Balance, June 30, 1998
(unaudited)...........    55,350  $      55  $7,832,503   $(202,124) $  (542,396)  $(36,877,611)  $ 2,325,172  $(27,464,401)
                        ========  =========  ==========   =========  ===========   ============   ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                            Year Ended December 31,           June 30,
                           --------------------------  ------------------------
                               1996          1997         1997         1998
                           ------------  ------------  -----------  -----------
                                                             (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income..............  $  5,040,340  $  5,071,920  $ 3,035,810  $ 4,769,692
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation..........     2,128,500     3,510,940    1,222,474    2,527,972
   Amortization..........        84,333       388,816      117,639      614,479
   Allowance for
    (recovery of)
    doubtful accounts....        (5,923)      235,051      363,096      142,072
   Allowance for
    (recovery of) excess
    and obsolete
    inventory............           --        (76,090)         --           --
   Deferred compensation
    expense..............     2,716,670       239,286      124,794      114,492
   Gain on disposal of
    fixed asset..........           --        (47,123)     (47,123)         --
   Extraordinary loss,
    gross................           --      1,055,023          --           --
 Changes in current
  assets and
  liabilities:
   Accounts receivable...    (2,053,180)   (2,696,804)  (2,682,898)     234,191
   Inventories...........      (219,767)       58,031     (100,000)  (1,307,172)
   Prepaid expenses and
    other assets.........       (65,987)   (1,706,091)    (611,679)     865,903
   Deferred taxes........      (359,285)     (364,568)         --           --
   Book overdrafts.......           --      2,524,984       84,051   (3,224,677)
   Accounts payable......       (30,700)   (3,809,862)       3,647      293,415
   Accrued liabilities...       903,339     1,188,639      175,293      506,447
                           ------------  ------------  -----------  -----------
     Net cash provided by
      operating
      activities.........     8,138,340     5,572,152    1,685,104    5,536,814
                           ------------  ------------  -----------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Acquisition of property
  and equipment..........    (3,135,662)   (6,523,064)  (3,782,823)  (3,465,141)
 Disposal of property
  and equipment..........           --        193,544      193,544          --
 Acquisition of other
  assets.................      (115,300)          --      (116,465)     675,364
 Acquisition of
  subsidiary, net of
  cash acquired..........           --    (28,902,494)         --      (660,000)
                           ------------  ------------  -----------  -----------
     Net cash used in
      investing
      activities.........    (3,250,962)  (35,232,014)  (3,705,744)  (3,449,777)
                           ------------  ------------  -----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Increase in restricted
  cash...................           --        (50,000)     (50,000)         --
 Proceeds from issuance
  of mandatorily
  redeemable preferred
  stock..................    11,000,400           --           --           --
 Proceeds from issuance
  of put warrants, net
  of issuance costs......       714,600           --           --           --
 Proceeds from issuance
  of common stock........     2,272,198         7,400    3,700,000      857,508
 Distribution to
  shareholders...........    (5,186,411)          --           --           --
 Proceeds from long-term
  debt...................    35,100,000    67,400,000   (1,750,000)     200,000
 Repayment of notes
  payable, long-term
  debt and capital
  leases.................    (4,930,602)  (33,712,492)         --    (1,175,000)
 Proceeds from repayment
  of shareholder note....        22,230           --           --           --
 Distribution relating
  to reorganization......   (45,577,611)          --           --           --
 Payment of financing
  costs..................    (1,304,000)   (1,639,127)         --    (1,187,500)
 Dividends on
  mandatorily redeemable
  preferred stock........           --     (1,904,480)         --      (688,000)
                           ------------  ------------  -----------  -----------
     Net cash provided by
      (used in) financing
      activities.........    (7,889,196)   30,101,301    1,900,000   (1,992,992)
                           ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash.................    (3,001,818)      441,439     (120,640)      94,045
Cash and cash
 equivalents, beginning
 of period...............     3,127,129       125,311      125,311      566,750
                           ------------  ------------  -----------  -----------
Cash and cash
 equivalents, end of
 period..................  $    125,311  $    566,750  $     4,671  $   660,795
                           ============  ============  ===========  ===========
Supplemental cash flows
 information
 Cash payments for:
   Interest..............  $  1,455,740  $  3,619,625
   Taxes.................  $  1,066,640  $  6,096,000
Supplemental disclosure
 of noncash transactions:
 Shares of common stock
  issued in exchange for
  note...................  $        --   $    202,124
 Accretion of
  mandatorily redeemable
  preferred stock........  $    536,000  $  1,812,912
 Accretion of put
  warrants...............  $        --   $    987,406
 Adjustment to common
  stock purchase price...  $   $419,637  $        --
 Issuance of shares for
  the acquisition of
  Cuplex.................  $        --   $    763,149
 Issuance of mandatorily
  redeemable Series B
  preferred stock for
  the acquisition of
  Cuplex.................  $        --   $  1,057,953

  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Dynamic Circuits Inc. (DCI) manufactures double-sided and multi-layer printed circuit boards to customer specifications and drawings. The Company's fiscal year-end is December 31.

 Recapitalization:

   In August 1996 DCI formed a subsidiary, Dynamic Circuits Inc., a Delaware Corporation (the "Company"). On August 19, 1996, DCI effected a reincorporation merger (the "merger") with the Company, with the Company surviving the merger. Contemporaneous with the merger, the Company redeemed 170,911 shares of common stock and 4,557 options to purchase common stock at a total cost of $45,997,248. Additionally, 8,553 shares of common stock were issued to an un-related party for a purchase price of $2,222,743. In connection with the transaction the Company issued 120,000 shares of mandatorily redeemable preferred stock, and warrants to purchase 15,392 shares of common stock for $12,000,000, of which $10,076,000 was allocated to mandatorily redeemable preferred stock and $1,924,000 was allocated to warrants. In addition, the Company borrowed $35,100,000 under a term loan.

   The transaction was accounted for as a recapitalization, and accordingly, no change in the accounting basis of DCI's assets was made in the accompanying financial statements. The amount paid to the stockholders of DCI of $45,997,248 exceeded DCI's net assets of approximately $9,119,637 on the date of the transaction by $36,877,611. This amount was recorded as a distribution in excess of net book value.

 Principles of Consolidation:

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned operating subsidiary Cuplex, Inc. ("Cuplex") since its acquisition on October 7, 1997 and its 80% owned subsidiary DCI/Design Plus L.L.C. ("DCI/Design Plus") since its acquisition on June 24, 1998. All significant intercompany balances and transactions have been eliminated in consolidation.

 Unaudited Interim Information:

   The financial information presented as of and for the periods ending June 30, 1998 and 1997 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to financial statements related to the interim period is also unaudited.

 Revenue Recognition:

   The Company recognizes revenue upon product shipment.

 Use of Estimates:

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continued existence of the Company. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Inventories:

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

                             DYNAMIC CIRCUITS INC.

 Property and Equipment:

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization is calculated using the declining balance method over the assets' useful life.

   When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization are removed and a gain or loss is recognized in operations. Maintenance, repairs and minor expenditures are expensed as incurred.

 Intangible Assets:

   Goodwill recorded in connection with the acquisition of Cuplex (see Note 2) is amortized on a straight-line basis over 25 years. Debt financing costs are amortized using the sum of the digits method over the term of the related loans. Goodwill amortization amounted to $78,897 for the year ended December 31, 1997 and $614,479 for the six months ended June 30, 1998 (unaudited). The Company periodically evaluates the recoverability of goodwill based upon estimated discounted cash flows from the acquired business.

 Income Taxes:

   The Company is organized as a Delaware corporation. Subsequent to the merger, the Company accounts for taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Prior to the merger, the Company was organized as a California Subchapter S corporation and as such was not a tax paying entity for federal income tax purposes, but was required to pay the state of California a reduced rate based on taxable income.

 Concentration of Credit Risk:

   The Company sells printed circuit boards to customers in a wide variety of industries. The Company's customers are geographically dispersed throughout the United States. As of December 31, 1997, the Company's cash and cash equivalents were maintained with two financial institutions.

 Financial Instruments:

   The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

   Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities are considered to approximate fair value primarily due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long term debt, and mandatorily redeemable preferred stock approximate fair value.

 Current Liabilities:

   Under the Company's cash management program, which includes a controlled disbursement account, checks issued but not presented to banks may result in overdraft balances for accounting purposes and are classified as "Book overdrafts" in the Balance Sheet.

 Stock Split:

   In January 1998, the stockholders approved an increase in the Company's authorized shares of common stock to nine million concurrently with a one-hundred-for-one stock split. All shares, common stock and capital in excess of par value have been restated to reflect the effect of this split.

                             DYNAMIC CIRCUITS INC.

 Recent Accounting Pronouncements:

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for fiscal years beginning after December 15, 1997, with reclassification of earlier financial statements for comparative purposes. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments or contributions by shareholders. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement to materially impact the Company's results of operations.

   In June 1997, The Financial Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for fiscal years beginning after December 15, 1997, and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.

2. ACQUISITIONS:

 Cuplex:

   On October 9, 1997, the Company completed the acquisition of Cuplex Inc., a Delaware corporation, for a purchase price of $12,470,000. Cuplex, located in Garland, Texas, with facilities in Dallas and Garland, TX, and in Marlboro, MA, fabricates advanced high-density multilayer boards and assembles high-density backpanel and electromechanical systems. The transaction has been accounted for as a purchase and therefore the results of Cuplex's operations for the period subsequent to the acquisition date to December 31, 1997 have been included in the Company's results of operations for the year ended December 31, 1997.

   Consideration for the acquisition was allocated as follows:

   Cash consideration paid....................................... $ 12,470,000
   Repayment of debt on acquisition..............................   15,498,118
   Acquisition costs.............................................      934,376
   Issuance of common stock......................................      763,149
   Issuance of Series B mandatorily redeemable Preferred Stock...    1,057,953
   Fair value of assets acquired.................................   (6,551,531)
   Debt assumed on acquisition...................................  (15,498,118)
                                                                  ------------
   Goodwill...................................................... $  8,673,947
                                                                  ============

 Pro forma information (unaudited)

   If the acquisition had occurred on January 1, 1997, the results of operation of the Company would have been as follows:

   Revenue........................................................ $145,498,000
                                                                   ============
   Income before taxes and extraordinary item..................... $ 12,229,000
                                                                   ============
   Net income..................................................... $  6,613,000
                                                                   ============

                             DYNAMIC CIRCUITS INC.

 DCI/Design Plus:

   On June 24, 1998, the Company acquired 80% of a newly formed Company, DCI/Design Plus. Coincident with the acquisition, Design Plus, a sole proprietorship which was engaged in printed circuit board design, contributed all of its assets to DCI/Design Plus for consideration of $660,000 and a 20% interest in DCI/Design Plus. Goodwill of $533,182 arose on this transaction.

3. INVENTORIES:

   Inventories consist of the following at December 31, 1997:

   Raw materials.................................................. $  6,077,870
   Work in progress...............................................    2,291,565
   Finished goods.................................................      794,550
                                                                   ------------
                                                                   $  9,163,985
                                                                   ============

4. PROPERTY AND EQUIPMENT:

   Property and equipment consist of the following at December 31, 1997:

   Machinery and equipment........................................ $ 30,944,815
   Land...........................................................    2,234,759
   Building.......................................................    3,379,047
   Computer hardware and software.................................    2,079,499
   Leasehold improvements.........................................    2,125,556
   Furniture and fixtures.........................................      765,075
   Transportation equipment.......................................      142,240
   Waste treatment equipment......................................      941,509
                                                                   ------------
                                                                     42,612,500
   Less accumulated depreciation and amortization.................  (22,498,760)
                                                                   ------------
                                                                   $ 20,113,740
                                                                   ============

   Depreciation expense amounted to $3,510,940 and $2,128,500 for the years ended December 31, 1997 and 1996, respectively and $1,222,474 and $2,527,972 for the six months ended June 30, 1998 and 1997, respectively.

5. EXTRAORDINARY ITEMS:

 Early Extinguishment of Debt:

   In October 1997, in connection with the acquisition of Cuplex, the Company entered into a new credit agreement to retire its outstanding term and revolving credit loans (total of $33,125,000 at December 31, 1996). The transaction constituted an early retirement of debt, and accordingly the write-off of unamortized debt financing costs was accounted for as an extraordinary charge.

                             DYNAMIC CIRCUITS INC.

6. CREDIT AGREEMENT:

 Long Term Debt:

   The Company, in connection with the acquisition of Cuplex, entered into a Credit Agreement which provided for an A term loan facility of $30,000,000, a B term loan facility of $35,000,000, a revolving loan facility of up to $30,000,000. The Credit Agreement is collateralized by all assets of the Company and all outstanding stock of its Subsidiary. The Credit Agreement also has various restrictive covenants which limit the Company's ability to incur debt or grant a security interest in its assets, dispose of assets, merge, or consolidate with another entity, make capital expenditures, enter into operating leases, or issue or dispose of the Company's capital stock. The Company is required to meet certain minimum consolidated EBITDA (earnings before interest, income taxes, depreciation and amortization expense as defined in the agreement) and financial ratio requirements.

   Borrowings under the Credit Agreement as of December 31, 1997 are summarized as follows:

   A Term Loan..................................................... $29,500,000
   B Term Loan.....................................................  35,000,000
   Revolving Loan..................................................   2,400,000
                                                                    -----------
                                                                     66,900,000
   Less current portion............................................  (2,850,000)
                                                                    -----------
                                                                    $64,050,000
                                                                    ===========

 A Term Loan:

   The A term loan bears interest at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.25% or 2.25%, respectively, per annum (8.1875% at December 31, 1997). The loan is due on September 30, 2002 and is payable in quarterly installments for principal beginning December 31, 1997. Interest is due monthly. Quarterly installments are $500,000 for quarters one through four, $1,000,000 for quarters five through eight, $1,500,000 for quarters nine through twelve, $2,000,000 for quarters thirteen through sixteen and $2,500,000 for quarters seventeen through twenty. In addition, subject to certain conditions, the Credit Agreement permits optional prepayments without premium or penalty.

 B Term Loan:

   The B term loan bears interest at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.50% or 2.25%, respectively, per annum (8.4375% at December 31, 1997). The loan is due on September 30, 2002 and is payable in quarterly installments for principal beginning March 31, 1998. Interest is due monthly. Quarterly installments are $87,500 for quarters one through twenty, $11,083,333 for quarters twenty-one and twenty-two and $11,083,334 for quarter twenty-three. In addition, subject to certain conditions, the Credit Agreement permits optional prepayments without premium or penalty.

 Revolving Loan:

   The revolving loan facility permits borrowings up to $30,000,000 at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.25% or 2.25%, respectively, per annum (9.75% at December 31, 1997). Its collateral arrangements are the same as the A and B term loans and it matures on September 30, 2002. Interest on borrowings under the revolving loan facility is payable quarterly with mandatory principal payments to the extent that Borrowings, as defined in the agreement, exceed the Total Revolving Loan Commitment, as defined in the agreement. As of December 31, 1997, $2,400,000 was outstanding under the revolving loan facility.

                             DYNAMIC CIRCUITS INC.

   Future minimum principal payments under the credit agreement are summarized as follows:

     Year Ending December 31,
     ------------------------
     1998......................................................... $ 2,850,000
     1999.........................................................   4,850,000
     2000.........................................................   6,850,000
     2001.........................................................   8,850,000
     2002.........................................................   7,850,000
     Thereafter...................................................  35,650,000
                                                                   -----------
                                                                   $66,900,000
                                                                   ===========

   Under the Credit Agreement, the Company has committed to pay annual fees of $75,000 and facility fees of $593,500 on January 1, 1998 and April 1, 1998, provided that the debt has not been refinanced.

7. SHAREHOLDERS EQUITY:

 Preferred Stock Series A:

   In connection with the merger the Company issued shares of Series A preferred stock on August 19, 1996. Each share is entitled to a $12 per annum dividend, which is payable quarterly, in arrears and is cumulative in nature. Unpaid dividends accrue at 12% per annum until September 1, 1999 after which a penalty accrual rate applies. Unpaid dividends rank in preference over those of common shares. The shares of preferred stock have a liquidation preference of $100 per share plus accrued but unpaid dividends.

   The Company may redeem shares of preferred stock at any time after appropriate notice and must redeem all shares of preferred stock by December 31, 2003. In both cases the redemption value is the liquidation preference plus any accrued and unpaid dividends.

   The holders of Series A preferred stock do not have voting rights except in the event of Series A preferred stock not being redeemed by December 31, 2003. In addition, the consent of the holders of at least 51% of Series A preferred stock is required for certain changes to the Company's capital structure or raising of additional debt finance.

 Preferred Stock Series B:

   In connection with acquisition of Cuplex, the Company issued shares of Series B preferred stock. Each share is entitled to a $0.90 per annum dividend, which is payable quarterly, in arrears if and when declared by the Board of Directors. Unpaid dividends rank in preference over those of common shares. The shares of preferred stock have a liquidation preference of $10 per share plus accrued and unpaid dividends.

   The Company may redeem shares of preferred stock at any time after appropriate notice and must redeem all shares of preferred stock by October 9, 2000. In both cases the redemption value is the liquidation preference plus accrued and unpaid dividends.

   The holders of Series B preferred stock do not have any voting rights.

 Warrants:

   The Company granted warrants to holders of Series A preferred stock to purchase common stock as part of the merger on August 19, 1996. Each warrant entitles the holder to receive from the Company a fully paid common share after payment of the warrant exercise price of $0.01. The warrant holder may at any time after

                             DYNAMIC CIRCUITS INC.

the fifth anniversary of the warrant put them to the Company at fair market value. The put terminates if an Initial Public Offering (IPO) occurs prior to the put date. The Company accretes the carrying value of the put warrants over five years such that the carrying value on the fifth anniversary will be equal to the fair market value of the put on that date. Changes in estimates of the fair market value are accounted for prospectively on the remaining term of the put. Stock warrant activity is as follows:

                                                       Number
                                                         of   Exercise Aggregate
                                                       Shares  Price     Price
                                                       ------ -------- ---------
   Balance, January 1, 1996
   Warrants issued.................................... 15,392  $0.01     $154
                                                       ------  -----     ----
   Balance, December 31, 1996......................... 15,392  $0.01     $154
                                                       ------  -----     ----
   Balance, December 31, 1997......................... 15,392  $0.01     $154
                                                       ======  =====     ====

   The Company has reserved 15,392 shares of common stock for the exercise of warrants.

   Stock Option Plans:

 1996 Stock Option Plan:

   In June 1996, the Company adopted the 1996 Stock Option Plan. Under the plan, options to purchase common stock may be granted to directors, executive officers and other key employees of the Company. The Company has reserved 9,805 shares of common stock for issuance under the Plan, at December 31, 1997. Options generally expire ten years from the date of grant. Options vest over either a four or eight year period. Certain option grants are subject to accelerated vesting based upon the achievement of certain specified performance goals.

   Activity under the 1996 plan is as follows:

                                                    Number   Exercise Aggregate
                                                   of Shares  Price     Price
                                                   --------- -------- ---------
   Balance, December 31, 1995.....................   4,442    $5.00   $ 22,210
     Options granted..............................  13,402    $5.00     67,010
     Options exercised............................  (2,962)   $5.00    (14,810)
     Options redeemed.............................  (4,557)   $5.00    (22,785)
                                                    ------    -----   --------
   Balance, December 31, 1996.....................  10,325    $5.00     51,625
     Options exercised............................  (1,480)   $5.00     (7,400)
                                                    ------    -----   --------
   Balance, December 31, 1997.....................   8,845    $5.00   $ 44,225
                                                    ======    =====   ========

   At December 31, 1997, 3,872 options were exercisable.

                             DYNAMIC CIRCUITS INC.

 1997 Stock Option Plan:

   In August 1997, the Company adopted the 1997 Stock Option Plan. Under the plan, options to purchase common stock may be granted to any executive or other key employee of the Company or of any Subsidiary. The Company has reserved 2,202 shares of common stock for issuance under the Plan. The exercise price shall not be less than 85% of the fair market value, except that the exercise price shall be 110% of the fair market value of such share in the case of any participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries. Options vest over five years and expire ten years from the date of grant.

   Activity under the 1997 stock option plan was as follows:

                                                       Outstanding Options
                                                ----------------------------------
                                                                         Weighted
                                                                          Average
                            Available  Number                  Aggregate   Price
                            for Grant of Shares Exercise Price   Price   per Share
                            --------- --------- -------------- --------- ---------
   Authorized..............   2,202
   Options granted.........  (1,152)    1,152     $425-$500    $561,600    $487
                             ------     -----     ---------    --------    ----
   Balances, December 31,
    1997...................   1,050     1,152     $425-$500    $561,600    $487
                             ======     =====     =========    ========    ====

   At December 31, 1997, 230 options were exercisable.

   Holders of 960 options under the 1997 option plan are entitled to participate in the Company's Cash Bonus Plan. Under the Bonus Plan employees are allocated bonus units which vest on an annual basis over five years. The bonus is only payable in the event of exercise of options to purchase shares of the Company's Common Stock. The Company is accruing for the cost of the Bonus Plan over the vesting period.

   In October 1997, the Company granted 4,102 options at an exercise price of $575 under a new stock option plan. At December 31, 1997, 1,230 such options were exercisable.

   The Company recognized compensation expense of $239,286 and $1,358,541, in 1997 and 1996, respectively, representing the difference between exercise price and the fair market value of options and restricted stock at the date of grant.

   The Company has continued to account for its stock based compensation in accordance with APB 25 and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized under the plans, except for the amounts disclosed in the above paragraph.

   Had compensation cost been determined based on the fair value at the date of grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net income for the years ended December 31, 1997 and 1996 would have been reduced to the pro forma amounts indicated below (in thousands):

                                                                  1996   1997
                                                                 ------ ------
     Net income-as reported..................................... $5,040 $5,072
     Net income-pro forma....................................... $5,037 $5,038

   Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

                             DYNAMIC CIRCUITS INC.

   In accordance with the provisions of SFAS 123, the fair value of each option is estimated using the following assumptions used for option grants during the years ended December 31, 1996 and 1997; dividend yield of 0%, volatility of 0%, risk-free interest rates of between 5.42% and 6.00% at the date of grant and an expected term of three to five years.

   The weighted-average grant date fair value of options were $71.12, $0.75 and $0.30 per option for the years ended December 31, 1997 and 1996, respectively.

   The following table summarizes information about stock options outstanding at December 31, 1997.

                                  Options Outstanding       Options Exercisable
                            ------------------------------- -------------------
                                       Weighted-  Weighted-           Weighted-
                                        Average    Average             Average
             Exercise        Number   Contractual Exercise   Number   Exercise
              Price         of Shares    Life       Price   of Shares   Price
             --------       --------- ----------- --------- --------- ---------
       $5..................   8,845   8.50 years    $  5      3,872     $  5
       $425-$575...........   5,254   9.68 years    $556      1,460     $561
                             ------                           -----
                             14,099   8.94 years    $210      5,332     $157
                             ======                           =====

8. COMMITMENTS AND CONTINGENCIES:

   The Company leases various facilities under non-cancelable operating leases expiring through 2006.

   Total future minimum lease payments under operating leases are as follows:

       Year Ending December 31,
         1998........................................................ $1,275,404
         1999........................................................  1,103,030
         2000........................................................  1,090,084
         2001........................................................  1,084,667
         2002 and thereafter.........................................  1,604,810
                                                                      ----------
                                                                      $6,157,995
                                                                      ==========

   Rent expense amounted to $648,136 and $338,280 for the years ended December 31, 1997 and 1996, respectively.

   The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these matters, if any, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

   The Company's operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage, and disposal of such materials. Compliance with these environmental laws is a major consideration for the Company, and there can be no assurances that environmental laws and regulations will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such laws and regulations.

                             DYNAMIC CIRCUITS INC.

9. INCOME TAXES:

   The provisions for income taxes included the following:

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Federal:
     Current.......................................... $ 1,309,994  $ 3,680,401
     Deferred.........................................    (304,406)    (101,103)
                                                       -----------  -----------
                                                         1,005,588    3,579,298
                                                       -----------  -----------
   State:
     Current..........................................     465,868      631,092
     Deferred.........................................     (54,879)     (98,075)
                                                       -----------  -----------
                                                           410,989      533,017
                                                       -----------  -----------
                                                       $ 1,416,577  $ 4,112,315
                                                       ===========  ===========

   The provision for taxes differed from that expected by applying the basic rate of federal tax due primarily to the change of tax status of the Company as a result of the recapitalization (see Note 1) and that certain transaction related charges are not deductible for tax purposes.

   The significant components of deferred tax assets consist of the following:

                                                                        1997
                                                                     ----------
   Deferred tax assets and liabilities:
     Allowance for doubtful accounts................................ $  269,232
     Receivable from Cumex..........................................    381,150
     Accruals.......................................................    474,386
     State tax......................................................     41,893
     Deferred compensation..........................................    271,705
     Depreciation and amortization..................................   (331,817)
     Inventory reserves.............................................    501,117
     Capital loss...................................................    250,000
     Valuation allowance............................................   (250,000)
                                                                     ----------
       Total........................................................ $1,607,666
                                                                     ==========

   The non-current portion of deferred tax assets, which totaled $646,037 at December 31, 1997, is included in other assets.

   The Company has provided a valuation allowance for its deferred tax assets relating to capital loss to the extent it does not expect such amounts to be realized through taxable income from future operations, or by carrybacks to prior years taxable income.

                             DYNAMIC CIRCUITS INC.

10. RELATED PARTIES:

 Management Fees:

   The Company has an agreement dated August 19, 1996 for financial advisory services with Celerity Partners, L.L.C. (Celerity) and Bain Capital, Inc.
(Bain) who hold a partnership interest in Celerity Circuits L.L.C., the majority shareholder of the Company. The agreement provides for annual management fees of $150,000 to be paid to Celerity and/or Bain for so long as Celerity and/or Bain own, either directly or through an affiliated entity, an equity interest in the Company. The management fees are payable in quarterly installments. The agreement also provides for the reimbursement of certain allowed expenses. In connection with the Recapitalization in 1996 and with entering into the Credit Agreement in 1997, the Company paid specific advisory fees to Celerity and Bain. Management fees and expense reimbursements under the agreements amounted to approximately $359,272 and $78,033, in December 31, 1997 and 1996, respectively. Specific advisory fees amounted to approximately $706,092 and $1,182,033, for the years ended December 31, 1997 and 1996, respectively. The Company is required to pay a management fee of $56,250 per quarter to Celerity and Bain, respectively, effective January 1, 1998.

 Receivable from Related Party:

   In connection with the Acquisition, Cuplex's 50% interest in Cumex SA de CV, a Mexican corporation (Cumex) was sold to certain former shareholders of Cuplex. On October 9, 1997, Cuplex and Cumex signed an Operating Agreement by which Cuplex agrees to provide management and technical services to Cumex. Cumex agrees to provide manufacturing services to Cuplex for a period of two years and a repayment schedule was agreed for the amount due by Cumex to Cuplex. The balance outstanding at October 9, 1997 was $3.2 million. On October 9, 1997, DCI and the shareholders of Cumex entered into an Option Agreement by which it was agreed that DCI could purchase 100% of Cumex until termination of the Operating Agreement.

   On the acquisition of Cuplex the receivable from Cumex was valued at its net present value determined by applying appropriate discount rates. This resulted in an adjustment in the fair value of the receivable of $1.1 million. At December 31, 1997, the gross and net amounts receivable from Cumex are $3.6 million and $2.5 million, respectively. The net amount is included in the Balance Sheet caption other assets.

11. NON-RECURRING CHARGES:

   The non-recurring charges incurred in 1996 as a result of the recapitalization consist of the following:

   Compensation expense............................................. $2,340,593
   Professional and legal fees......................................  2,100,759
                                                                     ----------
                                                                     $4,441,352
                                                                     ==========

12. EMPLOYEE BENEFIT PLANS:

   The Company and its subsidiary have established defined contribution retirement plans that are intended to qualify under Section 401 of the Internal Revenue Code ("the Plan"). The Plans cover substantially all officers and employees of the Company and its subsidiary. Contributions to the Plans are determined at the discretion of the Board of Directors. No contributions were made to the Plans for the years ended December 31, 1997 or 1996.

13. SUBSEQUENT EVENT:

   On July 23, 1998, DDi Holdings Corporation and the Company executed a stock contribution and merger agreement. In connection with this agreement, DDi Holdings Corporation acquired all of the outstanding capital stock of the Company for aggregate merger consideration of approximately $247 million.

                            [DDi LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

   Securities and Exchange Commission Registration fee................. $39,600
   National Association of Securities Dealers, Inc. filing fee.........       *
   Nasdaq National Market listing fee..................................       *
   Printing and engraving expenses.....................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Blue sky fees and expenses..........................................       *
   Transfer agent and Registrar fees...................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
* To be included by amendment.

Item 14. Indemnification of Directors and Officers.

   The Registrant's Delaware Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Delaware By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

   Prior to the consummation of this offering, the Company will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities.

   During the last three years, DDi Corp. has issued the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act"):

     (1) Between October 4 and December 31, 1997, DDi Corp. completed the recapitalization and the NTI acquisition. In connection with these transactions, DDi Corp. issued an aggregate of 1,996,143.5408 shares of Class A common stock and an aggregate of 233,503.6897 shares of Class L common stock to affiliates of Bain Capital, Inc., affiliates of Celerity Partners, L.L.C., affiliates of The Chase Manhattan Corporation, pre-recapitalization shareholders, pre-acquisition NTI shareholders, certain NTI employees and other investors for pre-recapitalization retained shares and an aggregate of approximately $62.4 million.

     (2) DDi Corp. completed the DCI merger on July 23, 1998. In connection with the DCI merger, DDi Corp. issued an aggregate of 1,276,279.1690 shares of Class A common stock and an aggregate of 162,064.5076 shares of Class L common stock to pre-acquisition DCI shareholders in exchange for pre-acquisition shares and vested options for pre-acquisition shares of DCI.

     (3) Between September 30, 1998 and December 31, 1999, DDi Corp. sold an aggregate of 157,804.8675 shares of Class A common stock and an aggregate of 672.0093 shares of Class L common stock to employees and other persons with business relationships to DDi, and to holders of Class A common stock options for an aggregate of approximately $1.0 million.

     (4) Pursuant to employee equity incentive and stock option plans, between October 1997 and December 31, 1999 DDi Corp. issued an aggregate of 352,306.8508 options to purchase Class A common stock and an aggregate of 46,299.5379 options to purchase Class L common stock.

     (5) Affiliates of The Chase Manhattan Corporation were granted Class A and Class L common stock warrants in connection with temporary financing associated with the October 1997 recapitalization.

   All such shares were exempt from registration under the Securities Act of 1933, as Amended, pursuant to (S)4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

   Some of the following exhibits have been previously filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act or the Securities Exchange Act. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference.

  1.1* Form of Underwriting Agreement.
  3.1* Form of DDi Corp. Delaware Articles of Incorporation, as amended.
  3.2* Form of DDi Corp. Delaware Certificate of Incorporation.
  3.3* Form of DDi Corp. Delaware By-laws.
  4.1* Amended and Restated Stockholders Agreement dated as of July 28, 1998.
  4.2* Form of Warrant Agreement dated as of October   , 1997.
  4.3* Amendment to Warrant Agreement dated as of July 17, 1998.
  4.5* Senior Subordinated Credit Agreement and Company Interim Credit
       Agreement dated as of October 28, 1997.
  4.6* Form of certificate representing shares of Common Stock.
  5.1* Opinion of Ropes & Gray.
 10.1  Amended and Restated Recapitalization Agreement dated as of October 4,
       1997. (Previously filed as Exhibit 10.2 to Registration Statement No.
       333-41187, as amended).
 10.2  Stock Contribution and Merger Agreement dated July 23, 1998 by and among
       Details Holding Corp. and Dynamic Circuits Inc. and the Stockholders of
       Dynamic Circuits Inc. (Previously filed as Exhibit 2.1 to Form 8-K dated
       July 23, 1998).
 10.3* Credit Agreement dated as of July 23, 1998, as Amended and Restated as of August 28, 1998, and as further amended by the First Amendment thereto dated March 10, 1999.
 10.4  Details Holdings Corp.--Dynamic Circuits 1996 Stock Option Plan dated as of July 23, 1998. (Previously filed as Exhibit 10.6 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-
       41187 and 333-41211).
 10.5  Details Holdings Corp.--Dynamic Circuits 1997 Stock Options Plan dated as of July 23, 1998. (Previously filed as Exhibit 10.7 to the Annual
       Report on Form 10-K for the fiscal year ended December 31, 1998 File
       No.333-41187 and 333-41211).
 10.6  Details Holdings Corp. Bonus Plan dated as of July 23, 1998. (Previously filed as Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.7  Management Agreement dated October 28, 1997. (Previously filed as
       Exhibit 10.6 to Registration Statement No. 333-41187, as amended).
 10.8* 2000 DDi Corp. Equity Incentive Plan
 10.9  1997 Details, Inc. Equity Incentive Plan. (Previously filed as Exhibit
       10.7 to Registration Statement No. 333-41187, as amended).
 10.10 1996 Employee Stock Option Plan dated December 31, 1996. (Previously filed as Exhibit 10.8 to Registration Statement No. 333-41187, as
       amended).

 10.11 1996 Performance Stock Option Plan dated December 31, 1996. (Previously filed as Exhibit 10.9 to Registration Statement No. 333-41187, as amended).
 10.12 Real Property Master Lease Agreement dated January 1, 1996. (Previously filed as Exhibit 10.4 to Registration Statement No. 333-41187, as amended).
 10.13 Personal Property Master Lease Agreement dated January 1, 1996.
       (Previously filed as Exhibit 10.5 to Registration Statement No. 333-
       41187, as amended).
 10.14 McMaster Employment Agreement dated September 1, 1995, as amended
       October 28, 1997. (Previously filed as Exhibit 10.10 to Registration
       Statement No. 333-41187, as amended).
 10.15 Gisch Employment Agreement dated September 19, 1995 as amended October
       28, 1997. (Previously filed as Exhibit 10.11 to Registration Statement
       No. 333-41187, as amended).
 10.16 Muse Employment Agreement dated September 1, 1995, as amended October
       28, 1997. (Previously filed as Exhibit 10.12 to Registration Statement
       No. 333-41187, as amended).
 10.17 Wright Employment Agreement dated September 1, 1995, as amended October
       28, 1997. (Previously filed as Exhibit 10.13 to Registration Statement
       No. 333-41187, as amended).
 10.18 Dimick Employment Agreement dated July 23, 1998. (Previously filed as
       Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.19 Halvorson Employment Agreement dated July 23, 1998. (Previously filed as
       Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.20 Peters Employment Agreement dated July 23, 1998. (Previously filed as
       Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.21 NTI Stock Purchase Agreement dated December 19, 1997. (Previously filed as Exhibit 10.4 to Registration Statement No. 333-41187, as amended).
 10.22 NTI Real Property Lease Agreement dated as of June 15, 1994. (Previously filed as Exhibit 10.16 to Registration Statement No. 333-41187, as amended).
 10.23 NTI Real Property Lease Agreement dated as of June 15, 1994. (Previously filed as Exhibit 10.17 to Registration Statement No. 333-41187, as amended).
 10.24 NTI Real Property Lease Agreement dated as of June 15, 1994. (Previously filed as Exhibit 10.18 to Registration Statement No. 333-41187, as amended).
 10.25 DCI Real Property Lease Agreement dated as of July 22, 1991. (Previously filed as Exhibit 10.30 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.26 DCI Real Property Lease Agreement dated as of March 20, 1997.
       (Previously filed as Exhibit 10.31 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
       41211).
 10.27 DCI Real Property Lease Agreement dated as of November 12, 1997.
       (Previously filed as Exhibit 10.32 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
       41211).
 10.28 DCI Real Property Lease Agreement dated as of August 18, 1998.
       (Previously filed as Exhibit 10.33 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
       41211).
 10.29 Cuplex Real Property Lease Agreement dated as of April 14, 1998.
       (Previously filed as Exhibit 10.34 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
       41211).
 10.30 Cuplex Real Property Lease Agreement dated as of May 13, 1996.
       (Previously filed as Exhibit 10.35 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
       41211).
 10.31 Cuplex Real Property Lease Agreement dated as of November 2, 1995.
       (Previously filed as Exhibit 10.36 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
       41211).
 10.32 Indenture dated as of November 18, 1997. (Previously filed as Exhibit
       4.1 to Registration Statement No. 333-41187, as amended).

 10.33 Supplemental Indenture dated as of February 10, 1998. (Previously filed as Exhibit 4.2 to Registration Statement No. 333-41187, as amended).
 10.34  Indenture dated as of November 18, 1997. (Previously filed as Exhibit
        4.1 to Registration Statement No. 333-41211).
 10.35* First Supplemental Indenture dated as of July 23, 1998.
 16.1* Letter of McGladrey & Pullen LLP re: change of accountant. (Previously filed as Exhibit 16.1 to Registration Statement No. 333-41187, as amended)
 21.1*  Subsidiaries of the registrant.
 23.1   Consent of PricewaterhouseCoopers LLP regarding DDi Corp.
 23.2   Consent of McGladrey & Pullen LLP.
 23.3   Consent of PricewaterhouseCoopers LLP regarding Dynamic Circuits Inc.
 23.4*  Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
 24.1 Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature page in Part II hereof).
 27.1   DDi Corp. Financial Data Schedule.

--------
* To be filed by amendment.

   (b) Financial Statement Schedules.

   The schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such manner as requested by the underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, DDi Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Anaheim, State of California, on this   day of      , 2000.

                                          DDi Corp.

                                             /s/ Bruce D. McMaster
                                          By:
                                             ----------------------------------
                                          Name: Bruce D. McMaster
                                          Title: President and Chief Executive
                                           Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Bruce D. McMaster and Joseph P. Gisch, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 to be filed by DDi Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                    * * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Bruce D. McMaster            President, Chief Executive  January 28, 2000
______________________________________  Officer (Principal
          Bruce D. McMaster             Executive Officer) and
                                        Director

       /s/ Joseph P. Gisch             Chief Financial Officer     January 28, 2000
______________________________________  (Principal Financial and
           Joseph P. Gisch              Accounting Officer)

      /s/ Charles D. Dimick            Director                    January 28, 2000
______________________________________
          Charles D. Dimick

        /s/ David Dominik              Director                    January 28, 2000
______________________________________
            David Dominik

       /s/ Edward W. Conard            Director                    January 28, 2000
______________________________________
           Edward W. Conard

     /s/ Stephen G. Pagliuca           Director                    January 28, 2000
______________________________________
         Stephen G. Pagliuca

        /s/ Prescott Ashe              Director                    January 28, 2000
______________________________________
            Prescott Ashe

       /s/ Stephen M. Zide             Director                    January 28, 2000
______________________________________
           Stephen M. Zide

        /s/ Mark R. Benham             Director                    January 28, 2000
______________________________________
            Mark R. Benham

     /s/ Christopher Behrens           Director                    January 28, 2000
______________________________________
         Christopher Behrens

   Exhibits:

   Some of the following exhibits have been previously filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act or the Securities Exchange Act. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference.

  1.1* Form of Underwriting Agreement.
  3.1* Form of DDi Corp. Delaware Articles of Incorporation, as amended.
  3.2* Form of DDi Corp. Delaware Certificate of Incorporation.
  3.3* Form of DDi Corp. Delaware By-laws.
  4.1* Amended and Restated Stockholders Agreement dated as of July 28, 1998.
  4.2* Form of Warrant Agreement dated as of October   , 1997.
  4.3* Amendment to Warrant Agreement dated as of July 17, 1998.
  4.5* Senior Subordinated Credit Agreement and Company Interim Credit
       Agreement dated as of October 28, 1997.
  4.6* Form of certificate representing shares of Common Stock.
  5.1* Opinion of Ropes & Gray.
 10.1  Amended and Restated Recapitalization Agreement dated as of October 4,
       1997. (Previously filed as Exhibit 10.2 to Registration Statement No.
       333-41187, as amended).
 10.2  Stock Contribution and Merger Agreement dated July 23, 1998 by and among
       Details Holding Corp. and Dynamic Circuits Inc. and the Stockholders of
       Dynamic Circuits Inc. (Previously filed as Exhibit 2.1 to Form 8-K dated
       July 23, 1998).
 10.3* Credit Agreement dated as of July 23, 1998, as Amended and Restated as of August 28, 1998, and as further amended by the First Amendment thereto dated March 10, 1999.
 10.4  Details Holdings Corp.--Dynamic Circuits 1996 Stock Option Plan dated as of July 23, 1998. (Previously filed as Exhibit 10.6 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-
       41187 and 333-41211).
 10.5  Details Holdings Corp.--Dynamic Circuits 1997 Stock Options Plan dated as of July 23, 1998. (Previously filed as Exhibit 10.7 to the Annual
       Report on Form 10-K for the fiscal year ended December 31, 1998 File
       No.333-41187 and 333-41211).
 10.6  Details Holdings Corp. Bonus Plan dated as of July 23, 1998. (Previously filed as Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.7  Management Agreement dated October 28, 1997. (Previously filed as
       Exhibit 10.6 to Registration Statement No. 333-41187, as amended).
 10.8* 2000 DDi Corp. Equity Incentive Plan
 10.9  1997 Details, Inc. Equity Incentive Plan. (Previously filed as Exhibit
       10.7 to Registration Statement No. 333-41187, as amended).
 10.10 1996 Employee Stock Option Plan dated December 31, 1996. (Previously filed as Exhibit 10.8 to Registration Statement No. 333-41187, as
       amended).
 10.11 1996 Performance Stock Option Plan dated December 31, 1996. (Previously filed as Exhibit 10.9 to Registration Statement No. 333-41187, as
       amended).
 10.12 Real Property Master Lease Agreement dated January 1, 1996. (Previously filed as Exhibit 10.4 to Registration Statement No. 333-41187, as
       amended).
 10.13 Personal Property Master Lease Agreement dated January 1, 1996.
       (Previously filed as Exhibit 10.5 to Registration Statement No. 333-
       41187, as amended).
 10.14 McMaster Employment Agreement dated September 1, 1995, as amended
       October 28, 1997. (Previously filed as Exhibit 10.10 to Registration
       Statement No. 333-41187, as amended).
 10.15 Gisch Employment Agreement dated September 19, 1995 as amended October
       28, 1997. (Previously filed as Exhibit 10.11 to Registration Statement
       No. 333-41187, as amended).

 10.16  Muse Employment Agreement dated September 1, 1995, as amended October
        28, 1997. (Previously filed as Exhibit 10.12 to Registration Statement
        No. 333-41187, as amended).
 10.17  Wright Employment Agreement dated September 1, 1995, as amended October
        28, 1997. (Previously filed as Exhibit 10.13 to Registration Statement
        No. 333-41187, as amended).
 10.18  Dimick Employment Agreement dated July 23, 1998. (Previously filed as
        Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.19 Halvorson Employment Agreement dated July 23, 1998. (Previously filed as Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.20  Peters Employment Agreement dated July 23, 1998. (Previously filed as
        Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No.333-41187 and 333-41211).
 10.21 NTI Stock Purchase Agreement dated December 19, 1997. (Previously filed as Exhibit 10.4 to Registration Statement No. 333-41187, as amended).
 10.22  NTI Real Property Lease Agreement dated as of June 15, 1994.
        (Previously filed as Exhibit 10.16 to Registration Statement No. 333-
        41187, as amended).
 10.23  NTI Real Property Lease Agreement dated as of June 15, 1994.
        (Previously filed as Exhibit 10.17 to Registration Statement No. 333-
        41187, as amended).
 10.24  NTI Real Property Lease Agreement dated as of June 15, 1994.
        (Previously filed as Exhibit 10.18 to Registration Statement No. 333-
        41187, as amended).
 10.25  DCI Real Property Lease Agreement dated as of July 22, 1991.
        (Previously filed as Exhibit 10.30 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.26  DCI Real Property Lease Agreement dated as of March 20, 1997.
        (Previously filed as Exhibit 10.31 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
        41211).
 10.27  DCI Real Property Lease Agreement dated as of November 12, 1997.
        (Previously filed as Exhibit 10.32 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
        41211).
 10.28  DCI Real Property Lease Agreement dated as of August 18, 1998.
        (Previously filed as Exhibit 10.33 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
        41211).
 10.29  Cuplex Real Property Lease Agreement dated as of April 14, 1998.
        (Previously filed as Exhibit 10.34 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
        41211).
 10.30  Cuplex Real Property Lease Agreement dated as of May 13, 1996.
        (Previously filed as Exhibit 10.35 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
        41211).
 10.31  Cuplex Real Property Lease Agreement dated as of November 2, 1995.
        (Previously filed as Exhibit 10.36 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-
        41211).
 10.32  Indenture dated as of November 18, 1997. (Previously filed as Exhibit
        4.1 to Registration Statement No. 333-41187, as amended).
 10.33 Supplemental Indenture dated as of February 10, 1998. (Previously filed as Exhibit 4.2 to Registration Statement No. 333-41187, as amended).
 10.34  Indenture dated as of November 18, 1997. (Previously filed as Exhibit
        4.1 to Registration Statement No. 333-41211).
 10.35* First Supplemental Indenture dated as of July 23, 1998.
 16.1* Letter of McGladrey & Pullen LLP re: change of accountant. (Previously filed as Exhibit 16.1 to Registration Statement No. 333-41187, as amended)
 21.1*  Subsidiaries of the registrant.
 23.1   Consent of PricewaterhouseCoopers LLP regarding DDi Corp.
 23.2   Consent of McGladrey & Pullen LLP.

 23.3  Consent of PricewaterhouseCoopers LLP regarding Dynamic Circuits Inc.
 23.4* Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
 24.1 Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature page in Part II hereof).
 27.1  DDi Corp. Financial Data Schedule.

--------
* To be filed by amendment.